Exhibit 10.1

DATED 1 JUNE 2021

LIBERTY GLOBAL EUROPE 2 LIMITED
and
LIBERTY GLOBAL PLC
and
TELEFONICA O2 HOLDINGS LIMITED
and
TELEFÓNICA, S.A.
and
VMED O2 UK LIMITED

SHAREHOLDERS’ AGREEMENT

Contents
Page

1. DEFINITIONS AND INTERPRETATION	2
2. ESTABLISHMENT OF THE COMPANY	31
3. BUSINESS OF THE COMPANY	32
4. RESERVED MATTERS	32
5. DEADLOCK RESOLUTION	39
6. SHAREHOLDER APPOINTMENTS	38
7. EXECUTIVE MANAGEMENT	42
8. PROCEEDINGS OF THE BOARD	44
9. ACCESS TO INFORMATION AND ACCOUNTS	47
10. BUSINESS PLANS	52
11. DIVIDEND POLICY	52
12. FUNDING AND CASH MANAGEMENT	53
13. TARGET LEVERAGE RATIO	55
14. RESTRICTIONS ON DEALING WITH SHARES	58
15. PERMITTED TRANSFERS	59
16. TRANSFER OF SHARES FOR CONVENIENCE	62
17. DEFAULT	71
18. COMPLETION OF TRANSFERS	75
19. IPO	76
20. EFFECT OF DEED OF ADHERENCE AND DEED OF NOVATION	86
21. PRESCRIBED VALUE	86
22. SHAREHOLDER UNDERTAKINGS	88
23. UNDERTAKINGS BY THE COMPANY	89
24. PROTECTIVE COVENANTS	89
25. TAX MATTERS	94
26. CONFIDENTIALITY	108
27. ANNOUNCEMENTS	110
28. PARENT COMPANY GUARANTEES	111
29. TERMINATION	113
30. LANGUAGE	113
31. ASSIGNMENT	113

32. ENTIRE AGREEMENT	113
33. NOTICES	114
34. REMEDIES AND WAIVERS	116
35. NO PARTNERSHIP OR FIDUCIARY RELATIONSHIP	117
36. COSTS AND EXPENSES	117
37. COUNTERPARTS	117
38. CHOICE OF GOVERNING LAW	117
39. DISPUTE RESOLUTION	117
40. ARBITRATION	118
41. AGENT FOR SERVICE OF PROCESS	119

Schedule 1 The Company
Schedule 2 Form of Deed of Adherence
Schedule 3 Treasury Principles
Schedule 4 Form of Deed of Novation
Schedule 5 Framework Services Agreements Governance

Agreed Form Documents
Articles of Association
Initial Business Plan
Terms of Reference (if applicable)

THIS AGREEMENT is made on 1 June 2021
BETWEEN:
1.    LIBERTY GLOBAL EUROPE 2 LIMITED, a company incorporated under the laws of England and Wales under registered number 08380130 whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (the “Liberty Global Shareholder”);
2.    TELEFONICA O2 HOLDINGS LIMITED, a company incorporated under the laws of England and Wales under registered number 05310128 whose registered office is at 260 Bath Road, Slough, Berkshire, United Kingdom, SL1 4DX (the “Telefónica Shareholder”);
3.    LIBERTY GLOBAL PLC, a company incorporated under the laws of England and Wales under registered number 08379990 whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (the “Liberty Global Guarantor”);
4.    TELEFÓNICA, S.A., a company incorporated under the laws of Spain, with registered office at Gran Via 28, 28013 - Madrid, registered with the Commercial Registry of Madrid under Book 208, Page 1, Sheet M-6164, 946th registration, and holder of Spanish Tax Identification Number (“CIF”) A-28015865 (the “Telefónica Guarantor”, with each of the Telefónica Guarantor and the Liberty Global Guarantor being a “Guarantor” and, together, the “Guarantors”); and
5.    VMED O2 UK LIMITED, a company incorporated under the laws of England and Wales under registered number 12580944 whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (the “Company”).
WHEREAS:
(A)    On 7 May 2020, pursuant to the Contribution Agreement, the Liberty Global Shareholder and the Telefónica Shareholder agreed to combine their respective businesses in the UK within the Company on the terms and subject to the conditions set out in the Contribution Agreement. Further details of the Company (as established in accordance with clause 2 (Establishment of the Company)) are set out in Schedule 1 (The Company).
(B)    The parties have agreed that on and with effect from Completion (as defined below) the Company and the Group is to be owned, controlled, managed and financed on the terms set out in this agreement.
(C)    The Liberty Global Guarantor is the Ultimate Parent of the Liberty Global Shareholder and is willing to guarantee the obligations of the Liberty Global Shareholder under this agreement.
(D)    The Telefónica Guarantor is the Ultimate Parent of the Telefónica Shareholder and is willing to guarantee the obligations of the Telefónica Shareholder under this agreement.
(E)    In consideration of the mutual promises of each of the parties set out herein, the parties agree to enter into this agreement to govern their relationships.

IT IS AGREED as follows:
1.    DEFINITIONS AND INTERPRETATION
1.1    Definitions
In this agreement:

“Accession Agreements”	means each accession agreement entered into in accordance with the Telefónica Services Agreement and the Liberty Global Services Agreement, as the case may be;

“Accounting Period”
means the period commencing on 1 January in any year and ending on 31 December in the same year or such other accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Accounting Policies”
means EU IFRS as at the date of this agreement, as may be adopted, amended or varied by the Company from time to time in accordance with applicable regulations and the provisions of this agreement, including clause 4 (Reserved Matters);

“Acquired Business”	has the meaning set out in clause 24.4(A)(ii) (Protective Covenants);

“Affiliate”
in relation to a body corporate, means:
(i)any other body corporate over which that body corporate has Control;
(ii)any other body corporate which has Control over that body corporate; or
(iii)any other body corporate which is under the Control of a third entity that also Controls that body corporate;

“Agreed Form”
in relation to any document, means that document in a form agreed by the Liberty Global Shareholder and the Telefónica Shareholder and initialled for the purposes of identification by or on behalf of the Liberty Global Shareholder and the Telefónica Shareholder (or such other identification process as agreed between the Shareholders);

“Alternate”	means, in respect of a Director, any other Director or Observer designated as an alternate in accordance with clause 6.4 (Alternates);

“Ancillary Agreement”
means, the Telefónica Services Agreement, the Telefónica RTSA, the Liberty Global Services Agreement, the Liberty Global RTSA, the Accession Agreements, the Reverse Accession Agreements, the Data Processing Agreements, the Liberty Global Surviving Agreements Agreement, the Telefónica Surviving Agreements Agreement, the Liberty Global Surviving Agreements and the Telefónica Surviving Agreements or, if any of those agreements is amended or renewed, such agreement as so amended or renewed;

“Articles of Association”
means the articles of association of the Company in the Agreed Form and adopted in accordance with clause 2(A) (Establishment of the Company) or, if the articles of association of the Company are amended or replaced in accordance with clause 4 (Reserved Matters), the articles of association of the Company as so amended or replaced;

“Associated Person”
means, in relation to a body corporate, the members of its Group and the officers, employees and agents of that body corporate and any member of its Group and any subcontractor or other person who performs services for or on behalf of that body corporate or any of member of its Group;

“Audit Committee”	means the committee established in accordance with clause 8.11 (Standing Committees);

“Auditors”	means the auditors of the Company from time to time;

“Bankers”	has the meaning set out in clause 21(C)(i) (Prescribed Value);

“Beauty Parade”	has the meaning set out in clause 19.1(B) (IPO Notice);

“Board”	means the board of directors of the Company from time to time;

“Breaching Shareholder”	has the meaning set out in clause 28(B) (Parent Company Guarantees);

“Business”
means the business activities described in clause 3 (Business of the Company) or, if the business of the Company is altered in accordance with clause 4 (Reserved Matters), the business of the Company as so altered;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Madrid;

“Business Plan”	means the Initial Business Plan and any subsequent or amended business plan adopted by the Company in accordance with clause 4 (Reserved Matters);

“Call Option Notice”	has the meaning set out in clause 17.2(E)(i) (Default Notice);

“CEO”	means the chief executive officer of the Company;

“Cessation of Rights Notice”	has the meaning set out in clause 17.2(E)(ii) (Default Notice);

“CFO”	means the chief financial officer of the Company;

“Chairman”	means the chairman of the Board;

“Chief Commercial Officer”	means the chief commercial officer (mobile) of the Company;

“Chief Communications and Corporate Affairs Officer”	means the chief communications and corporate affairs officer of the Company;

“Chief Digital Officer”	means the chief digital officer of the Company;

“Chief People and Transformation Officer”	means the chief people and transformation officer of the Company;

“Chief Regulatory Officer”	means the chief regulatory officer of the Company;

“CIO”	means the chief information officer of the Company;

“Company Advisers”	has the meaning set out in clause 19.1(G) (IPO Notice);

“Competing Business”	means a business which carries on a Restricted Business;

“Completion”	has the meaning given to the same term in the Contribution Agreement;

“Confidential Information”	has the meaning set out in clause 26.1 (Confidential Information);

“Contribution Agreement”	means the contribution agreement between, among others, the Liberty Global Shareholder, the Telefónica Shareholder and the Company dated 7 May 2020;

“Control”
in relation to a body corporate (being the “Controlled Person”) means being:
(i)entitled to exercise, or control the exercise (directly or indirectly) of, more than 50 per cent. of the voting power at any general meeting of the shareholders, members or partners or other equity holders of the Controlled Person (and including, in the case of a limited partnership, at a meeting of members or partners or other equity holders of its general partner) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or
(ii)entitled to appoint or remove (directly or indirectly):
(a)directors on the Controlled Person’s board of directors or other governing body (or, in the case of a limited partnership, on the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent. of the voting power at meetings of that board or governing body in respect of all or substantially all matters;
(b)any managing member of such Controlled Person; and/or
(c)in the case of a limited partnership, its general partner;
and “Controls” and “Controlled” shall have a corresponding meaning;

“COO”	means the chief operating officer (TV, Broadband and FMC) of the Company;

“CTIL”	means Cornerstone Telecommunications Infrastructure Limited, a company incorporated under the laws of England and Wales under registered number 08087551;

“CTIL Director”	means a director of CTIL nominated for appointment by the CTIL Shareholder in accordance with clause 6.1(C) of the CTIL Shareholders’ Agreement;

“CTIL Observer”
means a representative of the CTIL Shareholder who is entitled to attend meetings of the board of directors of CTIL and is appointed by the CTIL Shareholder in accordance with clause 6.8(A) of the CTIL Shareholders’ Agreement;

“CTIL Reserved Matter”
means any reserved matter as set out in Schedule 1 (Reserved Matters) of the CTIL Shareholders’ Agreement or any other matter requiring the consent of the CTIL Shareholder pursuant to the terms of the CTIL Shareholders’ Agreement;

“CTIL Shareholder”
means each of O2 Cedar Limited and O2 Networks Limited or any other member of the Company’s Group who holds shares in the capital of CTIL from time to time (or where the context requires the relevant such shareholder designated or nominated as the “Principal Shareholder” in accordance with the CTIL Shareholders’ Agreement);

“CTIL Shareholders’ Agreement”	means the shareholders’ agreement between O2 Cedar Limited, O2 Networks Limited, Vodafone Limited and CTIL dated 7 January 2021;

“CTO”	means the chief technical officer of the Company;

“Data Processing Agreements”
means (i) the data processing agreement pursuant to the Liberty Global Services Agreement entered into by Liberty Global B.V., Virgin Media Limited and the Company on or around the date of this agreement; (ii) the data processing agreement pursuant to the Telefónica Services Agreement entered into by the Telefónica Guarantor, Telefónica UK Limited and the Company on or around the date of this agreement; (iii) the data sharing agreement entered into by the Liberty Global Shareholder, the Telefónica Shareholder, Virgin Media Limited, Telefónica UK Limited and the Company on or around the date of this agreement; (iv) the data processing agreement pursuant to the Telefónica RTSA; and (v) the data processing agreement pursuant to the Liberty Global RTSA;

“Deadlock”	has the meaning set out in clause 5(A) (Deadlock Resolution);

“Deadlock Notice”	has the meaning set out in clause 5(B) (Deadlock Resolution);

“Deed of Adherence”	means a deed of adherence to this agreement to be executed by any transferee of a Share or Shareholder Loan substantially in the form set out in Schedule 2 (Form of Deed of Adherence);

“Deed of Novation”	means a deed of novation in respect of the novation of any Shareholder Loan substantially in the form set out in Schedule 4 (Form of Deed of Novation);

“Default Dispute Notice”	has the meaning set out in clause 17.2(C) (Default Notice);

“Default Notice”	has the meaning set out in clause 17.2(B) (Default Notice);

“Default Period”	has the meaning set out in clause 17.4(B)(i) (Cessation of rights);

“Defaulting Shareholder”	has the meaning set out in clause 17.2(A) (Default Notice);

“Deferral Notice”	has the meaning set out in clause 16.1(C)(i) (Transfer of Shares for convenience);

“Director”	means a director of the Company and unless otherwise stated includes the duly appointed Alternate of such a director;

“Disposal”
in relation to a Share or (where applicable) the creditor position under a Shareholder Loan means:
(i)any sale, assignment or transfer;
(ii)creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance;
(iii)creating any trust or usufruct conferring any interest;
(iv)creating or permitting to subsist any agreement, arrangement or understanding in respect of votes attaching to any Share or the right to receive dividends or interest (as applicable) directly from the Company;
(v)granting an option to acquire that Share or creditor position under a Shareholder Loan (as applicable);
(vi)the assignment of any right to subscribe for or receive a Share or any legal or beneficial interest in a Share;
(vii)any agreement to do any of the above, except an agreement to transfer in compliance with the terms of this agreement; and
(viii)transmission by operation of law;

“Dispute”	has the meaning set out in clause 39 (Dispute Resolution);

“Distributable Amount”
means the maximum amount of cash (if any) on the balance sheet of the Company’s Group determined by reference to the latest consolidated accounts for the Company’s Group for each Quarterly Accounting Period, that if it were distributed by the Company would cause the Leverage Ratio pro forma for that distribution (after deducting an amount of £[     ] and all Restricted Cash from the Net Indebtedness component of such calculation) to be less than [     ]:[     ] (or any greater Leverage Ratio if agreed by both Shareholders) provided that the Distributable Amount shall be deemed to be zero if there is less than £[     ] of cash excluding all Restricted Cash on the balance sheet of the Company’s Group in such accounts;

“Draft Revised Business Plan”	has the meaning set out in clause 10.1 (Business Plans);

“Drag Completion Deadline”
means the date falling 18 months after the date of the Drag Notice or, if any regulatory related Drag Sale Conditions have not been satisfied or waived and the Exiting Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, satisfaction of any such outstanding regulatory related Drag Sale Conditions such that completion of the Drag Sale Offer is likely to occur within three months after such 18 month date and notifies the Non-Exiting Shareholder of such reasonable expectation before the date falling 17 months and 15 calendar days after the date of the Drag Notice, the date falling 21 months after the date of the Drag Notice;

“Drag Notice”	has the meaning set out in clause 16.2(F) (Drag Sale);

“Drag Sale Conditions”	has the meaning set out in clause 16.2(B)(iii) (Drag Sale);

“Drag Sale Offer”	has the meaning set out in clause 16.2(B) (Drag Sale);

“Drag Sale Offeror”	has the meaning set out in clause 16.2(B)(i) (Drag Sale);

“Drag Sale Terms”	has the meaning set out in clause 16.2(B) (Drag Sale);

“EBITDA”
means in relation to any 12 month period ending on the last day of a Quarterly Accounting Period, operating income (expense) of the Company’s Group as adjusted below (without double counting):
(i)plus depreciation;
(ii)plus amortisation;
(iii)plus non-cash stock compensation expenses;
(iv)plus other non-cash impairment charges;
(v)plus one-off reorganisation or restructuring charges;
(vi)plus direct acquisition costs, losses on the sale of operating assets;
(vii)plus any non-cash charges;
(viii)plus any stock based or other equity based compensation expenses;
(ix)plus direct or related acquisition, disposal, recapitalisation, debt incurrence or equity offering costs;
(x)plus any non-recurring, exceptional, extraordinary, one-off or unusual items (including one-off reorganisation and restructuring charges);
(xi)plus all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative);plus the amount of loss on sale of assets or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction and excluding any cost related to these programmes or transactions to the extent included in operating income;
(xii)plus the amount of loss on sale of assets or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction and excluding any cost related to these programmes or transactions to the extent included in operating income;
(xiii)plus any losses attributable to non-controlling interests (being those interests of minority shareholders);
(xiv)plus any loss on equity investments;

(xv)plus any EBITDA (determined mutatis mutandis and excluding the effect of this paragraph (xv)) generated by equity consolidated investments;
(xvi)plus any deferred financing costs written off and premiums paid to extinguish debt early to the extent included in operating income;
(xvii)plus any losses in respect of any derivatives (except opex hedging) to the extent included in operating income;
(xviii)plus tangible or intangible asset impairment charges;
(xix)plus capitalised interest on any Shareholder Loan;
(xx)plus accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with the Relevant Accounting Principles to the extent included in operating income;
(xxi)plus any expense to the extent covered by insurance or indemnity and actually reimbursed;
(xxii)plus any realised and unrealised losses due to changes in the fair value of equity investments;
(xxiii)plus realised losses (to the extent included in operating income) arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to operational cash flows;
(xxiv)plus any up-front installation fees associated with commercial contract installations completed during such period (less any portion of such fees included in earnings);
(xxv)plus earn out payments to the extent such payments are treated as capital payments under the Relevant Accounting Principles;
(xxvi)plus the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with any acquisition, investment or disposal;
(xxvii)plus any charges or costs in relation to any long-term incentive plan or pension or post-retirement benefits schemes;

(xxviii)plus any adjustments required in order to eliminate the impact of the cumulative effect of a change in accounting principles or policies and changes as a result of the adoption or modification of accounting principles or policies to to the extent included in operating income; and
(xxix)plus all costs and expenses recognised in connection with Leases, as reflected in the quarterly financial reporting package prepared in accordance with clause 9.5 (Management accounts) and all as determined in accordance with the Relevant Accounting Principles, subject to the adjustments above;

“Events of Default”	has the meaning set out in clause 17.1(A) (Events of Default);

“Exchange Rate”
means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into pounds sterling or any other relevant currency (as the case may be) on such date as published in the London edition of the Financial Times first published thereafter;

“Executive Management”
means the CEO, the CFO, the CTO, the CIO and the General Counsel and such other individuals determined by the Board to be members of the executive management from time to time or appointed by the Board as members of the executive management pursuant to clause 7 (Executive Management);

“Existing Financial Indebtedness”	means the financial indebtedness of the Company’s Group existing at the date of this agreement;

“Existing Liberty Global Target Group SFA”	has the meaning given to it in the Contribution Agreement;

“Exit Election Notice”	has the meaning set out in clause 16.1(H) (ROFO);

“Exit Notice”	has the meaning set out in clause 16.1(A) (ROFO);

“Exiting Shareholder”	has the meaning set out in clause 16.1(A) (ROFO);

“EU IFRS”	means international accounting standards (as defined in Article 2 of Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards), as adopted by the European Union;

“EU Merger Regulation”	means Council Regulation (EC) No. 139/2004;

“Financial Adviser”	has the meaning set out in clause 19.1(D) (IPO Notice);

“Financial Indebtedness”
means, without double counting, indebtedness in respect of:
(i)money borrowed or raised and debit balances at banks or other financial institutions;
(ii)any bond, note, loan stock, debenture or similar debt instrument;
(iii)Vendor Financing and Related Arrangements;
(iv)obligations under Leases;
(v)acceptance or documentary credit facilities; and
(vi)guarantees in respect of indebtedness of any person falling within any of paragraphs (i) to (v) above, provided that the following shall not be regarded as Financial Indebtedness:
(a)indebtedness which has been cash-collateralised to the extent so cash-collateralised;
(b)any obligations to make payments in relation to earn outs;
(c)any pension obligations or any obligations under employee plans or employment agreements;
(d)receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of an asset securitisation programme or receivables factoring or discounting transaction, or its equivalent in each case, and any related credit support;
(e)any liabilities or payments for assets acquired or services supplied which are deferred other than Vendor Financing and Related Arrangements;
(f)any deposits or prepayments received by any member of the Company’s Group from a customer or subscriber for its service and any other deferred or prepaid revenue;
(g)indebtedness which is in the nature of equity (other than shares which are redeemable by the holder of such shares) or equity derivatives;
(h)any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness;

(i)obligations owed by one member of the Company’s Group to another member of the Company’s Group;
(j)any Shareholder Loan;
(k)mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such hedging arrangements were consummated;
(l)indebtedness attributable to minority interests on a proportionate basis; and
(m)indebtedness attributable to equity investments.

“Framework Services Agreements”	has the meaning given to it in Schedule 5 (Framework Services Agreements Governance);

“General Counsel”	means the general counsel of the Company;

“Group”
in relation to any body corporate, means that body corporate and its Affiliates from time to time, provided that, in relation to a Shareholder, “Group” shall be interpreted to mean the Ultimate Parent of that Shareholder and the Affiliates of that Ultimate Parent (excluding, for the avoidance of doubt, the Company and its Group);

“Group Sale Notice”	has the meaning set out in clause 15.4(C) (Intermediate Holding Company transfers);

“Group Sale Shareholder”	has the meaning set out in clause 15.4(C) (Intermediate Holding Company transfers);

“Hedging Agreement”
means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor or collar (collectively, “Derivative Transactions”), options on Derivative Transactions, any other treasury transaction or any combination of such transactions, entered into with the aim of managing interest rate and currency risk exposure of the Company and its Group;

“Higher Number”	has the meaning set out in clause 21(C)(iii) (Prescribed Value);

“Initial Business Plan”	means the financial plan for the 12 month period ending on 31 December 2021 in the Agreed Form and adopted in accordance with clause 2(I) (Establishment of the Company);

“Initiating Shareholder”	has the meaning set out in clause 19.1(A) (IPO Notice);

“Intermediate Holding Company”	means, in respect of a Shareholder, any holding company of that Shareholder within the chain(s) of holding companies between its Ultimate Parent and the Shareholder (including the Shareholder, but not its Ultimate Parent);

“IPO”	has the meaning set out in clause 19.1(A) (IPO Notice);

“IPO Notice”	has the meaning set out in clause 19.1(A) (IPO Notice);

“IPO Option”	has the meaning set out in clause 19.1(L) (IPO Notice);

“IPO Principles”	has the meaning set out in clause 19.1(I) (IPO Notice);

“IPO Tag Notice”	has the meaning set out in clause 19.1(L) (IPO Notice);

“IPO Venue”	means the Preferred IPO Venue and each of the Secondary IPO Venues;

“JGC Recommendations”	has the meaning set out in clause 19.1(H) (IPO Notice);

“Joint Exit”	has the meaning set out in clause 16.1(A) (ROFO);

“Joint Global Coordinators”	has the meaning set out in clause 19.1(C) (IPO Notice);

“Leases”	means any finance, capital or operating lease;

“Leverage Ratio”	means the ratio of Net Indebtedness to EBITDA;

“Liberty Global Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);

“Liberty Global Competitor”	means Vodafone, BT, Three, Sky, Swisscom, Proximus, NJJ Capital, KPN, eir or any of their respective affiliates or successors;

“Liberty Global Director”
means a Director nominated for appointment by the Liberty Global Shareholder in accordance with clause 6.1(A) (Appointment and removal of Directors) for so long as such person is appointed as a Director;

“Liberty Global GAAP”	means United States generally accepted accounting principles, as applied by the Liberty Global Shareholder’s Group from time to time;

“Liberty Global IFRS”	means EU IFRS as applied by the Liberty Global Shareholder’s Group from time to time;

“Liberty Global Pre-Completion Reorganisation”	has the meaning given to it in the Contribution Agreement;

“Liberty Global Pre-Completion Reorganisation Tax Clearances”
means:
(i)in relation to Step 4B of the Reorganisation Steps Plan, any clearance under section 138 of the Taxation of Chargeable Gains Act 1992 (“TCGA”) that the provisions of section 137 TCGA will not prevent section 135 TCGA from applying in respect of Liberty Global's contribution of the entire issued share capital of Virgin Media Inc. and certain intercompany receivables to the Company in exchange for an issue of shares and the assumption of certain liabilities by the Company;
(ii)in relation to Step 8H of the Reorganisation Steps Plan, any clearance under section 138 TCGA that the provisions of section 137 TCGA will not prevent section 127 TCGA (as applied by section 136 TCGA) from applying in respect of the cancellation of certain shares in the capital of the Company and the repayment of the capital on those shares in full by way of a tripartite transaction whereby (a) the share capital of certain companies are transferred to a new holding company; and (b) the new holding company issues shares to Liberty Global; and any clearance confirming that the conditions of section 80 of the (Irish) Stamp Duty Consolidation Act 1999 have been satisfied in respect of these steps;
(iii)in relation to Step 9 of the Reorganisation Steps Plan, any non-statutory clearance on the application of the substantial shareholding exemption in Schedule 7AC to the TCGA (SSE) obtained in respect of Liberty Global's contribution of the entire issued share capital of Lynx Networks Ltd to the Company in exchange for an issue of shares and, if SSE is not expected to be available in respect of this step, any clearance under section 138 TCGA that the provisions of section 137 TCGA will not prevent section 135 TCGA from applying to this step; and
(iv)any other clearances obtained in connection with the Liberty Global Pre-Completion Reorganisation and which the Telefónica Shareholder agrees (acting reasonably following request from the Liberty Global Shareholder in writing) constitutes such a clearance;

“Liberty Global RTSA”	means the Liberty Global Reverse Framework Services Agreement between the Company and Liberty Global Technology Services B.V. entered into on or around the date of this agreement;

“Liberty Global Services Agreement”	means the framework services agreement between Liberty Global Technology Services B.V. and the Company entered into on or around the date of this agreement;

“Liberty Global Surviving Agreements Agreement”
means the surviving agreements agreement dated on the date of this agreement between Liberty Global Technology Services B.V., the Company and certain members of the Liberty Global Shareholder’s Group and the Company’s Group;

“Liberty Global Surviving Agreements”	has the meaning given to it in the Liberty Global Surviving Agreements Agreement;

“Liberty Global Tax Covenant”	has the meaning given to it in the Contribution Agreement;

“Liberty Global Transferred Group”	means the Liberty Global Target Group (as defined in the Contribution Agreement);

“Listing Document”	means any registration document, prospectus, listing particulars, offering circular or similar document, including any supplement or amendment to any such document;

“Lower Number”	has the meaning set out in clause 21(C)(iii) (Prescribed Value);

“Major Defined Benefit Pension Schemes”
means:
(i)with respect to the Telefónica Transferred Group, the Telefónica UK Pension Plan, and where the context requires, the trustees of that scheme; or
(ii)with respect to the Liberty Global Transferred Group, The National Transcommunications Limited Pension Plan and the ntl 1999 Pension Scheme, and where the context requires, the trustees of those schemes;

“Managing Director (Fixed Network Expansion)”	means the managing director (fixed network expansion) of the Company;

“Managing Director (Business and Wholesale)”	means the managing director (business and wholesale) of the Company;

“Marketable Securities”
means equity securities traded on a recognised stock exchange in Canada, China, Hong Kong, Japan, the UK, the United States or the European Union (or equity securities that will be so traded when issued);

“Marketable Security VWAP”	means, in respect of a Marketable Security, the volume weighted average price of a security of the same class as the Marketable Security calculated over the 20 trading days prior to the relevant date, translated into pounds sterling at the mean average of the daily Exchange Rates over the same period;

“Market Conditions Reason”	means where the Cboe's Volatility Index has been above 40 on any five Business Days in the two month period before the date of the Deferral Notice;

“Marketing Document”	means any announcement, information memoranda, offering memoranda, presentation to investors and/or analysts and any other marketing document;

“MXC Joint Venture”	means MXLG Acquisitions Limited;

“Net Indebtedness”
means Financial Indebtedness (other than Financial Indebtedness which is a contingent obligation) of the Company’s Group minus any cash and cash equivalents on balance sheet of the Company’s Group on the last day of a relevant Quarterly Accounting Period as reflected in the quarterly financial reporting package prepared in accordance with clause 9.5 (Management accounts) and all as determined in accordance with the Relevant Accounting Principles;

“Newco Holdco 5”	means Newco Holdco 5 Limited, a company incorporated under the laws of England and Wales under registered number 13047827 whose registered office is at 500 Brook Drive, Reading, United Kingdom, RG2 6UU;

“Nominated Successor”	means, in respect of the CFO, CTO, CIO or the General Counsel, the individual nominated by both Shareholders from time to time to assume the relevant Executive Management position on an interim basis if such position becomes vacant;

“Non-Breaching Shareholder”	has the meaning set out in clause 28(B) (Parent Company Guarantees);

“Non-Defaulting Shareholder”	has the meaning set out in clause 17.2(A) (Default Notice);

“Non-Exiting Shareholder”	has the meaning set out in clause 16.1(A) (ROFO);

“Non-Group Sale Shareholder”	has the meaning set out in clause 15.4(C) (Intermediate Holding Company transfers);

“Non-Hedged Debt”
means:
(i)the Financial Indebtedness of the Company’s Group originally denominated in any currency other than pounds sterling in which any member of the Company’s Group earns EBITDA (a "Functional Currency") and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into pounds sterling; and
(ii)the Financial Indebtedness of the Company’s Group that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a Functional Currency;

“Observers”	has the meaning set out in clause 8.10 (Observers);

“Original Holder”
in relation to any Permitted Transferee means the Shareholder who made the transfer of the relevant Shares to the Permitted Transferee or, in the case of a series of transfers between Permitted Transferees, the Shareholder who made the initial transfer of the relevant Shares to a Permitted Transferee, and the relevant Shares means the Shares held by the Permitted Transferee or any Shares from which those Shares are derived or by virtue of which those Shares were acquired;

“Pay Television Services”
means services providing television programming by means of a signal to paying subscribers who are provided with consumer premises equipment, and such signal being transmitted over a platform designed and operated for the specific purpose of transmitting such programming signal, including any associated video on demand services to the extent delivered over such platform, but excluding the activities described in clauses 24.1(B)(vii) to 24.1(B)(x) (Non-compete restriction) and excluding, for the avoidance of doubt, any form of over-the-top (OTT) services;

“Percentage Interest”	in respect of any Shareholder, means X/Y expressed as a percentage, where X equals the number of Shares held by such Shareholder and Y equals the total number of Shares in issue;

“Period A”	has the meaning set out in clause 24.4(A)(ii)(b) (Non-compete carve outs for both Shareholders);

“Period B”	has the meaning set out in clause 24.4(A)(ii)(b) (Non-compete carve outs for both Shareholders);

“Permitted Group Sale Disposal”	means a transfer of 50 per cent. or more of the shares in any Intermediate Holding Company where the Relevant JV Revenue represents less than 25 per cent. of the Relevant Holdco Revenue;

“Permitted Indebtedness”
means financial indebtedness of a member of the Company’s Group:
(i)arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by a member of the Company’s Group of its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);
(ii)arising as a result of any cash pooling arrangements in the ordinary course of the Company’s Group’s banking business to which any member of the Company’s Group is a party;
(iii)comprising any deposits or prepayments received by a member of the Company’s Group from a customer or subscriber for its services;
(iv)arising under Vendor Financing and Related Arrangements that have been approved in the 12 month operating budget that forms part of the then current Business Plan;
(v)which is Existing Financial Indebtedness; or
(vi)in addition to financial indebtedness permitted by (i) to (v) above, financial indebtedness in an aggregate amount of £500,000 or less;

“Permitted Security”
means any security interest:
(i)arising by operation of law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Company’s Group and in each case arising or entered into in the ordinary course of business of the relevant member of the Company’s Group;
(ii)which is a lien arising in the ordinary course of business by operation of law or by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 calendar days (or 360 calendar days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided) after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;
(iii)arising in respect of any right of set-off, netting arrangement, title transfer or title retention arrangement which: (A) arises in the ordinary course of business and/or by operation of law; (B) is entered into by any member of the Company’s Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Company’s Group operated on a net balance basis (and any security interests over bank accounts granted in connection therewith); (C) arises in respect of netting or set-off arrangements contained in any Hedging Agreement; (D) is entered into by any member of the Company’s Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Company’s Group; or (E) which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its affiliate), provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;
(iv)arising from any Vendor Financing and Related Arrangements constituting Permitted Indebtedness;
(v)constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Company’s Group in relation to property leased to a member of the Company’s Group;

(vi)over cash deposited as security for the obligations of a member of the Company’s Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Company’s Group;
(vii)arising under or in connection with agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) building; (B) cars; and (C) other operational or other equipment;
(viii)imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the member of the Company’s Group in respect of the same in accordance with the Accounting Policies; or imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the member of the Company’s Group in respect of the same in accordance with the Accounting Policies; or
(ix)in addition to security interests permitted by (i) to (viii) above, any security in respect of assets with an aggregate value of £500,000 or less;

“Permitted Transfer”	means a transfer of Shares or Shareholder Loans in accordance with clause 15.1 (Transfers to Wholly-owned Affiliates);

“Permitted Transferee”	means a body corporate to whom Shares and/or Shareholder Loans are to be or have been transferred in accordance with clause 15.1 (Transfers to Wholly-owned Affiliates);

“Post-Completion Period”	has the meaning set out in clause 25.1 (Tax Matters);

“Pre-Agreed Parameters”	has the meaning set out in clause 19.2(D) (Pre-Agreed Parameters);

“Pre-contractual Statement”	has the meaning set out in clause 32.4 (Meaning of Pre-contractual Statement);

“Preferred IPO Venue”
means the admission of the Shares to the premium listing segment of the Official List of the UK Financial Conduct Authority and to trading on the London Stock Exchange plc’s main market for listed securities;

“Prescribed Value”	in relation to any Shares, means the value of those Shares determined in accordance with clause 21 (Prescribed Value);

“Principal Shareholder”	has the meaning set out in clause 15.8(A) (Shareholders within the same Group);

“Published Price Range”	has the meaning set out in clause 19.1(M)(iii) (IPO Notice);

“Qualifying Competing Business”
means a Competing Business where the consolidated revenue of such Competing Business for the last completed financial year (for which audited accounts are available) represents less than 33 per cent. of the consolidated revenue of the Acquired Business for the last completed financial year, in each case, as derived from the relevant audited accounts;

“Quarterly Accounting Period”
means (i) the period commencing on 1 January in any year and ending on 31 March in the same year, (ii) the period commencing on 1 April in any year and ending on 30 June in the same year, (iii) the period commencing on 1 July in any year and ending on 30 September in the same year and (iv) the period commencing on 1 October in any year and ending on 31 December in the same year or such other quarterly accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Ratings Agency”	means an internationally recognised ratings agency which provides a solicited rating of the financial indebtedness of the Company's Group owed to any third party;

“RCF Banks”
means any bank providing a revolving commitment to the Company’s Group pursuant to its revolving credit facility from time to time and any bank providing greater than £75 million of vendor financing funding lines to the Company’s Group;

“Recapitalisation”	means a Type 1 Recapitalisation or a Type 2 Recapitalisation;

“Receiving Shareholder”	has the meaning set out in clause 19.1(A) (IPO Notice);

“Refinancing”	has the meaning set out in clause 13.8 (Target Leverage Ratio);

“Relevant Accounting Principles”	means the applicable accounting principles from time to time pursuant to which the relevant financial information for the Company’s Group was prepared;

“Relevant Holdco Revenue”
means, in relation to a Permitted Group Sale Disposal, the aggregate revenue of the Intermediate Holding Company and any members of its Group proposed to be included within such transaction (and including the Relevant JV Revenue, provided such Relevant JV Revenue is not counted more than once), as derived from the accounts for the last completed financial year;

“Relevant JV Revenue”	means 50 per cent. of the consolidated revenue of the Company and its Group for the last completed financial year as derived from the latest available audited accounts;

“Relevant Securityholder”	has the meaning set out in clause 14.4(A) (Security over Shares);

“Relevant Security Interest”	has the meaning set out in clause 14.4(A) (Security over Shares);

“Relief”	has the meaning set out in clause 25.40(L) (Tax Matters);

“Remuneration Committee”	means the committee established in accordance with clause 8.11 (Standing Committees);

“Reorganisation Steps Plan”	has the meaning given to it in the Contribution Agreement;

“Requisite Approval”
means the approval of: (x) at least three Liberty Global Directors; and (y) at least three Telefónica Directors on a specific and separate resolution in relation to the relevant Reserved Matter either: (a) at a meeting of the Board duly convened in accordance with clause 8 (Proceedings of the Board); or (b) by means of a resolution in writing in accordance with clause 8 (Proceedings of the Board), or, where the provisions of clause 4.5 (Shareholder right to step in) apply, the approval of both Shareholders given in general meeting or by way of written resolution signed by both Shareholders (and, in all cases, an approval complying with the above requirements that ratifies an earlier action may also constitute a “Requisite Approval”);

“Reserved Matters”	has the meaning set out in clause 4.2(A) (Reserved Matters);

“Restricted Business”	has the meaning set out in clause 24.1(B) (Protective Covenants);

“Restricted Cash”	means restricted cash as determined in accordance with the Accounting Policies;

“Reverse Accession Agreement”	means each accession agreement entered into in accordance with the Telefónica RTSA;

“ROFO Completion Deadline”
means the date falling 18 months after the date on which the Exiting Shareholder and the Non-Exiting Shareholder executed definitive documents to effect the ROFO Transaction in accordance with clause 16.1(F) (ROFO) or, if any regulatory related conditions to the sale and purchase of the ROFO Shares have not been satisfied or waived and the Non-Exiting Shareholder reasonably expects, and is able to provide a reasonable basis for such expectation, completion of the sale and purchase of the ROFO Shares is likely to occur within three months after such 18 month date and notifies the Exiting Shareholder of such reasonable expectation before the date falling 17 months and 15 calendar days after the date on which the Exiting Shareholder accepted the ROFO Offer, the date falling 21 months after the date on which the Exiting Shareholder and the Non-Exiting Shareholder executed definitive documents to effect the ROFO Transaction in accordance with clause 16.1(F) (ROFO);

“ROFO Conditions”	has the meaning set out in clause 16.1(C)(ii)(c) (ROFO);

“ROFO Notice”	has the meaning set out in clause 16.1(C)(ii) (ROFO);

“ROFO Offer”	has the meaning set out in clause 16.1(C)(ii)(c) (ROFO);

“ROFO Shares”	has the meaning set out in clause 16.1(C)(ii) (ROFO);

“ROFO Terms”	has the meaning set out in clause 16.1(C)(ii)(b) (ROFO);

"ROFO Transaction"	has the meaning set out in clause 16.1(F) (ROFO);

“Rules”	has the meaning set out in clause 40.3 (Arbitration);

“SEC”	means the US Securities and Exchange Commission;

“Secondary IPO Venues”	means NASDAQ in the United States and the Euronext Amsterdam in The Netherlands;

“Secondary Shareholder”	has the meaning set out in clause 15.8(A) (Shareholders within the same Group);

“Secondary Liability Claim”	has the meaning set out in clause 25.40(M) (Tax Matters);

“Share VWAP”	means, in respect of a share in either Ultimate Parent, the volume weighted average share price of a share of the same class of the Ultimate Parent of a Shareholder calculated over the 20 trading days prior to the relevant date, translated into pounds sterling at the mean average of the daily Exchange Rates over the same period;

“Shareholder Dispute Matter”
means:
(i)any proposed or actual legal proceedings by any Shareholder Dispute Party against the Company (or any member of its Group) or vice versa; or
(ii)any matter relating to the resolution, or proposed resolution, of a dispute under, or exercising rights in respect of a breach or alleged breach of, any agreement or other arrangement between the Company (or a member of its Group) and a Shareholder Dispute Party;

“Shareholder Dispute Matter Notice”	means a notice in writing issued in connection with a Shareholder Dispute Matter by the Shareholder that is not involved in the Shareholder Dispute Matter;

“Shareholder Dispute Party”	has the meaning set out in clause 8.6(A) (Director's interests);

“Shareholder Loan”	means any loan (not including credit in the ordinary course of trading) from any Shareholder (or any member of that Shareholder’s Group) to the Company (or any member of the Company’s Group);

“Shareholder”	means a holder of Shares from time to time;

“Shares”	means ordinary shares in the capital of the Company;

“Specified Percentage”
means, for the purposes of clause 16.2 (Drag Sale):
(i)10 per cent. where the relevant Exit Notice was issued by the Exiting Shareholder on or after the fifth anniversary of the date of this agreement but before the sixth anniversary of this agreement;
(ii)7.5 per cent. where the relevant Exit Notice was issued by the Exiting Shareholder on or after the sixth anniversary of the date of this agreement but before the seventh anniversary of this agreement; or
(iii)5 per cent. where the relevant Exit Notice was issued by the Exiting Shareholder on or after the seventh anniversary of the date of this agreement;

“Specified Shares”	has the meaning set out in clause 17.2(E)(i) (Default Notice);

“Spin-off Disposal”
means a demerger or spin-off of any Intermediate Holding Company which is Controlled by a Shareholder’s Ultimate Parent, howsoever implemented, pursuant to which such Intermediate Holding Company is transferred to the holders of shares or other equity securities of the relevant Shareholder's Ultimate Parent on a pro rata basis by reference to their respective holdings of the relevant class of share or equity security in the Ultimate Parent before such demerger or spin-off, provided that any such transfer shall be deemed to be pro rata notwithstanding any exclusions, limits or other arrangements made in relation to treasury shares, fractional entitlements, record dates, or otherwise to address any bona fide legal, regulatory or practical considerations;

“Standing Committee”	means any committee established in accordance with clause 8.11 (Standing Committees);

“Target Leverage Ratio”	has the meaning set out in clause 13.2 (Target Leverage Ratio);

“Tax”	means all taxes, levies, duties, contributions, imposts and any charges, deductions or withholdings in the nature of tax, whether direct or indirect, including without limitation taxes on gross or net income, profits or gains, (real estate) transfers, transactions, and taxes on receipts, sales, use, occupation, development, exports, customs, environment, premium, franchise, wage, employment (including social security contributions and any other payroll taxes), asset values, turnover, value added, real estate and personal property and any payment that the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax that the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them or to any incorrect return for any of them, regardless of whether any such taxes, levies, duties, contributions, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority”	means any taxing or other authority (in any jurisdiction) competent to impose, administer or collect any Tax;

“Tax Covenant”	has the meaning given to it in the Contribution Agreement;

“Tax Return”
means all returns, notices, claims, consents, elections and computations relevant to the Tax position of a Group Company (as that term is defined in clause 25 (Tax Matters)), Shareholder or member of a Shareholder's Group (as the context requires);

“Tax Return Period”
means, in relation to any Tax, a period in respect of which a Tax Return or a payment to a Tax Authority is required to be made in relation to a Group Company (as that term is defined in clause 25 (Tax Matters)), Shareholder or member of a Shareholder's Group (as the context requires);

“Telefónica Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);

“Telefónica Competitor”	means Vodafone, BT, Sky, CK Hutchison Group Telecom, Deutsche Telekom, Orange, Telecom Italia, América Móvil or any of their respective affiliates or successors;

“Telefónica Director”	means a Director nominated for appointment by the Telefónica Shareholder in accordance with clause 6.1(B) (Appointment and removal of Directors) for so long as such person is appointed as a Director;

“Telefónica IFRS”	means EU IFRS as applied by the Telefónica Shareholder’s Group from time to time;

“Telefónica Pre-Completion Reorganisation”	has the meaning given to it in the Contribution Agreement;

“Telefónica Pre-Completion Reorganisation Tax Clearances”
any clearances obtained in connection with the Telefónica Pre-Completion Reorganisation and which the Liberty Global Shareholder agrees (acting reasonably following written request from the Telefónica Shareholder in writing) constitutes such a clearance;

“Telefónica RTSA”	means the Telefónica Reverse Framework Services Agreement between the Company and the Telefónica Guarantor entered into on or around the date of this agreement;

“Telefónica Services Agreement”	means the framework services agreement between the Telefónica Guarantor and the Company entered into on or around the date of this agreement;

“Telefónica Surviving Agreements Agreement”
means the surviving agreements agreement dated on the date of this agreement between the Telefónica Guarantor, the Company and certain members of the Telefónica Shareholder’s Group and the Company’s Group;

“Telefónica Surviving Agreements”	has the meaning given in the Telefónica Surviving Agreements Agreement;

“Telefónica Transferred Group”	means the Telefonica Target Group (as defined in the Contribution Agreement);

“Terms of Reference”
means the terms of reference of each of the Audit Committee and the Remuneration Committee in the Agreed Form (or otherwise in a form agreed between the Liberty Global Shareholder and the Telefónica Shareholder as soon as reasonably practicable after the date of this agreement);

“Third Banker”	has the meaning set out in clause 21(C)(i) (Prescribed Value);

“Third Number”	has the meaning set out in clause 21(C)(v)(a) (Prescribed Value);

“Treasury Principles”	means the principles set out in Schedule 3 (Treasury Principles), or, if those principles are amended in accordance with clause 13.15 (Target Leverage Ratio), those principles as so amended;

“Trustees”	means the trustees of the Major Defined Benefit Pension Schemes;

“Type 1 Recapitalisation”	has the meaning set out in clause 13.5(A) (Target Leverage Ratio);

“Type 2 Recapitalisation”	has the meaning set out in clause 13.5(B) (Target Leverage Ratio);

“UK”	means the United Kingdom of Great Britain and Northern Ireland;

“UK Competitor”	means Vodafone, BT, Three, Sky or any of their respective affiliates or successors;

“Ultimate Parent”
in relation to a Shareholder means the person (if any) which is not itself subject to Control but which has Control of that Shareholder, either directly or through one or more Intermediate Holding Companies each of which has Control over the next such entity in the chain, being, as at the date of this agreement, the Liberty Global Guarantor (in the case of the Liberty Global Shareholder) and the Telefónica Guarantor (in the case of the Telefónica Shareholder);

“US GAAP”	means United States generally accepted accounting principles;

“Vendor Financing and Related Arrangements”
means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided, arranged or facilitated by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Company’s Group in connection with such supply of assets and/or services, together with any other financing arrangements in connection with amounts payable to suppliers including pursuant to vendor financing platforms, supply chain financing arrangements or facilities arranged with banks, financial institutions or any other person (including any special purpose vehicle);

“Virgin Media Finance”	means Virgin Media Finance plc;

“Whole Group Disposal”	means, in relation to a Shareholder, the sale by that Shareholder's Ultimate Parent of the business and of all or substantially all of the assets of that Shareholder's Ultimate Parent's Group;

“Wholly-owned Affiliate”
in relation to any body corporate, means any wholly-owned subsidiary of that body corporate at the relevant time and any other body corporate (“Parent”) of which that body corporate is a wholly-owned subsidiary or which is another wholly-owned subsidiary of that Parent, and a body corporate is a wholly-owned subsidiary of another body corporate if no person has any interest in its shares except that other body corporate and each of that other body corporate’s wholly-owned subsidiaries; and

“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2    Interpretation
In construing this agreement, unless otherwise specified:
(A)    references to clauses, sub-clauses and schedules are to clauses and sub-clauses of, and schedules to, this agreement;
(B)    use of any gender includes the other genders;
(C)    references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;
(D)    references to a “person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality and including a limited liability partnership);
(E)    “body corporate” shall have the meaning given in section 1173 Companies Act 2006 and “subsidiary” and “wholly-owned subsidiary” shall have the meanings given in section 1159 Companies Act 2006;
(F)    a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;
(G)    any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;
(H)    references to pounds sterling or “£” are to Great British pounds sterling;
(I)    references to times are to London times;
(J)    references to “indemnifying” any person against any circumstance shall mean indemnifying and keeping him harmless, on an after-Tax basis, from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or reasonable expenses suffered made or incurred by such person as a consequence of that circumstance;
(K)    any indemnity or covenant to pay (the “Payment Obligation”) given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:
(i)    any Tax required to be deducted or withheld from the Payment;
(ii)    the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)    the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment;
(which amount and timing is to be determined by an independent firm of chartered accountants of international standing as the parties may agree or, failing agreement within five calendar days, as appointed by the President of the Institute of Chartered Accountants in England and Wales at the shared expense of both parties), the recipient of the Payment is in the same financial position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred;
(L)    headings and titles are for convenience only and do not affect the interpretation of this agreement;
(M)    unless otherwise indicated, where the day on which any act matter or thing is to be done is a day other than a Business Day, that act, matter or thing must be done on the next Business Day;
(N)    a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;
(O)    a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;
(P)    the phrases "to the extent" and "to the extent that" are used to indicate an element of degree and are not synonymous with the word "if";
(Q)    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(R)    if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;
(S)    general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;
(T)    use of the singular shall include the plural and vice versa; and
(U)    for the purposes of applying a reference to a monetary sum expressed in pounds sterling, an amount in a different currency shall be deemed to be an amount in pounds sterling translated at the Exchange Rate at the relevant date.
1.3    Schedules
The schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.    ESTABLISHMENT OF THE COMPANY
On the date of this agreement (unless the same has already been done) the parties will take all such actions as are necessary to cause the following matters:
(A)    the Articles of Association shall be adopted by the Company;
(B)    the following shall be appointed as the Liberty Global Directors: [ ]
(C)    the following shall be appointed as the Telefónica Directors: [ ]
(D)    [ ] shall be appointed as the company secretary;
(E)    the following appointments shall be made in respect of the Company:
(i)    [ ] shall be appointed as the CEO;
(ii)    [ ] shall be appointed as the CFO;
(iii)    [ ] shall be appointed as the CTO;
(iv)    [ ] shall be appointed as the CIO;
(v)    [ ] shall be appointed as the General Counsel and Chief Regulatory Officer;
(vi)    [ ] shall be appointed as COO;
(vii)    [ ] shall be appointed as Chief Digital Officer;
(viii)    [ ] shall be appointed as Chief Commercial Officer;
(ix)    [ ] shall be appointed as Chief People and Transformation Officer;
(x)    [ ] shall be appointed as Managing Director (Business and Wholesale);
(xi)    [ ] shall be appointed as Managing Director (Fixed Network Expansion); and
(xii)    [ ] shall be appointed as Chief Communications and Corporate Affairs Officer;
(F)    [ ] shall be appointed as the first Chairman;
(G)    the accounting reference date of the Company shall be 31 December in each year;
(H)    KPMG shall be appointed as the Auditors, unless the Shareholders agree otherwise in writing;
(I)    the Initial Business Plan shall be adopted by the Company; and
(J)    the Accounting Policies shall be adopted for the purposes of statutory reporting by the Company.

3.    BUSINESS OF THE COMPANY
The business of the Company shall be to establish and conduct the Restricted Business.
4.    RESERVED MATTERS
4.1    Requirement for approval
(A)    None of the Reserved Matters listed below shall be taken by the Company or any member of its Group, and the Shareholders shall not vote in favour of any resolution in respect of any such actions, without Requisite Approval.
(B)    The Company and its Group shall not enter into, vary, terminate or renew any transaction, agreement or arrangement of the Company or any member of its Group with (i) a Shareholder or (ii) any member of such Shareholder’s Group or (iii) any director or officer of such Shareholder or of any member of such Shareholder’s Group, and such Shareholder shall not vote in favour of any resolution in respect of any matter concerning such transaction, agreement or arrangement without the prior written approval of the other Shareholder, other than:
(i)    any contract or agreement with an annual contract value not exceeding £1 million, provided that in any Accounting Period the aggregate value of all such contracts or agreements does not exceed £5 million and provided that in each case such contracts or agreements are on arm’s length terms and in the ordinary course of trading;
(ii)    any such transaction or series of transactions involving the making or disposal of any investments, the acquisition or disposal of any assets or any similar or analogous transactions, with an aggregate value (including assumed liabilities) of less than £5 million and provided that in each case such transaction or series of transactions is on arm’s length terms; or
(iii)    pursuant to or in accordance with the terms of an Ancillary Agreement.
4.2    Reserved Matters
(A)    The “Reserved Matters” are:
(i)    any amendment to the Articles of Association;
(ii)    any change to the rights attaching to any class of shares in the Company which are not set out in the Articles of Association;
(iii)    the consolidation, sub-division, conversion or cancellation of any share capital (or share premium or other reserve) of the Company (except in accordance with clause 11 (Dividend Policy) or clause 13 (Target Leverage Ratio));
(iv)    the issue or allotment of any share capital of the Company or the creation of any option or right to subscribe or acquire, or convert any security into, any share capital of the Company;

(v)    any reduction of the share capital of the Company (except in accordance with clause 11 (Dividend Policy) ) or clause 13 (Target Leverage Ratio));
(vi)    the purchase or redemption of any share capital of the Company;
(vii)    any application for the listing of any shares or other securities of the Company on any regulated market or for permission for dealings in any shares or other securities of the Company on any securities market other than an application made in accordance with clause 19 (IPO) or in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio);
(viii)    any change to the name or key brands or branding strategy of the Business (including any decision to cease using the O2, Telefónica or Virgin Media brands), or any step to implement any such change;
(ix)    any redomiciliation or migration of the Company to a jurisdiction outside of the UK;
(x)    the appointment of any administrator, liquidator, provisional liquidator, receiver, receiver and manager or equivalent officer by the Company or the taking of any step to dissolve or wind up the Company;
(xi)    any merger, amalgamation, division, sale or transfer of all of the Shares, other than in accordance with clause 15 (Permitted Transfers), clause 16 (Transfer of Shares for convenience) or clause 17.3 (Call option);
(xii)    the repayment of capital or assets of the Company to any Shareholder;
(xiii)    any transaction which results in Newco Holdco 5 ceasing to be a member of the Company’s Group, the appointment of any administrator, liquidator, provisional liquidator, receiver, receiver and manager or equivalent officer by Newco Holdco 5 or the taking of any step to dissolve or wind up Newco Holdco 5, in each case before the second anniversary of the date of this agreement;
(xiv)    the commencement or settlement in any jurisdiction of material legal or arbitration proceedings other than routine debt collection which involve or might involve an amount (including related costs) in excess of £10 million, other than in connection with any Shareholder Dispute Matter;
(xv)    the acquisition or disposal of, or the acquisition or grant of any option or right of pre-emption in respect of, all or part of the issued share capital of a body corporate (including any member of the Company’s Group) or of a business as a going concern where the aggregate value of the share capital or business is more than £1 million;
(xvi)    provided the relevant matter does not fall within clause 4.2(A)(xv) above, making any investment, or the liquidation of any investment made by the Company, in both cases where the aggregate value of the investment is in excess of £1 million, in any other person or business;
(xvii)    provided the relevant matter does not fall within clause 4.2(A)(xv) above, any acquisition, or the acquisition of any option or right of pre-emption in respect of,

any asset or a collection of assets, or any liability or collection of liabilities, with an aggregate transaction value in excess of £1 million, whether by a single transaction or a series of related transactions other than on arm's length commercial terms and in the ordinary course of trading;
(xviii)    provided the relevant matter does not fall within clause 4.2(A)(xv) above, the disposal of, or the grant of any option or right of pre-emption in respect of, any asset or collection of assets valued in the Company's books at more than £1 million other than on arm's length commercial terms and in the ordinary course of trading;
(xix)    any acquisition or disposal (including any grant of any licence) of or relating to any intellectual property rights that are material to the conduct of the Company’s business;
(xx)    the declaration or payment of any dividend or the declaration or making of any other distribution or the passing of any resolution to retain or allocate profits below the level specified in, or not otherwise in accordance with, the provisions of clause 11 (Dividend Policy);
(xxi)    any material change to the Accounting Policies or Tax policies of the Company other than, in the case of any change to the Accounting Policies, a change which is required as a result of any changes to applicable accounting standards made by the International Accounting Standards Board or any other competent body;
(xxii)    the adoption of or any material change to the Company’s code of conduct, anti-bribery policy, privacy policies, treasury policy or any other material policy of the Company;
(xxiii)    any change of the Auditors, the Accounting Period or the Quarterly Accounting Period of the Company;
(xxiv)    the approval of the consolidated audited accounts of the Company's Group for each 12 month period ending on 31 December;
(xxv)    the raising of any financial indebtedness or the variation or termination of any agreement for the raising of any such indebtedness (including, without limitation, early repayment) other than (a) by way of trade credit on normal commercial terms and in the ordinary course of the Business or as otherwise permitted under this agreement, (b) any Permitted Indebtedness, or (c) in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio) (including associated derivative transactions and parallel debt obligations);
(xxvi)    the creation or redemption of any mortgage, charge, debenture, pledge, lien or other encumbrance or security interest over any of the assets, property, undertaking or uncalled share capital of the Company other than any Permitted Security, Permitted Indebtedness or in connection with any indebtedness incurred in accordance with clause 13 (Target Leverage Ratio);
(xxvii)    the implementation of any recapitalisation of the Company’s Group other than in accordance with clause 13 (Target Leverage Ratio);

(xxviii)    the adoption of any new Business Plan or any amendment to any current Business Plan (including, for the avoidance of doubt, any amendment to the operating budget that forms part of the Business Plan), or the approval or ratification of any departure from the current Business Plan (including, for the avoidance of doubt, in respect of any item set out in the operating budget that forms part of the Business Plan) involving additional expenditure, a reduction in expenditure or the re-allocation of expenditure in any Accounting Period exceeding, in each case, £25 million or any change to the strategy set out in the current Business Plan;
(xxix)    without prejudice to clause 4.2(A)(xxviii) above, the incurrence of a capital expenditure commitment of £25 million or more to the extent not contemplated in the 12 month operating budget that forms part of the current Business Plan;
(xxx)    the entry by the Company into (or the material amendment, material variation or termination of) any agreement, transaction or arrangement involving:
(a)    the payments or expected payments, or the assumption or expected assumption of obligations or liabilities (including contingent liabilities), by the Company in excess of £25 million in aggregate;
(b)    the assumption of unlimited liability, other than pursuant to any agreement deriving from a public tender in the ordinary course of business, to the extent that such public tender has mandated unlimited liability, and subject to the prior approval of such agreement (and specifically the assumption of unlimited liability) by both the CFO and the General Counsel; or
(c)    the assumption of unlimited liability, other than where such assumption of unlimited liability is customary in agreements, transactions or arrangements of a similar nature to the relevant agreement, transaction or arrangement and such agreement (and specifically the assumption of unlimited liability) has been approved by both the CFO and the General Counsel;
(xxxi)    the entry into any new (or the material amendment, material variation or termination of any existing) partnership, joint venture or profit-sharing agreement other than any new arrangements entered into in the ordinary course of trading;
(xxxii)    adopting or varying the material terms and conditions of employment of any employee appointed to the position of CEO, CFO, CTO, CIO or General Counsel;
(xxxiii)    subject to clause 7 (Executive Management), adopting or varying in any material respect the policies or current arrangements of the Company's Group in respect of employees’ remuneration, employment terms or pension schemes (excluding, in relation to defined contribution pension arrangements, changes to the vehicle through which benefits are provided and changes to the contribution structure in respect of those benefits, provided that such changes are (i) only in accordance with the "Pensions Review HRLT update April 2020" slides as provided by Clifford Chance LLP on 6 May 2020; and (ii) do not make increases to the maximum employer contribution rates which are accessible by each employee other than increases that are automatic under the arrangement in the ordinary course or that are required by law);
(xxxiv)    any action by the Company (including agreement with, or consent to, actions by the Trustees) which would cause:
(a)    in respect of actuarial valuations with a 2020 effective date, a change to the approach agreed by the Shareholders in the Contribution Agreement to fund the Major Defined Benefit Pension Schemes;
(b)    a change to the valuation basis used for actuarial valuations with an effective date after 2020, when compared to the previous actuarial valuation, where such change goes beyond updating for financial conditions only;
(c)    in respect of actuarial valuations with an effective date after 2020 any agreement in relation to the approach adopted to fund the Major Defined Benefit Pension Schemes;
(d)    a wind up, buy out or amendment of the benefits payable under a Major Defined Benefit Pension Scheme or any action which could result in a change of the balance of powers in relation to these matters;
(e)    an employer to cease participation, or start participating in, a Major Defined Benefit Pension Scheme, other than a cessation of participation in connection with the Telefónica Shareholder's plans to end all defined contribution accrual in its Major Defined Benefit Pension Scheme and instead to provide employees with defined contribution pension provision through a master trust as proposed in the "Pensions Review HRLT update April 2020" slides as provided by Clifford Chance LLP on 6 May 2020 provided that no employer debt is triggered as a result;
(f)    a significant change to the investment strategy of the assets of a Major Defined Benefit Pension Scheme; or
(g)    any change to the governance of a Major Defined Benefit Pension Scheme, including the composition of the Trustee board or the appointment of any company-nominated trustee, unless such action is required as a result of changes to member-nominated trustees, legislative amendment or regulatory involvement;
(xxxv)    the establishment of any committee of the Board, the appointment or removal of any Director or person to or from such committee (including any Standing Committee) or the establishment, amendment or variation of any terms of reference for any such committee (including any Standing Committee);
(xxxvi)    materially changing the nature or scope of the Business;
(xxxvii)    the repayment of any principal and/or interest in respect of any Shareholder Loan other than (i) in accordance with its terms or (ii) pro rata in respect of all outstanding Shareholder Loans;

(xxxviii)    any change to the Tax residence of the Company;
(xxxix)    the entry into, material amendment, material variation or termination of any agreement involving or relating to the provision of access to the mobile network of the Company's Group to a mobile virtual network operator by the Company with an annual contract value exceeding £5 million;
(xl)    the entry into, material amendment, material variation or termination of any agreement involving or relating to mobile or fixed infrastructure sharing;
(xli)    the entry into, material amendment, material variation or termination of any offering by the Company allowing a third party to resell any fixed telecoms retail service of the Company and/or to offer its own fixed telecoms services directly via the Company’s hybrid fibre/co-axial cable or fibre access network;
(xlii)    any acquisition or disposal of any licence to use a spectrum band by the Company;
(xliii)    any decision to procure products or services from a vendor which is subject to economic sanctions in any jurisdiction;
(xliv)    the adoption of any material public policy and regulatory position and/or any material change to any material public policy and regulatory position adopted by the Company;
(xlv)    the approval of any CTIL Reserved Matter;
(xlvi)    any amendment, variation or termination of the CTIL Shareholders’ Agreement;
(xlvii)    the appointment, removal or replacement of any CTIL Director under the CTIL Shareholders’ Agreement other than pursuant to clause 6.6 (Appointment and removal of CTIL Directors);
(xlviii)    the appointment, removal or replacement of any CTIL Observer under the CTIL Shareholders’ Agreement other than pursuant to clause 6.7 (Appointment and removal of a CTIL Observer);
(xlix)    the effecting of any of the above matters by any member of the Company’s Group (as if references to the Company were to such member); and
(l)    the authorisation or agreement to do, or entry into negotiations with any person concerning, any of the matters listed in (i) to (xlix) above.
(B)    The Shareholders and the Company agree to use all reasonable endeavours to procure that any body corporate in which the Company has an investment but does not have Control does not effect any of the Reserved Matters listed above (as if references to the Company were to such companies or entities) without the Requisite Approval.
(C)    Each Shareholder agrees that it shall procure that the Requisite Approval is obtained in relation to any Reserved Matter where a failure to obtain the Requisite Approval would result in the Company or any member of the Company's Group being in breach of applicable law.

4.3    Effect of approval of a Reserved Matter
If the Requisite Approval has been obtained in relation to any Reserved Matter in accordance with this clause 4, each Shareholder and the Company shall, so far as it is legally able, exercise all voting rights and any other applicable shareholder rights to effect the carrying out of any such action or decision, including as provided in clause 22.1(C) (Shareholder undertakings).
4.4    Effect of approval of Business Plan
The approval of any Business Plan shall imply and shall be deemed to be an approval of any matter expressly set out (including all material details) in that Business Plan which would require approval in accordance with clause 4.1 (Requirement for approval), but only in respect of matters referred to in clauses 4.2(A)(xvi), 4.2(A)(xvii) and 4.2(A)(xviii) and where the relevant transaction does not relate to the acquisition or disposal or any other type of M&A-related transaction of all or part of the issued share capital of a body corporate or of a business as a going concern.
4.5    Shareholder right to step in
Either Shareholder may, at any time prior to the date of a meeting of the Board at which it is proposed to discuss a Reserved Matter or circulation of a written resolution in relation to a Reserved Matter, by giving written notice to the Company (who shall give written notice of the same to each of the Directors), require that such Reserved Matter be effected only after the approval of both Shareholders given in general meeting or by way of a written resolution signed by both Shareholders (and not by the approval of the Board).
4.6    Framework Services Agreements Governance
Schedule 5 (Framework Services Agreements Governance) shall apply in respect of the Framework Services Agreements.
5.    DEADLOCK RESOLUTION
(A)    For the purposes of this clause 5, a “Deadlock” shall be deemed to have occurred if:
(i)    a proposal or a series of related proposals is made in respect of any matter contemplated by clause 4 (Reserved Matters) but is not approved in accordance with that clause at two consecutive duly convened meetings of the Board (or following the circulation of the relevant resolution in writing on two separate occasions);
(ii)    a quorum is not present at two consecutive duly convened meetings of the Board by reason of the absence of the Directors nominated and appointed upon request of the same Shareholder;
(iii)    a proposal or a series of related proposals is made in respect of any matter contemplated by clause 4 (Reserved Matters) and any Shareholder exercises its right to step in in accordance with clause 4.5, and such proposal is not approved at two consecutive duly convened general meetings (or following the circulation of the relevant resolution in writing to the Shareholders on two separate occasions); or

(iv)    a quorum is not present at two consecutive duly convened general meetings by reason of the absence of the same Shareholder.
(B)    In the event of a Deadlock either of the Liberty Global Shareholder or the Telefónica Shareholder may, at any time prior to the date falling 20 Business Days after the Deadlock occurs, give written notice to the other and to the Company that it regards a Deadlock as having occurred (“Deadlock Notice”) and:
(i)    upon receipt of a Deadlock Notice, the Shareholders shall meet and seek to resolve the Deadlock within a reasonable period of time;
(ii)    if there is no resolution within 20 Business Days of receipt of a Deadlock Notice, the matter shall be referred to the chief executive officer of each Shareholder's Ultimate Parent and those executives shall meet as soon as reasonably practicable (but in any event no later than 10 Business Days after the expiry of the 20 Business Day period) and use reasonable endeavours to resolve the Deadlock; and
(iii)    if a Deadlock relating to any proposal made in respect of one of the matters referred to in clause 4 (Reserved Matters) is not resolved after applying the above procedure, the proposal shall not proceed and may not be proposed again, in each case, until at least six months after the above procedure has expired unless both Shareholders agree otherwise.
6.    SHAREHOLDER APPOINTMENTS
6.1    Appointment and removal of Directors
(A)    The Liberty Global Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Telefónica Shareholder), to request the Board to nominate for appointment a maximum of four Directors (who shall each be an employee of the Liberty Global Shareholder, the Liberty Global Shareholder's Ultimate Parent or of any Wholly-owned Affiliate of the Liberty Global Shareholder's Ultimate Parent or a director or officer of the Liberty Global Shareholder's Ultimate Parent, provided that no such Director is a member of the Executive Management) from time to time (including with the purpose to fill any vacancy) and the Company shall procure that the Board shall prepare nominations for appointment as Directors in accordance with such request. The initial Liberty Global Directors are those appointed in accordance with clause 2(B) (Establishment of the Company).
(B)    The Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Liberty Global Shareholder), to request the Board to nominate for appointment a maximum of four Directors (who shall each be an employee of the Telefónica Shareholder, the Telefónica Shareholder's Ultimate Parent or of any Wholly-owned Affiliate of the Telefónica Shareholder's Ultimate Parent or a director or an officer of the Telefónica Shareholder's Ultimate Parent, provided that no such Director is a member of the Executive Management) from time to time (including with the purpose to fill any vacancy) and the Company shall procure that the Board shall prepare nominations for appointment as Directors in accordance with such request. The initial Telefónica Directors are those appointed in accordance with clause 2(C) (Establishment of the Company).

(C)    Each of the Liberty Global Shareholder and the Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the other Shareholder and the Director concerned), to request any Director nominated by it to resign from such position and the Company shall procure the resignation of the Director concerned in accordance with such request.
6.2    Indemnity
Any Shareholder that has requested the resignation of a Director in accordance with clause 6.1(C) (Appointment and removal of Directors) shall indemnify the other Shareholder and the Company against any claim by any such Director whether for compensation for loss of office, wrongful or unfair dismissal, redundancy or otherwise, which arises out of that Director ceasing to hold office.
6.3    Chairman
(A)    Each Shareholder shall be entitled, on a rotating basis, by notice in writing to the Company and to the other Shareholder, to appoint one of the Directors nominated and appointed upon its request to act as the Chairman.
(B)    Each such appointment shall be for a period of two years, unless otherwise agreed by the Shareholders.
(C)    Each Shareholder acknowledges and agrees that the initial Chairman appointed pursuant to clause 2(F) (Establishment of the Company) is nominated by the Liberty Global Shareholder and each Shareholder agrees that the Telefónica Shareholder shall appoint the second Chairman and that the right to appoint the Chairman shall thereafter alternate between the Shareholders.
(D)    If any Chairman ceases to hold that office during his term, the Shareholder that appointed him shall be entitled to appoint another Director nominated and appointed upon its request to fill that office for the remainder of the two year term.
(E)    The Chairman shall preside at any meeting of the Board and general meeting at which he is present. The Chairman shall not have a casting vote.
6.4    Alternates
(A)    Any Director, the Shareholder that nominated for appointment that Director or another Director nominated for appointment by the same Shareholder may appoint any other Director or an Observer to be an Alternate and to attend all meetings of the Board and any committee of the Board and vote in the Director’s place, and may at any time dismiss from office any Alternate so appointed, and appoint any other Director or an Observer in their place, in circumstances where the Director is unable to act. A Director shall be considered to be unable to act within the meaning of the preceding sentence in the case of:
(i)    him having been ill, or the Company not having been able to contact him, in each case for a period of at least fourteen consecutive calendar days (or such other period as determined by the Board on the basis of the facts and circumstances at hand);

(ii)    his suspension;
(iii)    him having notified the Company in writing that he is unable to act; or
(iv)    him having declared to have, or the Board having established that he has, a conflict of interest.
(B)    An Alternate will be entitled to receive notices of all meetings of the Board or a committee of the Board and all papers provided to the Directors (in his capacity as alternate to the relevant Director), and to attend all meetings of the Board or a committee of the Board. An Alternate shall be counted in the quorum for, and shall be entitled to vote as a Director at, any such meeting at which the Director appointing him is not present and generally to perform all functions of his appointor as a Director in the absence of such appointor, including the power to sign any written resolution.
(C)    A person acting as an Alternate shall have one vote at meetings of the Board (and its committees) for each Director for whom the person acts as Alternate and shall, for the purposes of determining whether a quorum is present, be counted as one person for each Director for whom the person acts as Alternate. For the avoidance of doubt, if a Director is also acting as an Alternate, then that Director shall have an additional vote for each Director that he is also acting as Alternate for.
(D)    Upon a Director ceasing to hold office any Alternates appointed by him or on his behalf shall cease to function in that role.
6.5    Exercise of Shareholder rights
Each Shareholder shall, so far as it is legally able, exercise its rights in relation to the Company to vote in favour of the appointment, removal or replacement of a Director nominated or requested to resign in accordance with clause 6.1 (Appointment and removal of Directors), as soon as reasonably practicable after such nomination or request to resign has been made, and to procure that no person is appointed as a Director other than pursuant to the Liberty Global Shareholder’s and the Telefónica Shareholder’s rights under clause 6.1 (Appointment and removal of Directors).
6.6    Appointment and removal of CTIL Directors
(A)    The Liberty Global Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Telefónica Shareholder), to nominate two CTIL Directors from time to time (including with the purpose to fill any vacancy) and the Company shall procure that the CTIL Shareholder nominates such individuals for appointment as CTIL Directors in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
(B)    The Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Liberty Global Shareholder), to nominate two CTIL Directors from time to time (including with the purpose to fill any vacancy) and the Company shall procure that the CTIL Shareholder nominates such individuals for appointment as CTIL Directors in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
(C)    Each of the Liberty Global Shareholder and the Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the other Shareholder), to request any CTIL Director nominated by it to resign from such position and the Company shall procure the resignation of the CTIL Director concerned in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
6.7    Appointment and removal of a CTIL Observer
(A)    The Liberty Global Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Telefónica Shareholder), to nominate one CTIL Observer from time to time and the Company shall procure that the CTIL Shareholder nominates such individual for appointment as a CTIL Observer in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
(B)        The Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the Liberty Global Shareholder), to nominate one CTIL Observer from time to time and the Company shall procure that the CTIL Shareholder nominates such individual for appointment as a CTIL Observer in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
(C)    Each of the Liberty Global Shareholder and the Telefónica Shareholder shall be entitled, by giving written notice to the Company (with a copy to the other Shareholder), to request that the CTIL Observer nominated by it to resign from such position and the Company shall procure the resignation of the CTIL Observer concerned in accordance with such request and the terms of the CTIL Shareholders’ Agreement.
7.    EXECUTIVE MANAGEMENT
7.1    CEO, CFO, CTO, CIO and General Counsel
(A)    The parties acknowledge and agree that the initial CEO, CFO, CTO, CIO and General Counsel have each been appointed by the Shareholders as referred to in clause 2(E) (Establishment of the Company).
(B)    Either Shareholder may at any time by giving written notice to the other Shareholder and the Company require the dismissal from the Company of any of the CEO, CFO, CTO, CIO or General Counsel and upon receipt of such notice the Company shall effect the same as soon as reasonably practicable, provided that a Shareholder may not give notice in respect of each such position more frequently than once in any period of 12 months.
(C)    If for any reason the position of CEO, CFO, CTO, CIO or General Counsel becomes vacant, the appointment of any subsequent CEO, CFO, CTO, CIO or General Counsel (as applicable) shall require the approval of both Shareholders.
(D)    If the position of CEO is vacant, unless agreed otherwise by the Shareholders, the CFO will assume the role of interim CEO until another CEO is appointed in accordance with clause 7.1(C).
(E)    The Shareholders shall ensure that at any given time there is a separate Nominated Successor for each of the CFO, CTO, CIO and General Counsel, and, if at any time the position of the CFO, CTO, CIO or General Counsel is vacant, the relevant Nominated Successor shall assume the relevant position on an interim basis until another CFO, CTO, CIO or General Counsel (as applicable) is appointed in accordance with clause 7.1(C).

(F)    Each Shareholder agrees that it will not request the appointment as a Director of any person who is a member of the Executive Management team.
7.2    Other members of the Executive Management
(A)    Subject to clause 7.2(B) below, the appointment and dismissal of the members of the Executive Management (other than the CEO, CFO, CTO, CIO and General Counsel) shall be a matter for the Board. If the position of such other member of the Executive Management team becomes vacant, the Board shall be entitled to make any such appointment from any employees, officers or directors of any member of the Company’s Group or from any other external sources, provided that the Board shall not appoint any Director as a member of the Executive Management team.
(B)    If any position of the Executive Management (other than the CEO, CFO, CTO, CIO and General Counsel) or the position of any other employee reporting directly to the CEO becomes vacant within the 12 months from the date of this agreement or if the Board wishes to remove or replace any member of the Executive Management (other than the CEO, CFO, CTO, CIO and General Counsel) or remove or replace any other employee reporting directly to the CEO within this 12 month period, the appointment of any person to fill such vacancy or the proposed removal or replacement shall only be made with the prior approval of the Shareholders.
7.3    Terms of employment of Executive Management
Subject to clause 4.2(A)(xxxii) (Reserved Matters), the salary and other terms of employment of the Executive Management team shall be determined by the Board.
7.4    Operational control and supervisory authority
(A)    Subject to clause 4 (Reserved Matters) and clause 8 (Proceedings of the Board) and the Board's and Shareholders’ rights to review and provide direction to the Executive Management, the operational control of the Company’s Group in accordance with the Business Plan shall be vested in the Executive Management.
(B)    The Board shall be responsible for the overall direction and supervision of the Company’s Group and the Executive Management shall be responsible for the overall management of the Company’s Group, in each case, in accordance with the provisions of this agreement and the Articles of Association and subject always to the fiduciary duties of the Directors and Executive Management, save that neither the Board nor the Executive Management (as applicable) shall pass any resolutions in respect of or implement any Reserved Matter unless the Requisite Approval has first been obtained in accordance with clause 4 (Reserved Matters).
7.5    Company policies
To the extent not agreed by the Shareholders prior to the date of this agreement, the Company shall procure that appropriate corporate policies and procedures, including, without limitation an anti-bribery and corruption policy, a code of conduct policy (which shall incorporate a whistleblowing policy), privacy policies and a treasury policy, are promptly adopted by the Company’s Group following the date of this agreement. The policies and procedures of the Company’s Group shall be no less stringent than the most stringent of the equivalent policies adopted by the Shareholders in relation to their respective Groups (unless agreed otherwise by the Shareholders, provided always that the Shareholders have a reasonable basis for such agreement) and shall provide reasonable assurances that any infringement of applicable anti-bribery and anti-corruption laws, regulations or codes will be prevented, detected and deterred.
8.    PROCEEDINGS OF THE BOARD
8.1    Convening Board meetings
Any Director may call a meeting of the Board. The Board shall hold meetings in the UK (unless at least one Liberty Global Director and one Telefónica Director agree otherwise) and, unless both Shareholders agree to a lesser number of meetings in an Accounting Period, meetings of the Board shall be held at least six times in each Accounting Period, with an update conference call on the Business and operations of the Company and its Group to be held once between each meeting of the Board (unless at least one Liberty Global Director and one Telefónica Director agree otherwise).
8.2    Notice of Board meetings
At least five Business Days’ notice of each meeting of the Board shall be given to each Director entitled to attend and the notice shall be accompanied by an agenda and a board paper setting out in such reasonable detail as may be practicable in the circumstances the subject matter of the meeting. A shorter period of notice may be given with the consent and presence of at least two Liberty Global Directors and two Telefónica Directors.
8.3    Quorum at Board meetings
(A)    Subject to clause 8.6, a quorum shall exist at any Board meeting if at least three Liberty Global Directors and three Telefónica Directors are present or represented by an Alternate.
(B)    If a quorum is not present at a meeting of the Board, such meeting shall be adjourned. The requirements in relation to notice, quorum, consent to short notice and adjournment for an initial Board meeting shall apply to an adjourned meeting.
(C)    If a quorum is not present at a meeting which has been adjourned on one occasion, such meeting shall be further adjourned. At least two Business Days’ notice shall be given to all Directors of the further adjourned meeting. At the further adjourned meeting, a quorum shall exist with respect to those matters on the agenda which were not disposed of at the original meeting or the first adjourned meeting if any two or more Directors are present or represented by an Alternate.
(D)    Nothing in this clause 8.3 shall affect the rights and obligations of the Shareholders under clause 4 (Reserved Matters).
8.4    Voting at Board meetings
(A)    Resolutions of the Board shall be decided by a simple majority vote of all votes cast by the Directors present or represented by an Alternate provided that, subject to clause 8.6, a vote in favour is made by at least one Liberty Global Director and at least one Telefónica Director, as long as at least one Liberty Global Director and at least one Telefónica Director is entitled to vote on the relevant matter during the Board meeting, and each Director present or represented by an Alternate shall have one vote.

(B)    For resolutions of the Board proposed in accordance with clause 8.4(A), in the event that a Director is not in attendance and has not appointed an Alternate to vote, subject to clause 8.6, one of the other Directors nominated and appointed upon request of the same Shareholder may cast another vote on behalf of the absent Director, provided that such Director has been granted a power of attorney by the absent Director.
8.5    Resolutions in writing
Subject to clause 8.6, resolutions of the Board may be passed in writing by their circulation to each Director (which may be by means of several documents in the like form) and their signature by at least a simple majority of all of the Directors who would have been entitled to vote on the relevant matter and whose votes would have been counted had it been proposed as a resolution at a Board meeting, including at least one Liberty Global Director and one Telefónica Director, provided that at least one Liberty Global Director and at least one Telefónica Director would have been entitled to vote on the relevant matter and whose vote would have been counted had it been proposed as a resolution at a Board meeting.
8.6    Director's interests
(A)    A Director shall be excluded from the receipt of information, the participation in discussion and/or making of decisions (whether at meetings of the Board or otherwise) and shall not be counted in the quorum (nor shall his presence be required in order to constitute a quorum if it would otherwise be required under this agreement), nor shall he be entitled to vote, exclusively, in respect of any Shareholder Dispute Matter involving the Shareholder upon whose request he is nominated and appointed or any member of its Group (each a “Shareholder Dispute Party” in relation to that Director).
(B)    Except in respect of a Shareholder Dispute Matter with regard to the Shareholder upon whose request the relevant Director is nominated and appointed and subject where applicable to disclosure in accordance with applicable law, the Articles of Association and/or any terms imposed by the Directors in relation to conflict situations, a Director shall be counted in the quorum and be entitled to vote at a meeting of the Board on any resolution in respect of any matter, contract or proposed contract in which he is interested directly or indirectly. For the avoidance of doubt, the fact that a Director has been nominated and appointed by a Shareholder shall not, of itself, constitute a conflict of interest.
(C)    Subject to clauses 8.6(D) and 40 (Arbitration), any decisions, actions or negotiations to be taken or conducted by the Company in relation to a Shareholder Dispute Matter shall be the responsibility of the Executive Management but subject to the supervision of those Directors that are entitled, in accordance with this agreement and, in particular, with clause 8.6(B), to count in the quorum and not those Directors who are not entitled, in accordance with clause 8.6(B), to count in the quorum.
(D)    No material decision, action or negotiation shall be taken or conducted by the Company in relation to a Shareholder Dispute Matter without the approval of a simple majority of those Directors who are authorised to supervise such decisions, actions and negotiations in accordance with clause 8.6(B) subject to their fiduciary duties to the Company.

8.7    Director's conflicts
If any Director believes that his fiduciary duties to the Company may conflict with his obligations to the Shareholder upon whose request he is nominated and appointed, such Director shall be entitled to withdraw from the receipt of information, the participation in discussion and/or the making of decisions (whether at meetings of the directors or otherwise), in which case such decision (including in relation to any Reserved Matter) shall, subject to applicable law or regulation and clause 8.6, be referred to the Shareholders for a decision either through written resolution or at a general meeting of the Shareholders.
8.8    Participation arrangements
Any one or more Directors or Alternates may participate in and vote at Board meetings by means of a conference telephone, video feed or any communication equipment which allows all persons participating in the meeting to communicate to the others any information or opinions they have on any particular item of business of the meeting. Any Director or Alternate so participating in a meeting shall be deemed to be present in person and shall count towards the quorum.
8.9    Remuneration of the Directors
    The Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that the Company shall reimburse each Director for all reasonable travelling, accommodation and other expenses reasonably incurred by any Director in attending meetings of the Board or otherwise in connection with his functions as a Director.
8.10    Observers
(A)    Each Shareholder shall have the right to appoint and dismiss up to two representatives (who shall each be an employee of that Shareholder, that Shareholder's Ultimate Parent or of any Wholly-owned Affiliate of that Shareholder's Ultimate Parent or of any member of its Group or a director or an officer of that Shareholder's Ultimate Parent, provided that no such representative is a member of the Executive Management) to attend meetings of each of the Board and board meetings of each member of the Company’s Group, and meetings of each of their respective committees (the “Observers”).
(B)    Each Observer is entitled to speak but not vote or count in the quorum for any such meeting (unless that Observer has been appointed a member of a committee of the Board, in which case that Observer may vote and count in the quorum for any such meeting of that committee). Each Observer shall have the right to receive notice of meetings, and to receive the same information, in the same form and at the same time as the relevant directors or members of the relevant committee.
(C)    Before an Observer is appointed by a Shareholder, he or she must enter into a confidentiality undertaking in favour of the Company in the form approved by the Board from time to time and the appointing Shareholder shall procure that the Observer complies with the terms of that confidentiality undertaking.
(D)    The appointment and dismissal of any Observer shall take effect upon delivery of written notice signed by the appointing Shareholder to the Company (with a copy to the other Shareholder).

(E)    An Observer may appoint one other person (who shall also be an employee of a Shareholder or of any member of its Group) to be their alternate, provided that such alternate has entered into a confidentiality undertaking on the terms described above in clause 8.10(C) and the appointing Shareholder shall procure that the alternate complies with the terms of the confidentiality undertaking, and such appointment may be for a specific meeting or for a specific or indefinite duration. If an Observer is replaced or dismissed, any alternate appointed by such Observer shall automatically be dismissed as such.
(F)    The rights of the Observer in clauses 8.10(A) and 8.10(B) shall not apply in respect of any Shareholder Dispute Matter involving the Shareholder who appointed him or any member of its Group.
(G)    If an Observer is, in any way, directly or indirectly, interested in an existing or a proposed transaction or arrangement with the Company, he must declare the nature and extent of that interest to the Directors and, in the case of a proposed transaction or arrangement, he must make such declaration before the transaction or arrangement is entered into and, provided he has done so, the Observer shall be entitled to attend meetings and receive information relating to that transaction or arrangement.
8.11    Standing Committees
(A)    The Company shall establish an Audit Committee and a Remuneration Committee and adopt the Terms of Reference at the first meeting of the Board after the date of this agreement.
(B)    If a member of a committee of the Board is not a Director or an Observer, that person:
(i)    must enter into a confidentiality undertaking in favour of the Company in the form approved by the Board from time to time and the appointing Shareholder shall procure that that person complies with the terms of that confidentiality undertaking; and
(ii)    may appoint one other person to be their alternate, provided that such alternate has entered into a confidentiality undertaking on the terms described above in clause 8.11(B)(i) and the appointing Shareholder shall procure that the alternate complies with the terms of the confidentiality undertaking, and such appointment may be for a specific meeting or for a specific or indefinite duration. If the member of the committee of the Board is replaced or dismissed, any alternate appointed by such member of the relevant committee shall automatically be dismissed as such.
9.     ACCESS TO INFORMATION AND ACCOUNTS
9.1    Provision of information by the Company
(A)    Subject to clause 9.1(B), the Company shall provide each Shareholder with access to and copies of such information and records (including financial data) of the Company and the members of its Group and their employees as that Shareholder may reasonably request from time to time, including, without limitation:

(i)    in relation to the compliance by that Shareholder or any other member of its Group with any reporting obligation if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits (including NASDAQ, the SEC (including Regulation S-X), the Madrid Stock Exchange and the Comisión Nacional del Mercado de Valores), wherever situated and whether or not the requirement for information has force of the law;
(ii)    copies of all papers circulated to the Board or the board of directors of any member of the Company’s Group or tabled at meetings of the Board or at meetings of any member of the Company’s Group;
(iii)    copies of any financial budgets or financial plans of the Company;
(iv)    information about any existing financial indebtedness of the Company;
(v)    information about and copies of any Hedging Agreements;
(vi)    information about guarantees provided by, and commitments for purchases and services made by, the Company’s Group;
(vii)    a copy of any Draft Revised Business Plan;
(viii)    copies of all reports provided by the Company to its lenders or to lenders of any other member of its Group;
(ix)    details of any threatened or pending dispute in relation to the Company or any other member of its Group;
(x)    in connection with the preparation and filing of (i) the audited or statutory accounts (including, for the avoidance of doubt, information in respect of leases of the Company’s Group), and (ii) the Tax returns (or other Tax filings or correspondence with a Tax Authority) in relation to any jurisdiction in which such returns or filings are required to be made, in either case, of that Shareholder, that Shareholder’s Ultimate Parent and any entity within their respective Groups;
(xi)    information and documents necessary or desirable to enable that Shareholder to give proper consideration over a reasonable period to any proposed transaction or matter on which their approval or consent is sought or required under the terms of this agreement;
(xii)    information required in order for that Shareholder’s Ultimate Parent to satisfy the due diligence and other information requests made in connection with (i) any merger or acquisition, (ii) its public debt and other financing documents, or (iii) to satisfy reasonable information requests from securityholders in respect of or lenders to the Shareholder’s Ultimate Parent or any entity within its Group;
(xiii)    information about all material developments affecting the business of the Company or its Group; and
(xiv)    information about, and a detailed breakdown of, the products and/or services the Company and/or any member of its Group received from, and the payments made by the Company or any member of its Group to (i) a Shareholder or (ii) any member of such Shareholder’s Group or (iii) any director or officer of such Shareholder or of any member of such Shareholder’s Group, as permitted by clause 4.1(B).
(B)    The Company shall not provide a Shareholder with access to or copies of information and records of the Company or of the members of its Group to the extent that such information and records:
(i)    include Confidential Information relating to the other Shareholder or any member of its Group dating from any time prior to or after the date of this agreement without the written consent of such other Shareholder; or
(ii)    relate to a Shareholder Dispute Matter where the Shareholder Dispute Party is that Shareholder.
(C)    The Company shall, at its own cost, use all reasonable endeavours to procure that any entity in which the Company or a member of its Group has an investment but does not have Control shall:
(i)    provide each Shareholder with access to and copies of such information and records (including financial data) as the Shareholder may reasonably request from time to time, including, without limitation, the information and records listed in clause 9.1(A) (as if references to the Company were references to such entities); and
(ii)    if required by a Shareholder as a result of that Shareholder's obligations under the rules and/or regulations of any securities exchange or regulatory or governmental body to which that Shareholder is subject or submits, provide the relevant Shareholder with audited financial statements prepared in accordance with the accounting and auditing policies determined by that Shareholder.
9.2    Retention of Records
All records of the Company’s Group shall be retained for a period of at least ten years (or such longer period as may be required by applicable law or regulation) from the end of the year to which such records relate, subject to policies regarding the retention of email, mobile phone and other digital records as may be established from time to time by the Company.
9.3    Access to Records
Subject to clause 9.1(B), the Company agrees that it shall, to the extent reasonably practicable, upon being given reasonable notice by a Shareholder, allow such Shareholder, its auditors and professional advisers (each being under an obligation of confidentiality to such Shareholder) reasonable access to inspect, review and make copies of the books, accounting, tax and other records and information held by the Company or any entity within the Company’s Group and to any of their employees, officers, advisers or premises during Working Hours.
9.4    Provision of information by Directors
Subject to clause 9.1(B), each Director is irrevocably authorised by the Company to disclose any information or records belonging to or concerning the Company, any member of its Group or its or their business and assets to the Shareholder upon whose request he is nominated and appointed or any member of such Shareholder’s Group, provided that the recipient is under a duty of confidentiality in relation to such information or records.
9.5    Management accounts
The Company will submit:
(A)    a monthly report concurrently to each Shareholder within four Business Days of the end of the month (or any shorter period as agreed by the Shareholders) to which it relates showing, inter alia, the consolidated income statement including revenues, operating costs, financing costs, income taxes and other amounts, a consolidated cash flow statement and consolidated balance sheet information of the Company on a monthly, quarterly and year-to-date basis in the format and containing the information required by each Shareholder together with a comparison to the Business Plan and the corresponding prior year period, and key performance indicator statistics, to be provided:
(i)    in the case of the Liberty Global Shareholder, in the format requested by the Liberty Global Shareholder after reflecting any adjustments or restatements requested by the Liberty Global Shareholder to report the relevant financial information under Liberty Global GAAP and/or Liberty Global IFRS; and
(ii)    in the case of the Telefónica Shareholder, in the format requested by the Telefónica Shareholder after reflecting any adjustments or restatements requested by the Telefónica Shareholder to report the relevant financial information under Telefónica IFRS;
(B)    a monthly report concurrently to each Shareholder within 10 Business Days of the end of the month to which it relates describing the status of the implementation of the Company’s strategy and major projects as set out in the Business Plan and including updated details of projected capital requirements, forecasts and management information reports (including any quarterly forecasts and monthly trading updates);
(C)    a comprehensive reforecast of the current Accounting Period or calendar year contained within the most recent approved Business Plan within 15 Business Days of being requested to do so, provided that a Shareholder shall not be entitled to make such a request more than twice in any period of 12 months; and
(D)    within 10 Business Days following each quarter end of the calendar year and each Quarterly Accounting Period (as applicable), financial reporting packages to each Shareholder in the format requested by the relevant Shareholder after reflecting any adjustments or restatements requested by the relevant Shareholder to report the relevant financial information under Liberty Global GAAP and/or Liberty Global IFRS (in the case of the Liberty Global Shareholder) or Telefónica IFRS (in the case of the Telefónica Shareholder), in each case that include all information reasonably required by the relevant Shareholder to prepare any required external reports, including, without limitation, the quarterly and annual SEC reports of the Ultimate Parent of the Liberty Global Shareholder and the quarterly and annual reports and the quarterly trading updates and results announcements of the Ultimate Parent of the Telefónica Shareholder. The financial reporting package shall include, among other matters, an analysis of changes from prior year to current year periods in the detail specified by the relevant Shareholder.

9.6    Accounts
(A)    The Company shall provide, at its own cost, to each Shareholder:
(i)    consolidated statutory audited accounts of the Company’s Group for each 12 month period ending on 31 December, prepared in accordance with the Accounting Policies;
(ii)    consolidated audited accounts of the Company’s Group for each 12 month period ending on 31 December, prepared in accordance with Liberty Global GAAP and audited under U.S. Generally Accepted Auditing Standards or U.S. Public Company Accounting Oversight Board auditing standards (as determined by the Liberty Global Shareholder), in each case promptly following their approval in accordance with clause 4.2(A)(xxiv) by the Board and no later than two months after the end of the relevant 12 month period unless required to be filed earlier by rules applicable to either Shareholder or a member of its Group, or, to the extent they can be accommodated without undue effort or disruption, by the transactional requirements of either Shareholder or a member of its Group.
(B)    The Shareholders and the Company each agree and acknowledge that the intention of the Shareholders is to hold their investment in the Company on the basis that it is not consolidated onto the balance sheets of their respective audited accounts (whether prepared under Liberty Global IFRS, Telefónica IFRS or Liberty Global GAAP). In the event of a change of accounting standards or practices that might require one or both Shareholders to consolidate their investment in the Company onto its balance sheet, the Shareholders agree to discuss what changes may be made to avoid such consolidation, provided always that no Shareholder shall be obliged to accept any amendment to any of its rights under this agreement (including in respect of the Reserved Matters or its right to have Directors nominated and appointed upon its request) without its consent.
9.7    Audit costs
The Shareholders acknowledge that the auditors of the Liberty Global Shareholder’s Group are the Auditors as at the date of this agreement. The Company shall, at its own cost, provide the auditors of the Telefónica Shareholder’s Group and the Liberty Global Shareholder's Group (to the extent such auditors are not the Auditors at the relevant time) with reasonable and timely access to the Auditors and to the Company’s accounting books and records and the working papers of Auditors in relation to their audit of the Company, as may be reasonably necessary for such auditors to complete their audit. The Company agrees to reimburse the relevant Shareholder for all reasonable costs, expenses and disbursements incurred by its auditors in each Accounting Period in receiving briefings from and reviewing relevant information provided by the Company and the Auditors.
9.8    Internal controls
If the Liberty Global Shareholder or the Telefónica Shareholder determines, each at its own discretion (acting reasonably), that the Company and its Group should comply with the Sarbanes-Oxley Act of 2002 (as amended, and the rules and regulations promulgated thereunder) or any EU internal control requirements, the Company and its Group shall adopt such additional internal control requirements. Any costs and expenses incurred in connection with this clause 9.8, including, but not limited to, the cost of assessment, implementation, on-going administration, compliance and necessary auditor attestation, shall be paid by the Company without reimbursement from the Shareholders.
10.    BUSINESS PLANS
10.1    The Company shall procure that the Executive Management shall prepare a draft Business Plan which is submitted to the Board to replace the existing Business Plan (a “Draft Revised Business Plan”) by no later than 60 calendar days prior to the end of each Accounting Period following the date of this agreement, comprising (i) a detailed operating budget for the 12 months comprising the next Accounting Period; and (ii) a financial and strategic plan for the 36 months subsequent to the period covered by the detailed operating budget, or in such other format as has been approved in accordance with clause 4 (Reserved Matters).
10.2    Each Draft Revised Business Plan submitted to the Board in accordance with clause 10.1 shall address, but not be limited to, the items and subject matter of the Initial Business Plan.
10.3    Each Draft Revised Business Plan shall be reviewed by the Board in conjunction with the Executive Management and shall be finalised by the Executive Management (taking into account the direction and comments of the Board) prior to the start of the period to which it relates. Promptly following such finalisation, the Draft Revised Business Plan shall be proposed for approval by the Board and (subject to clause 4.2(A)(xxviii) (Reserved Matters)) adopted as the Business Plan by the Board in accordance with clause 8 (Proceedings of the Board). The Board shall use reasonable endeavours to approve the Business Plan under clause 10.1 prior to the start of the last month of the Accounting Period.
10.4    In the event that a Draft Revised Business Plan is not approved and adopted as the Business Plan by the Board, the Executive Management will continue to operate the business of the Company in accordance with the most recent approved Business Plan. In the event that the most recent approved Business Plan does not cover the next applicable period under clause 10.1, the business of the Company shall be operated in accordance with the most recently approved Business Plan, adjusted, where applicable, to reflect the percentage change in the Consumer Prices Index (as published by the UK Office for National Statistics) for the relevant period.
11.    DIVIDEND POLICY
11.1    Subject to (i) the availability of sufficient distributable reserves to support dividends (but without prejudice to the Company’s obligations under clause 11.3), an ability to buyback Shares from each Shareholder, an ability to make upstream loans from the Company (or any member of the Company’s Group) to each Shareholder (or any member of each Shareholder’s Group) or an ability to make payments in respect of Shareholder Loans, (ii) compliance with all then existing financing documentation of the Company and its Group, (iii) adjustments for any one-off capital expenditure expressly approved in writing by the Shareholders or expressly set out in the relevant 12 month operating budget of the Business Plan and (iv) applicable law and regulation (including directors’ fiduciary duties), the Company shall, as soon as reasonably practicable following the end of each Quarterly Accounting Period, distribute to each Shareholder, in proportion to their respective Percentage Interest, an amount equal to the Distributable Amount. The Company shall give notice in writing to the Shareholders of the Distributable Amount available for distribution as soon as it has been determined and the proposed distribution payment date. The means of distribution of the Distributable Amount shall be by way of dividend, by way of the proportionate buyback of Shares by the Company, by way of rateable repayment of principal and/or payment of any accrued interest on any outstanding Shareholder Loans and/or upstream loans from the Company (or any member of the Company’s Group) to each Shareholder (or any member of each Shareholder’s Group), as determined by the Shareholders (acting jointly and having considered the most efficient means of making the distribution from a tax perspective).
11.2    The Shareholders agree that the annual distribution guidance for the Company will be expressed as a range, unless both Shareholders agree to an absolute amount, and that the Company shall, on or about the time of the publication of the consolidated audited accounts of the Company’s Group for each 12 month period ending on 31 December, make such guidance as to its annual target distribution range for the following Accounting Period publicly available. Each Shareholder agrees to use all reasonable endeavours and to co-operate to ensure that the distributions from the Company’s Group to the Shareholders are stable, predictable and grow over time as operating performance improves, synergies are realised and organic free cash flow grows to provide cash and/or the necessary leverage capacity for such distributions. The Shareholders further agree that the common objective is dividend stability and commitment to annual group free cash flow guidance and therefore, once the Company gives such guidance for each year, the Shareholders agree to make distributions even if the Leverage Ratio will exceed [     ]:[     ], provided that if the Company ends the year with a Leverage Ratio above [     ]:[     ], the distribution policy for the following year will be set with the objective of bringing the Leverage Ratio back towards [     ]:[     ] by 31 December of that year, unless otherwise agreed by both Shareholders.
11.3    The Company shall use all reasonable endeavours to ensure that it is able to distribute the Distributable Amount pursuant to clause 11.1, including upstreaming cash from members of the Company’s Group to the Company and maximising the available distributable reserves of the Company (including taking such actions as the Board considers appropriate to increase the amount of distributable reserves by carrying out a reduction of capital of the Company or of a subsidiary of the Company or otherwise).
11.4    The Company shall instruct the Auditors to report on the distributable reserves position of the Company at the same time as they sign their report on the audited accounts.
11.5    The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company, including as provided in clause 22.1(C) (Shareholder undertakings), to procure that) all resolutions for the declaration or payment of dividends, distributions or other payments required by this clause 11 are duly passed by the relevant members of the Company’s Group and the Board (as applicable).
12.    FUNDING AND CASH MANAGEMENT
12.1    It is the intention of the Shareholders and the Company that the Company is self-funding and all members of its Group should be capable of financing their activities on a standalone basis.
12.2    Subject to clause 4 (Reserved Matters), and clauses 12.3, 12.4 and 12.7 below, the parties acknowledge and agree that if the Board concludes that the Company's funding requirements exceed its available cash resources from time to time, it will consider whether or not to seek funding in the following order of priority:
(A)    external debt financing on arm’s length terms without recourse to the Shareholders; and

(B)    if such further finance cannot be raised on terms reasonably acceptable to the Board, to request from both Shareholders in proportion to each Shareholder’s Percentage Interest either:
(i)    Shareholder Loans on arm’s length terms; and/or
(ii)    subscriptions, in cash, for additional Shares.
12.3    No Shareholder shall be obliged or permitted to provide any funding, whether in the form of equity or debt, to the Company by way of subscription for further shares or by way of loans or subscription for loan notes unless both Shareholders agree to provide the funding in proportion to each Shareholder’s Percentage Interest and the Shareholders agree in writing on the amount and method of providing the funding.
12.4    Notwithstanding clause 12.3, where the Board has made a request for further funding pursuant to clause 12.2, but either Shareholder has declined to provide further funding in accordance with clause 12.3, and, the Company’s Group is, at that time, in a financial situation where, in the reasonable opinion of either Shareholder, the Company’s Group is facing severe financial difficulties and requires emergency funding, either Shareholder may, by giving written notice, request a meeting between senior representatives of each Shareholder to discuss providing further shareholder funding to the Company. The Shareholders shall ensure that such meeting takes place within 10 Business Days of receipt of the notice and shall, at that meeting, discuss in good faith different options to provide emergency funding to the Company, including in a manner other than on a pro rata basis in proportion to each Shareholder’s Percentage Interest.
12.5    The Company's Group shall maintain an external committed revolving credit facility in an aggregate amount between £[     ] and £[     ] at all times. The Company's Group shall allow each of the RCF Banks to bid and be considered for ancillary banking business of the Company's Group.
12.6    Cash collected by members of the Company’s Group shall be swept to a designated account of the Company or any member of its Group and deposited for periods not exceeding 90 calendar days or for the period until the estimated date of the next distribution in accordance with clause 11 (Dividend Policy) (whichever is shorter). Such deposits shall be made with money market funds with a credit rating of AAA with at least one international credit rating agency and a net asset value of at least £500 million provided that such deposits shall not represent more than five per cent. of the net asset value of any individual money market fund at any time, save that a cash balance of up to £10 million may be held with RCF Banks with a credit rating of Baa1/BBB+ or better with at least one international credit rating agency.
12.7    Shareholder Loans
(A)    Any Shareholder Loan shall be on terms such that it does not have an adverse impact on the credit rating of the Company, any member of the Company’s Group or of any financial indebtedness of the Company’s Group owed to any third party in accordance with the relevant criteria of each Ratings Agency as amended from time to time.
(B)    If the relevant criteria of any Ratings Agency changes such that the treatment of the Shareholder Loan changes adversely from a credit rating standpoint, the Liberty Global Shareholder and the Telefónica Shareholder shall cooperate with the Company in a commercially reasonable manner to amend the terms of each relevant Shareholder Loan to mitigate, to the greatest extent possible, such adverse credit rating impact.

13.    TARGET LEVERAGE RATIO
13.1    It is the intention of the Shareholders that they manage the corporate finance structuring and execution, credit rating, debt investor relations, hedging and covenant monitoring activities of the Company’s Group in accordance with this clause 13.
13.2    The Shareholders agree, and the Company acknowledges, that (i) the Company's Group shall be managed so as to maintain a Leverage Ratio of between [     ]:[     ] and [     ]:[     ] (inclusive) (the “Target Leverage Ratio”) and (ii) the Shareholders intend to cooperate in relation to the matters set out in this clause 13.
13.3    For the purposes of this agreement, the calculation of the Leverage Ratio shall be done on the following basis:
(A)    where the relevant financial information does not include one or more members of the Company’s Group on a consolidated basis, the financial information available for such members of the Company’s Group on an unconsolidated basis for that period (or part of that period) may be used to calculate the EBITDA for the Company’s Group on a combined basis for that period (or any part of that period);
(B)    Financial Indebtedness of the Company’s Group originally denominated in any currency other than pounds sterling that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into pounds sterling, will be taken into account at its pounds sterling equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions;
(C)    all the terms used in the relevant definitions are to be calculated in accordance with the Relevant Accounting Principles;
(D)    notwithstanding clauses 13.3(A) and 13.3(B) above, Non-Hedged Debt will be taken into account at its pounds sterling equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Company’s Group for calculating the pounds sterling equivalent of EBITDA denominated in the same currency as the currency in which that Non-Hedged Debt is denominated or into which it has been swapped;
(E)    if there is any dispute on any interpretation or computation in respect of the Leverage Ratio, the Company shall adopt the position agreed in respect of any equivalent interpretation or computation for reporting purposes under the Existing Liberty Global Target Group SFA;
(F)    no unrealised synergies or cost savings shall be taken into account;
(G)    subject to clause 13.3(F), EBITDA for the relevant period will be calculated after giving pro forma effect to any transaction, investment, acquisition, disposition, restructuring, corporate reorganisation or otherwise as if it occurred on the first day of such period; and
(H)    if any amendments are made by the Company to the equivalent components of the definitions and/or interpretation clauses in the Existing Liberty Global Target Group SFA as those set out in this agreement, this agreement shall be deemed to be amended mutatis mutandis.

13.4    The Shareholders will procure that as part of the quarterly financial reporting package prepared in accordance with clause 9.5 (Management accounts) in respect of a Quarterly Accounting Period, the CFO of the Company (with advice from, and in consultation with, the Shareholders) will calculate the Leverage Ratio as at the end of, and with respect to, that Quarterly Accounting Period and shall give written notice of the same, including the underlying calculations and reconciliations, to the Shareholders. No filing of a covenant certificate or public announcement (including any presentations of the Leverage Ratio in any public or private offering memorandum, information memorandum or prospectus, or in any documents or other materials provided to ratings agencies) of the Leverage Ratio shall be made without the prior written approval of both Shareholders.
13.5    Subject to clause 13.7 and clause 13.16, if the Leverage Ratio as at the end of a Quarterly Accounting Period is:
(A)    less than [     ]:[     ] and it is reasonably expected that immediately following a Type 1 Recapitalisation the Company will have sufficient distributable reserves or Shareholder Loans to facilitate any distribution required by clause 13.11 or the parties have agreed to distribute the proceeds of the Type 1 Recapitalisation by way of an upstream loan from the Company to the Shareholders or by way of a proportionate buyback of Shares by the Company, in each case, pursuant to clause 13.11 either Shareholder shall be entitled by giving written notice to the other and to the Company to procure the implementation by the Company of a recapitalisation of the Company’s Group (a “Type 1 Recapitalisation”) in order to increase the Leverage Ratio to within the Target Leverage Ratio as soon as reasonably practicable; or
(B)    subject to clause 13.6, greater than or equal to [     ]:[     ] but less than [     ]:[     ] and it is reasonably expected that immediately following a Type 2 Recapitalisation the Company will have sufficient distributable reserves or Shareholder Loans to facilitate any distribution required by clause 13.11 or the parties have agreed to distribute the proceeds of the Type 2 Recapitalisation by way of an upstream loan from the Company to the Shareholders or by way of a proportionate buyback of Shares by the Company, in each case, pursuant to clause 13.11, either Shareholder shall be entitled by giving written notice to the other and to the Company to procure the implementation by the Company of a recapitalisation of the Company’s Group (a “Type 2 Recapitalisation”) in order to increase the Leverage Ratio but so that it remains within the Target Leverage Ratio as soon as reasonably practicable.
13.6    A Shareholder may only exercise its right to procure that the Company implements a Type 2 Recapitalisation:
(A)    once in any 12 month period; and
(B)    in addition to 13.6(A) above, at any time where the purpose of the Type 2 Recapitalisation is to fund the acquisition by the Company or a member of its Group of a licence to use a spectrum band.
13.7    Neither Shareholder may exercise its right to require that the Company implement a Recapitalisation if the Company’s free cash flow (excluding any amounts utilised to fund the acquisition by the Company or a member of its Group of a licence to use a spectrum band) for the previous 12 month period is negative according to the most recent management accounts provided in accordance with clause 9.5 (Management Accounts).

13.8    If at the end of any Quarterly Accounting Period there is any outstanding Financial Indebtedness with a remaining term of less than three years, or the weighted average remaining term of all outstanding Financial Indebtedness is less than six years, excluding, in each case, vendor financing and securitisation transactions, either Shareholder shall be entitled by giving written notice to the other and to the Company to procure the implementation by the Company of a refinancing by the Company’s Group (a “Refinancing”).
13.9    Recapitalisations and Refinancings shall be implemented in accordance with the Treasury Principles, to the extent reasonable in the circumstances having regard to the cost of such Recapitalisations and Refinancings. If either Shareholder exercises a right to procure that the Company implement a Recapitalisation or Refinancing pursuant to clauses 13.5 and 13.8 respectively, the other Shareholder will take all necessary steps to procure that the Company complies with any such Recapitalisation or Refinancing (as applicable) provided that the relevant Recapitalisation or Refinancing (as applicable) is organised, and raised on terms that are, in accordance with the Treasury Principles. For the avoidance of doubt, the Treasury Principles shall not apply to any financing arrangements that are in place as at the date of this agreement.
13.10    Notwithstanding the provisions of clause 13.5 and clause 13.8 and Treasury Principle (B), to the extent not implemented on or prior to the date of this agreement, the Shareholders agree to implement a Recapitalisation as soon as practicable, taking into account the associated costs and prevailing market conditions, after the date of this agreement, provided that following such Recapitalisation the pro forma Net Indebtedness of the Company’s Group does not exceed £[     ]. The Shareholders further agree that the base case assumption is that such Recapitalisation will be implemented through the issue by a member of the Company’s Group of new high yield bonds and/or loans based on terms similar to the Liberty Global Shareholder’s Group’s existing senior secured financial indebtedness as at the date of this agreement. The Telefónica Shareholder acknowledges and agrees that the entities comprising the Telefónica Transferred Group will, if necessary for the purposes of the Recapitalisation, become borrowers or issuers and/or accede as guarantors and provide any required security under the relevant financing documents at or prior to closing of such Recapitalisation (only to the extent permitted by the terms of the financing agreements applicable to such entities as at the relevant time).
13.11    Upon completion of a Recapitalisation and, subject to the availability of sufficient distributable reserves or Shareholder Loans, if applicable (but without prejudice to the Company’s obligations under clause 13.12), and applicable law and regulation (including directors’ fiduciary duties), the Company shall distribute to each Shareholder, in proportion to its respective Percentage Interest, an amount equal to the net proceeds from such Recapitalisation. The Company shall give notice in writing to the Shareholders of the amount of the net proceeds available for distribution promptly following completion of the Recapitalisation and the proposed distribution payment date. Distributions made pursuant to this clause 13.11 shall be made by way of cash dividend or, if the Shareholders (acting jointly and having considered the most efficient means of making the distribution from a tax perspective) notify the Company in writing in advance, by way of rateable repayment of principal and/or payment of any accrued interest on any outstanding Shareholder Loans, by way of new upstream loans from the Company to the Shareholders or by way of a proportionate buyback of Shares by the Company.
13.12    In order to enable the Company to satisfy its obligations under clause 13.11, the Company shall use all reasonable endeavours to ensure that it is able to distribute to each Shareholder, in proportion to its Percentage Interest, an amount equal to the net proceeds from the Recapitalisation by upstreaming cash from members of its Group and ensuring that it has sufficient distributable reserves to make such distributions. In particular, it shall take such actions as the Board considers appropriate to increase the amount of distributable reserves for any

Quarterly Accounting Period where there might otherwise be a shortfall in the amount of available distributable reserves, including by carrying out a reduction of capital of the Company or of a subsidiary of the Company.
13.13    The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) all resolutions for the declaration or payment of dividends or other distributions consistent with this clause 13 are duly passed by the relevant members of the Company’s Group and the Board (as applicable).
13.14    Each Shareholder shall procure that the Company, and shall use its reasonable endeavours to procure that the Directors nominated by it, provide assistance to each Shareholder in connection with a Recapitalisation or Refinancing, including by providing access to the books and records, documents and employees of the Company and members of its Group, and any information that a Shareholder may reasonably request (including, where applicable, for the purposes of any public or private offering memorandum, information memorandum or prospectus, or in any documents or other materials provided to ratings agencies). The parties agree that the Company shall assist in the marketing of any debt securities including by preparing for and attending investor and rating agency meetings.
13.15    No later than 60 Business Days prior to the end of each Accounting Period, the Shareholders shall meet to discuss in good faith possible amendments to the Treasury Principles that would take effect, unless the Shareholders agree otherwise, from the start of the next Accounting Period. For the avoidance of doubt, if the Shareholders do not agree any amendments to the Treasury Principles, the Treasury Principles shall continue to apply.
13.16    The provisions of this clause 13 shall not apply during any period where (i) an IPO Notice has been served in accordance with clause 19.1(A) and for so long as the process following such notice has not lapsed or terminated or (ii) a ROFO Offer is accepted by the Exiting Shareholder in accordance with clause 16.1(F) (ROFO) and for so long as such sale does not terminate in accordance with clause 16.1(F) (ROFO).
14.    RESTRICTIONS ON DEALING WITH SHARES
14.1    Restrictions on Disposals
No Disposal of any Share or Shareholder Loan shall be permitted except a transfer of the entire legal and beneficial interest in the Share or Shareholder Loan which is permitted by and undertaken in accordance with the other terms of this agreement.
14.2    Lock-in period
No Disposal of any Share or Shareholder Loan shall be permitted prior to the third anniversary of the date of this agreement except in accordance with clause 14.4 (Security over Shares), clause 15.1 (Transfers to Wholly-owned Affiliates) or clause 17.3 (Call option).
14.3    No partial transfers
Notwithstanding any other provisions of this agreement, except in accordance with clause 15.1 (Transfers to Wholly-owned Affiliates) and clause 19 (IPO), no Disposal of any Share or Shareholder Loan shall be permitted unless all Shares or Shareholder Loans held by the relevant Shareholder and members of its Group are transferred concurrently to the same transferee.

14.4    Security over Shares
(A)    Notwithstanding clause 14.1, each Shareholder shall, at any time, be permitted to create or permit to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance (a “Relevant Security Interest”) over all (but not some only) of the Shares held by that Shareholder or any member of its Group in favour of one or more financial institutions in connection with any arm’s length financing provided by such financial institution(s) to the Shareholder’s Group (each, a “Relevant Securityholder”) provided that:
(i)    all of the voting rights attaching to the Shares subject to the Relevant Security Interest remain with the Shareholder that holds such Shares, unless and until the Relevant Security Interest is enforced by the Relevant Securityholder; and
(ii)    each Relevant Securityholder has, at the time the Relevant Security Interest is created, an investment grade credit rating or better by at least one international credit rating agency.
14.5    Transfer of Shares and Shareholder Loans
Except in connection with a transfer to a Wholly-owned Affiliate pursuant to clause 15.1 (Transfers to Wholly-owned Affiliates), no Disposal of:
(A)    Shares shall be permitted to any person unless all the outstanding Shareholder Loans held by the transferring Shareholder and each member of its Group are transferred, at par value together with an assignment of the rights to any accrued but unpaid interest, to such person; and
(B)    Shareholder Loans shall be permitted to any person unless all of the Shares held by the transferring holder of the Shareholder Loans and each member of its Group are transferred to such person, and all provisions in this agreement relating to the transfer of Shares or Shareholder Loans shall be construed accordingly.
14.6    Registration of transfers
The Company shall procure that the Board refuses to register the transfer of any Share that is not permitted by and undertaken in accordance with the terms of this agreement.
15.    PERMITTED TRANSFERS
15.1    Transfers to Wholly-owned Affiliates
Subject to clause 15.2, a Shareholder may transfer any Share or Shareholder Loan to any Wholly-owned Affiliate.
15.2    Requirements for making a Permitted Transfer
Prior to making any Permitted Transfer: (i) the transferring Shareholder shall give the other Shareholder at least five Business Days’ notice of its intention to transfer Shares or Shareholder Loans, including details of the transferee and confirmation such person is a Permitted Transferee of the relevant Shareholder, and (ii) the transferee shall first have entered into (a) a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence) and (b) a Deed of Novation in the form set out in Schedule 4 (Form of Deed of Novation) to the extent any Shareholder Loans are being transferred (as applicable).
15.3    Permitted Transferee leaving the Group
A Permitted Transferee shall transfer, in a manner and to a transferee permitted by this agreement, all the Shares and Shareholder Loans held by it before it ceases to be in the same Group as its Shareholder's Ultimate Parent.
15.4    Intermediate Holding Company transfers
(A)    Subject to clause 15.4(B), each Shareholder agrees to procure that in respect of itself and any other Intermediate Holding Company no shares in any such entity shall be transferred or issued to any person unless:
(i)    its Ultimate Parent continues following the completion of the transfer or issue to have direct or indirect (as the case may be) Control in respect of the relevant entity; and
(ii)    the person to whom the shares in the Intermediate Holding Company have been transferred or issued:
(a)    where the relevant Intermediate Holding Company being transferred is a member of the Telefónica Shareholder's Group, is not a Liberty Global Competitor; or
(b)    where the relevant Intermediate Holding Company being transferred is a member of the Liberty Global Shareholder's Group, is not a Telefónica Competitor, and, in each case, does not have the right to exercise (either directly or indirectly) or otherwise influence the exercise by the relevant Shareholder of its rights in relation to the Company.
(B)    Notwithstanding clauses 14.1 (Restrictions on Disposals) and 14.2 (Lock-in period), each Shareholder agrees that a Shareholder may at any time effect a Permitted Group Sale Disposal, a Spin-off Disposal or a Whole Group Disposal provided that no Shareholder shall effect a Spin-off Disposal if a UK Competitor would Control the Intermediate Holding Company subject to the Spin-off Disposal on completion of or otherwise as a result of the transaction.
(C)    If the Ultimate Parent of a Shareholder intends to sell any shares in that Shareholder or in any other Intermediate Holding Company of that Shareholder (such entity being for the purposes of this clause 15.4 the “Group Sale Shareholder”), and such sale constitutes a Permitted Group Sale Disposal, a Spin-off Disposal or a Whole Group Disposal, the Group Sale Shareholder shall as soon as reasonably practicable serve a written notice (a “Group Sale Notice”) on the other Shareholder (the “Non-Group Sale Shareholder”) notifying the Non-Group Sale Shareholder of its Ultimate Parent’s intention. A Group Sale Notice must include details of the entity or entities that the Group Sale Shareholder proposes to sell and whether the proposed transaction is a Permitted Group Sale

Disposal, a Spin-off Disposal or a Whole Group Disposal. Neither Shareholder may serve a Group Sale Notice if an IPO Notice has already been served by the other Shareholder and the process derived from such notice has not lapsed or terminated, provided that the cooling off period under clause 19.5 (Cooling off period) shall not apply.
15.5    Information and evidence
The transferor and the transferee of any Share or Shareholder Loans transferred under this clause 15 and the Original Holder (if any) of the transferred Share or Shareholder Loans, and, in relation to clause 15.4, each Shareholder, shall each provide to the Board, at its own expense, any information and evidence reasonably requested in writing by the Directors (excluding those nominated by the Original Holder or Shareholder concerned) or the Non-Group Sale Shareholder (where applicable) for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 15.
15.6    Compliance with agreement
Each Shareholder shall procure that all Permitted Transferees in relation to which it is the Original Holder comply with the terms of this agreement.
15.7    Share purchases by the Company
A Shareholder may dispose of any Share to the Company by way of purchase provided that the purchase of Shares by the Company is pro rata to each Shareholder's Percentage Interest and the parties comply with the terms of clause 4 (Reserved Matters).
15.8    Shareholders within the same Group
Following a Permitted Transfer, where there are two or more Shareholders that are members of the same Group, the Shareholders agree that the following provisions shall apply:
(A)    the Shareholder which holds the most Shares (the “Principal Shareholder”) shall exercise the rights arising under this agreement or otherwise in relation to the Company on behalf of all other Shareholders within the relevant Shareholder’s Group (each, a “Secondary Shareholder”) and where those Shareholders hold the same number of Shares, one Shareholder shall be designated the Principal Shareholder;
(B)    other than for the purposes of determining the economic rights attaching to each Share, this agreement shall apply as if the Principal Shareholder and all other Secondary Shareholders are one Shareholder and are either the Liberty Global Shareholder or the Telefónica Shareholder (as applicable);
(C)    all the rights of all other Secondary Shareholders under this agreement shall be exercised exclusively by the Principal Shareholder;
(D)    any notice given by the Principal Shareholder under this agreement shall be deemed also to be given by all other Secondary Shareholders; and
(E)    any notice required to be given to any other Secondary Shareholder shall be given also to the Principal Shareholder and any purported exercise by any other Secondary Shareholder shall be disregarded.

Where this clause 15.8 applies, the Company shall be entitled to, and shall only, act in accordance with the terms of this clause 15.8.
15.9    Meaning of Shareholder
References to a "Shareholder" in clauses 15.1, 15.2 and 15.6, shall be construed so as to include references to the lender of the relevant Shareholder Loan.
16.    TRANSFER OF SHARES FOR CONVENIENCE
16.1    ROFO
(A)    Either Shareholder (an “Exiting Shareholder”) may at any time from the fifth anniversary of the date of this agreement serve a written notice (an “Exit Notice”) on the other Shareholder (the “Non-Exiting Shareholder”) notifying the Non-Exiting Shareholder of its intention to sell all of the Shares to a third party (a “Joint Exit”). An Exit Notice may not be served if an IPO Notice or Group Sale Notice has already been served by the other Shareholder and the process following such notice has not lapsed or terminated.
(B)    The Exiting Shareholder may only serve an Exit Notice on the Non-Exiting Shareholder if the chief executive officer of the Exiting Shareholder's Ultimate Parent has notified the chief executive officer of the Non-Exiting Shareholder's Ultimate Parent of its intention to do so at least 30 calendar days before the date of the Exit Notice. If both Shareholders serve an Exit Notice, the valid Exit Notice for the purposes of this clause 16.1 shall be the Exit Notice sent by the Shareholder whose Ultimate Parent's chief executive officer notified the chief executive officer of the other Shareholder's Ultimate Parent first. If the chief executive officer of the Non-Exiting Shareholder’s Ultimate Parent notifies the chief executive officer of the Exiting Shareholder’s Ultimate Parent that the Non-Exiting Shareholder also wishes to pursue a sale of the Company, the Shareholders shall discuss in good faith for the remainder of the 30 calendar day period whether they wish to initiate jointly a sale process in respect of all of the Shares to a third party and the structure and terms of such sale process.
(C)    Upon the receipt of an Exit Notice, the Non-Exiting Shareholder may either:
(i)    subject to clause 16.1(D), at any time within four weeks from the date of the Exit Notice, serve a written notice on the Exiting Shareholder stating that it wishes to defer the Joint Exit (a “Deferral Notice”); or
(ii)    at any time within twelve weeks from the date of the Exit Notice, serve a written notice on the Exiting Shareholder stating that it wishes to purchase all the Shares (the “ROFO Shares”) held by the Exiting Shareholder (a “ROFO Notice”). The ROFO Notice shall:
(a)    be irrevocable;
(b)    state the consideration payable (which shall be cash and/or listed shares of the Ultimate Parent of the Non-Exiting Shareholder) for the ROFO Shares, expressed as a fixed pounds sterling amount, and all the other terms (the “ROFO Terms”) on which the ROFO Shares are proposed to be purchased, which shall not impose any obligation on the Exiting Shareholder apart from the obligations (a) to sell the full and unencumbered ownership of the ROFO Shares to the Non-Exiting Shareholder together with all rights attaching thereto and (b) to provide standard title, capacity, authority and no insolvency warranties; and
(c)    contain a bona fide offer (the “ROFO Offer”) from the Non-Exiting Shareholder to purchase the ROFO Shares from the Exiting Shareholder on the ROFO Terms including to pay the entire fixed consideration on completion of the sale and purchase (whether payment of cash consideration or settlement of any share consideration, which for the avoidance of doubt shall be listed upon settlement), provided that completion of the ROFO Offer may, if so notified in the ROFO Notice, be solely conditional upon, (a) the obtaining of any anti-trust approvals or consents (b) the obtaining of any other regulatory approvals and consents and (c) the obtaining of any shareholder and/or third party consents, in each case, as are mandatorily required by law or regulation in connection with the proposed acquisition of the ROFO Shares by the Non-Exiting Shareholder and their sale by the Exiting Shareholder (the “ROFO Conditions”).
(D)    If the Non-Exiting Shareholder serves a Deferral Notice on the Exiting Shareholder in accordance with clause 16.1(C)(i) above, the Exiting Shareholder shall terminate the Joint Exit process immediately and neither Shareholder may serve another Exit Notice for a period of six months from the date of the Exit Notice. Each Shareholder has the right to issue only one Deferral Notice for so long as it holds an interest in the Company and may only do so where a Market Conditions Reason has occurred.
(E)    For the purposes of this clause 16, the Liberty Global Shareholder and the Telefónica Shareholder agree that:
(i)    if the Liberty Global Shareholder offers listed shares in its Ultimate Parent as consideration for a ROFO Offer, it shall:
(a)    offer Class C shares (which have the stock code LBTYK as at the date of this agreement);
(b)    offer a combination of such Class C Shares and Class A Shares (which have the stock code LBTYA as at the date of this agreement), to be offered in proportions equal to the proportion that the value of each such share class (being the relevant total number of shares in issue (excluding shares held in treasury) multiplied by the relevant closing share price) represents of the total aggregate value of the Class C Shares and Class A Shares in issue (excluding shares held in treasury), in each case on the last trading day prior to the date of the ROFO Notice; or
(c)    offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group, if at the date of the ROFO Notice the Class C shares or Class A Shares no longer exist or the rights attaching to such shares have been varied or other classes of shares have been created and its Ultimate Parent has one or more other classes of listed common or ordinary share not in existence at the date of this agreement;

(ii)    if the Telefónica Shareholder offers listed shares in its Ultimate Parent as consideration for a ROFO Offer and it has more than one class of listed common or ordinary share, it will offer the class of share which provides the broadest exposure to the profits or losses of its Ultimate Parent’s Group; and
(iii)    if all or part of the consideration for the ROFO Shares comprises shares in the Ultimate Parent of the Non-Exiting Shareholder, such shares shall be valued at the Share VWAP on the date the Exiting Shareholder accepts the ROFO Offer pursuant to clause 16.1(F).
(F)    The Exiting Shareholder may accept the ROFO Offer contained in the ROFO Notice by providing notice in writing to the Non-Exiting Shareholder within two weeks of the date of the ROFO Notice (failing which, the ROFO Offer will expire). If the Exiting Shareholder accepts the ROFO Offer, each of the Exiting Shareholder and the Non-Exiting Shareholder shall use all reasonable endeavours to execute definitive documents in relation to the sale and purchase of the ROFO Shares (the “ROFO Transaction”) as soon as practicable and in any event within four weeks of the date on which the Exiting Shareholder accepted the ROFO Offer and the Exiting Shareholder and the Non-Exiting Shareholder agree that the ROFO Transaction shall be completed in accordance with clause 18 (Completion of Transfers) on the date which is the later of:
(i)    10 Business Days after the date on which all of the ROFO Conditions have been satisfied or waived (in whole or in part) by mutual agreement of the Shareholders; and
(ii)    10 Business Days after the date on which the Exiting Shareholder and the Non-Exiting Shareholder executed definitive documents to effect the ROFO Transaction, or on such other date as the Shareholders may agree, provided always that such date shall be no later than the ROFO Completion Deadline, failing which the ROFO Transaction shall terminate automatically. If all or any part of the consideration for the ROFO Shares comprises shares in the Ultimate Parent of the Non-Exiting Shareholder, the Non-Exiting Shareholder may elect to satisfy some or all of the non-cash consideration for the ROFO Shares in cash on completion of such transfer and, if it makes such election, the cash amount due shall be calculated based on the Share VWAP on the date the Exiting Shareholder accepted the ROFO Offer pursuant to this clause 16.1(F).
(G)    The Shareholders agree that the Non-Exiting Shareholder shall be entitled (subject to applicable law and regulation) to require the Company and its Group to incur additional financial debt for the purposes of financing or refinancing the purchase of the ROFO Shares by the Non-Exiting Shareholder, provided the incurring of such additional financial debt is conditional on completion of the ROFO Transaction.
(H)    If:
(i)    the Non-Exiting Shareholder serves neither (i) a Deferral Notice within four weeks from the date of the Exit Notice in accordance with clause 16.1(C)(i), nor (ii) a ROFO Notice within twelve weeks from the date of the Exit Notice in accordance with clause 16.1(C)(ii), on the Exiting Shareholder;

(ii)    the ROFO Transaction is terminated pursuant to clause 16.1(F); or
(iii)    the Exiting Shareholder does not accept the ROFO Offer within two weeks of the date of the ROFO Notice in accordance with clause 16.1(F), the Exiting Shareholder shall have the right to elect, by giving notice in writing (an “Exit Election Notice”) to the Non-Exiting Shareholder and the Company within one month of (x) the expiry of the twelve week period in the case of (i), (y) the termination of the ROFO Transaction in the case of (ii), or (z) the lapse of the ROFO Offer in the case of (iii) (as applicable), that it wishes to pursue:
(a)    a sale of all the Shares to a third party, in which case the provisions of clause 16.2 shall apply; or
(b)    an IPO of the Company, in which case it shall be deemed to have served an IPO Notice and the Exiting Shareholder shall be deemed to be the Initiating Shareholder and the Non-Exiting Shareholder shall be deemed to be the Receiving Shareholder, in each case for the purposes of clause 19 (IPO); or
(c)    a dual track process of a sale of all the Shares and an IPO of the Company, in which case both clauses 16.1(H)(a) and 16.1(H)(b) shall apply but the Exiting Shareholder shall be entitled to decide which of the two processes will be completed.
(I)    Each Shareholder shall act in good faith in compliance with its obligations under this clause 16.1.
(J)    Subject to clause 16.2(Q)(ii), each Shareholder shall bear its own costs incurred in connection with a Joint Exit, a ROFO Transaction and a Drag Sale Offer. The Company shall bear its own costs incurred and the costs incurred by any member of its Group in connection with a Joint Exit, a ROFO Transaction and a Drag Sale Offer.
16.2    Drag Sale
(A)    The provisions of this clause 16.2 shall only apply in the circumstances set out in clauses 16.1(H)(a) and 16.1(H)(c).
(B)    For the purposes of this clause 16.2, a “Drag Sale Offer” is an offer to buy all (but not some only) of the Shares then in issue at the same price per Share (which, subject to clause 16.2(G) below, shall be satisfied either in cash or part in cash and part in Marketable Securities) and otherwise, subject to clause 16.2(G) below, on the same terms per Share (together, the “Drag Sale Terms”) which is:
(i)    made by a person (the “Drag Sale Offeror”) who:
(a)    is not a Shareholder;
(b)    is not an Affiliate of any Shareholder; and
(c)    has no agreement or arrangement of any kind with any Shareholder relating to the offer other than as set out in the Drag Sale Terms;

(ii)    conditional on acceptance in respect of all the Shares then in issue within a maximum of two weeks of the offer being made; and
(iii)    subject to no conditions other than (a) the obtaining of any anti-trust approvals or consents, (b) the obtaining of any other regulatory approvals and consents, and (c) the obtaining of any shareholder and/or third party consents, as are, in each case, mandatorily required by law or regulation in connection with the proposed acquisition of the Shares by the Drag Sale Offeror and their sale by the Shareholders (the "Drag Sale Conditions").
(C)    The Exiting Shareholder shall promptly commence the process of obtaining a Drag Sale Offer following service of an Exit Election Notice in the circumstances set out in clauses 16.1(H)(a) and 16.1(H)(c) and shall use all reasonable endeavours to solicit a bona fide Drag Sale Offer for all of the Shares and shall take all such steps as are reasonable in accordance with prevailing M&A market practice. To the extent that the Exiting Shareholder markets the Shares to more than one potential purchaser by way of an auction process, nothing in this clause 16 shall prohibit the Non-Exiting Shareholder from participating in such process.
(D)    The Exiting Shareholder undertakes to keep the Non-Exiting Shareholder informed about the progress and status of the process to obtain the Drag Sale Offer and to consult with and have regard to the reasonable representations of the Non-Exiting Shareholder in connection with any decision relating to the material terms of the Drag Sale Offer, subject to any appropriate and reasonable confidentiality obligations in circumstances where the Non-Exiting Shareholder participates in the Drag Sale Offer process.
(E)    If an Exit Election Notice has been served in the circumstances set out in clause 16.1(H)(iii) and the Exiting Shareholder has been unable to agree and execute legally binding documents to effect a Drag Sale Offer within six months of the date of the ROFO Offer, the Exiting Shareholder shall:
(i)    immediately terminate the sale process initiated pursuant to this clause 16.2;
(ii)    immediately notify the Non-Exiting Shareholder of the termination of the sale process initiated pursuant to this clause 16.2; and
(iii)    not be permitted to issue another Exit Notice, Group Sale Notice or IPO Notice for a period of 12 months following the date on which the Exiting Shareholder notifies the Non-Exiting Shareholder of the termination of the sale process initiated pursuant to this clause 16.2 in accordance with clause 16.2(E)(ii).
(F)    If the Exiting Shareholder agrees legally binding documents to effect a Drag Sale Offer, then, prior to executing such documents, it shall deliver a written notice (a “Drag Notice”) to the Company and the Non-Exiting Shareholder stating:
(i)    the identity of, and the amount of the consideration offered by, the Drag Sale Offeror, expressed as a price per Share (which shall be satisfied, subject to clause 16.2(G) either (x) in cash or (y) part in cash and part in Marketable Securities, provided that the percentage of the aggregate consideration to be satisfied by the issue and/or transfer of Marketable Securities shall not exceed 50 per cent.) to be satisfied upon completion of the sale and purchase; and

(ii)    the terms and conditions of payment of such consideration and all other material terms and conditions of the Drag Sale Offer (including any locked box or leakage mechanism but, for the avoidance of doubt, representations and warranties proposed to be provided to the Drag Sale Offeror need not be included in the Drag Notice, provided such representations and warranties are customary in the context of a sale process for the Shares, have been negotiated by the Exiting Shareholder in good faith and such representations and warranties do not represent a mechanism to transfer value to the Drag Sale Offeror).
(G)    Notwithstanding clause 16.2(F)(i), a Drag Notice may state that:
(i)    the percentage of the aggregate consideration to be satisfied by the issue and/or transfer of Marketable Securities shall exceed 50 per cent., provided that:
(a)    unless clause 16.2(G)(i)(b) applies, the percentage of the aggregate consideration to be paid to the Non-Exiting Shareholder which is to be satisfied by the issue and/or transfer of Marketable Securities shall not exceed 50 per cent.; and
(b)    the Non-Exiting Shareholder may notify the Exiting Shareholder within 20 Business Days of delivery to it of the Drag Notice that the Non-Exiting Shareholder elects to increase the proportion of the aggregate consideration to be paid to it which is to be satisfied by the issue and/or transfer of Marketable Securities up to a maximum number of Marketable Securities as is equal to the Non-Exiting Shareholder's Percentage Interest of the total number of Marketable Securities offered by the Drag Sale Offeror in consideration for all of the Shares; or
(ii)    the consideration offered by the Drag Sale Offeror is to be satisfied part in cash and part in securities that are not Marketable Securities (the "Non-Marketable Securities"), provided that the Non-Exiting Shareholder (unless the Non-Exiting Shareholder agrees otherwise) receives only cash consideration of an amount which, on a per Share basis, is equal to the value of the Non-Marketable Securities to be issued as consideration (on a per Share basis) as at the date on which the Exiting Shareholder executes legally binding documents to effect a Drag Sale Offer.
(H)    If all or part of the consideration for the Shares on a Drag Sale Offer comprises Marketable Securities:
(i)    the Marketable Securities shall be valued at the Marketable Security VWAP on the date the Exiting Shareholder executes legally binding documents to effect a Drag Sale Offer;
(ii)    if the percentage of the aggregate consideration to be satisfied by the issue and/or transfer of Marketable Securities is 50 per cent., the Non-Exiting Shareholder may elect to decrease the number of Marketable Securities it is to be issued and/or transferred and increase the proportion of consideration it is to receive in cash and require the Exiting Shareholder to be issued and/or transferred such additional number of Marketable Securities and reduce the proportion of consideration the Exiting Shareholder is to receive in cash so that on completion of that Drag Sale Offer, the Non-Exiting Shareholder shall receive 40 per cent. of its consideration in Marketable Securities and the Exiting Shareholder shall receive 60 per cent. of its consideration in Marketable Securities;
(iii)    subject to clause 16.2(I) below, the Marketable Securities shall not, when issued and allotted or transferred to the Exiting Shareholder and the Non-Exiting Shareholder, represent more than 25 per cent. of the free float of the issuer of the Marketable Securities;
(iv)    the Exiting Shareholder and the Non-Exiting Shareholder shall enter into orderly marketing and lock-up arrangements on terms and conditions for each Shareholder that are within reasonable market parameters with the Drag Sale Offeror, each on the same terms and conditions as are negotiated in good faith and agreed between the Exiting Shareholder and the Drag Sale Offeror, in respect of any Marketable Securities that either of them holds on completion of the Drag Sale Offer; and
(v)    if the Non-Exiting Shareholder would be required to obtain any mandatory antitrust or other regulatory approval as a result of its receipt of the Marketable Securities or if receipt of the Marketable Securities would require the Non-Exiting Shareholder to make a mandatory takeover offer to any holders of securities in the issuer of such Marketable Securities (and such mandatory requirement cannot be avoided by the Non-Exiting Shareholder decreasing the proportion of the consideration to be satisfied by the issuance and allotment or transfer of Marketable Securities), the Non-Exiting Shareholder shall be dragged in accordance with clause 16.2(K) if the Drag Sale Offeror offers a cash alternative to the Non-Exiting Shareholder.
(I)    If the Marketable Securities shall, when issued and allotted or transferred, represent more than 25 per cent. of the free float of the issuer of the Marketable Securities, the Non-Exiting Shareholder shall be dragged in accordance with clause 16.2(K) only if:
(i)    the Exiting Shareholder procures that the Non-Exiting Shareholder receives only cash consideration at the same price per Share as the Exiting Shareholder; or
(ii)    the Non-Exiting Shareholder elects to receive any Marketable Securities as part of its consideration in connection with such Drag Sale Offer.
(J)    Where the Exit Election Notice has been served by the Exiting Shareholder in the circumstances set out in clause 16.1(H)(ii) or clause 16.1(H)(iii), in order for the Non-Exiting Shareholder to be dragged in accordance with clause 16.2(K):
(i)    the Non-Exiting Shareholder shall not be obliged to give any warranties (other than in respect of title, capacity, authority and no insolvency) to the Drag Sale Offeror; and
(ii)    the price per Share set out in the Drag Notice must be an amount at least the Specified Percentage greater than the fixed amount set out in the ROFO Notice.
For the avoidance of doubt, the provisions of this clause 16.2(J) shall not apply where the Exit Election Notice has been served in the circumstances set out in clause 16.1(H)(i).

(K)    If the Exiting Shareholder delivers a Drag Notice in accordance with the provisions of clause 16.2(F), the Non-Exiting Shareholder shall be deemed to have accepted such offer on the same terms and conditions as accepted by the Exiting Shareholder (save as set out in the Drag Sale Terms and subject to clauses 16.2(G), 16.2(H), 16.2(I) and 16.2(J)) and, following execution of the definitive sale documentation by the Exiting Shareholder and the Drag Sale Offeror (a copy of which shall be provided to the Non-Exiting Shareholder), shall be obliged to transfer all of the Shares held by it to the Drag Sale Offeror on the Drag Sale Terms subject to compliance with the remaining provisions of this clause 16.2.
(L)    Subject to applicable law and regulation, the Non-Exiting Shareholder and the Company shall take such action necessary (and in a timely manner) to achieve the sale pursuant to a Drag Sale Offer as the Exiting Shareholder reasonably requests, including but not limited to:
(i)    providing reasonable assistance to the Exiting Shareholder, the Company, the Drag Sale Offeror and their respective advisers, including providing reasonable access to the books and records and employees of the Company and its Group;
(ii)    approving any shareholder resolutions of the Company in connection with the sale and generally attending shareholder and Board meetings of the Company when convened;
(iii)    appointing appropriate advisers to the Company in connection with the sale (the fees and out of pocket expenses of such advisers to be borne by the Company);
(iv)    assisting in the production, negotiation and execution of such documentation as is required to effect the sale; and
(v)    agreeing to and cooperating with any reorganisation or restructuring of the Company and its Group which is necessary to effect the sale (provided that such reorganisation or restructuring shall only be implemented following execution of definitive documents in relation to the sale).
(M)    The sale and purchase of the Shares held by the Non-Exiting Shareholder shall be completed in accordance with clause 18 (Completion of Transfers) on the same day and subject to the completion of the acquisition of the entire legal and beneficial interest in all (but not some) of the Shares held by the Exiting Shareholder, being the date 10 Business Days following the later of:
(i)    the day on which all of the conditions to the Drag Sale Offer have been satisfied or waived (in whole or in part) by mutual agreement of the Shareholders; and
(ii)    the date on which the Non-Exiting Shareholder received the Drag Notice, or on such other date as the Shareholders may agree, provided always, however, that such date shall be no later than the Drag Completion Deadline, failing which the Drag Sale Offer (and any definitive documents required to effect the sale) shall terminate automatically and the Exiting Shareholder shall give notice of the same to the Non-Exiting Shareholder.

(N)    The Exiting Shareholder may give notice of termination of the sale process to the Non-Exiting Shareholder at any time prior to serving a Drag Notice.
(O)    Each Shareholder shall act in good faith when complying with its obligations set out in this clause 16.2.
(P)    The Shareholders shall appoint external legal counsel, reporting accountants and such other advisers as may reasonably be required (in each case at their own cost).
(Q)    If, at any time prior to the Drag Completion Deadline, it becomes apparent to the Exiting Shareholder (acting reasonably) that the sale process initiated pursuant to this clause 16.2 is likely to fail to complete, or if the Exiting Shareholder ceases to pursue the process for any reason, then:
(i)    the Exiting Shareholder shall give notice to the Non-Exiting Shareholder and the Company as soon as practicable and shall procure that such process is terminated in accordance with the definitive documents entered into to effect the sale pursuant to the Drag Sale Offer; and
(ii)    all costs reasonably and actually incurred by the Non-Exiting Shareholder in connection with the Drag Sale Offer process (including through compliance with its obligations under this clause 16.2) shall be borne by the Exiting Shareholder.
(R)    At any time after the date of the Drag Notice the Non-Exiting Shareholder may, acting reasonably, request periodic updates from the Exiting Shareholder on the status of the sale process and the Exiting Shareholder shall, within five Business Days of such request, provide sufficient details of the current status of activities and the overall intended timeline to confirm that the Exiting Shareholder is continuing to pursue the process diligently and in good faith. In the event that the Exiting Shareholder fails to provide such information to the reasonable satisfaction of the Non-Exiting Shareholder then the Non-Exiting Shareholder shall have the right to give notice to the Exiting Shareholder requiring termination of the process with immediate effect and the Exiting Shareholder shall procure the same.
(S)    Notwithstanding the above provisions of this clause 16.2, the Exiting Shareholder shall be entitled to structure a sale of all of the assets and liabilities of the Company and its Group through a structure other than a sale of the Shares (such as an asset sale, merger or distribution) provided, where the Exit Election Notice has been served in the circumstances set out in 16.1(H)(iii) that it can demonstrate to the reasonable satisfaction of the Non-Exiting Shareholder that such process will deliver to the Non-Exiting Shareholder a net financial value equal to a price per Share of at least the Specified Percentage higher than the fixed amount set out in the ROFO Notice.
16.3    Cooling off period
Save where clause 16.1(D) or clause 16.2(E)(iii) applies, following service of a valid Exit Notice, no other Exit Notice or IPO Notice may be served by either Shareholder for a period of 12 months after the earlier of the following events: (a) the process provided for in this clause 16 having concluded without there being a sale of Shares; or (b) the Exiting Shareholder having given notice to the Non-Exiting Shareholder (or vice-versa) of termination of the relevant process in accordance with this clause 16.

17.    DEFAULT
17.1    Events of Default
(A)    The following are “Events of Default” in relation to a Shareholder:
(i)    the Shareholder makes any Disposal of any Shares which is in breach of this agreement;
(ii)    save as a consequence of any transfers or issues permitted by clause 15.4 (Intermediate Holding Company transfers), any Intermediate Holding Company ceases to be a direct or indirect wholly-owned subsidiary of the Ultimate Parent and, as a consequence, the Shareholder ceases to be a direct or indirect wholly-owned subsidiary of the Ultimate Parent;
(iii)    any procedure is commenced for the winding-up, dissolution or re-organisation of any Intermediate Holding Company or its Ultimate Parent (other than for the purpose of a solvent amalgamation or reconstruction) and that procedure (unless commenced by the relevant Intermediate Holding Company or its Ultimate Parent, as the case may be) is not terminated or discharged within 60 Business Days;
(iv)    any procedure is commenced for the appointment of an administrator, liquidator, receiver, administrative receiver or trustee in bankruptcy in relation to any Intermediate Holding Company or its Ultimate Parent or all or substantially all of its assets and that procedure (unless commenced by the relevant Intermediate Holding Company or its Ultimate Parent, as the case may be) is not terminated or discharged within 60 Business Days;
(v)    any procedure is commenced by a Relevant Securityholder to enforce a Relevant Security Interest and that procedure is not discontinued within 60 Business Days or a Relevant Securityholder enforces a Relevant Security Interest;
(vi)    any procedure is commenced by a holder of any security over all or substantially all of the assets of any Intermediate Holding Company or its Ultimate Parent to enforce that security and that enforcement is not discontinued within 60 Business Days or a holder of any security over all or substantially all of the assets of any Intermediate Holding Company or its Ultimate Parent to enforces that security;
(vii)    all or substantially all of the assets of any Intermediate Holding Company or its Ultimate Parent is subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within 60 Business Days.
(B)    Each Shareholder shall provide to the other Shareholder any information and/or evidence reasonably requested by the other Shareholder to enable it to determine whether an Event of Default has occurred in respect of that Shareholder within ten Business Days after the request is received (and for the avoidance of doubt a Shareholder may make such request at any time that it reasonably believes any of the matters listed in clause 17.1(A) may have occurred in respect of the other Shareholder, irrespective of whether an applicable cure period has elapsed).

17.2    Default Notice
(A)    This clause 17.2 shall apply if, in the reasonable opinion of a Shareholder (the “Non-Defaulting Shareholder”), an Event of Default has occurred in relation to any Shareholder (the “Defaulting Shareholder”).
(B)    The Non-Defaulting Shareholder may give notice (a “Default Notice”) to the Defaulting Shareholder and the Company that an Event of Default has occurred. The Default Notice must identify the particular Event of Default that the Non-Defaulting Shareholder claims has occurred and to the extent available must include evidence giving a reasonable basis to substantiate this claim.
(C)    Within 10 Business Days of receipt of the Default Notice, the Defaulting Shareholder may, acting reasonably, serve a notice in writing on the Non-Defaulting Shareholder (with a copy to the Company) (a “Default Dispute Notice”) stating that it disputes that the Event of Default identified in the Default Notice has occurred. The Default Dispute Notice must include reasons and evidence giving a reasonable basis in support of the Defaulting Shareholder’s position.
(D)    As soon as reasonably practicable following receipt of the Default Dispute Notice, and, in any event within five Business Days, the Shareholders shall jointly appoint and instruct a Queen’s Counsel to determine whether or not the Event of Default described in the Default Notice has occurred, such determination to be provided within 10 Business Days of the date of instruction. If the Shareholders fail to agree the appointment of a Queen’s Counsel within the five Business Day time period, the Non-Defaulting Shareholder may request that the Chairman of the General Council of the Bar appoint a Queen’s Counsel from Erskine Chambers, One Essex Court Chambers or Brick Court Chambers, within five Business Days of the date of such request, to provide the determination described in this clause 17.2(D).
(E)    If no Default Dispute Notice is served or if the Shareholders subsequently agree or if the Queen’s Counsel's determination referred to in clause 17.2(D) is that the Event of Default identified in the Default Notice occurred, the Non-Defaulting Shareholder may:
(i)    if the Event of Default identified in the relevant Default Notice is an Event of Default set out in any one of clauses 17.1(A)(iii) to 17.1(A)(vii), give notice to the Defaulting Shareholder and the Company within 30 Business Days of:
(a)    if no Default Dispute Notice is served by the Defaulting Shareholder, the date falling 10 Business Days after the Default Notice is served; or
(b)    if a Default Dispute Notice is served by the Defaulting Shareholder, the date on which the Shareholders subsequently agree or the Queen’s Counsel's opinion referred to in clause 17.2(D) determines that the Event of Default identified in the Default Notice has occurred at the time such agreement or determination is made, that it requires the Defaulting Shareholder to sell or procure the sale of all of the Shares held by the Defaulting Shareholder (the “Specified Shares”) to the Non-Defaulting Shareholder at their Prescribed Value and free from all encumbrances and together with all rights attaching to them (a “Call Option Notice”); and/or

(ii)    give notice to the Defaulting Shareholder and the Company that clause 17.4 applies in respect of the Shares held by the Defaulting Shareholder (a “Cessation of Rights Notice”), provided that if the Event of Default identified in the relevant Default Notice is an Event of Default set out in clause 17.1(A)(i) or 17.1(A)(ii), the Defaulting Shareholder has not remedied the Event of Default to the reasonable satisfaction of the Non-Defaulting Shareholder (acting reasonably) within a period of three months from the date of the Default Notice.
17.3    Call option
(A)    This clause 17.3 shall apply if the Non-Defaulting Shareholder has issued a Call Option Notice in accordance with clause 17.2(E)(i) above. Any rights granted under this clause 17.3 to the Non-Defaulting Shareholder are additional to any rights the Non-Defaulting Shareholder has under clause 17.4.
(B)    Following the issuance of the Call Option Notice, the parties shall use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the Specified Shares as soon as reasonably practicable after the giving of a Call Option Notice.
(C)    The Non-Defaulting Shareholder may revoke the Call Option Notice within 10 Business Days after the Prescribed Value of the Specified Shares has been determined. If the Call Option Notice is revoked, no further Call Option Notice may be served in respect of the same fact, matter or circumstances giving rise to the Event of Default.
(D)    If the Call Option Notice is not revoked, the transfer of the Specified Shares shall be:
(i)    solely conditional upon (a) the obtaining of any anti-trust approvals or consents, (b) the obtaining of any other regulatory approvals and consents, and (c) the obtaining of any shareholder and/or third party consents, in any case, as are mandatorily required by law or regulation in connection with the proposed acquisition of the Specified Shares by the Non-Defaulting Shareholder and their sale by the Defaulting Shareholder; and
(ii)    completed in accordance with clause 18 (Completion of Transfers), after the determination of the Prescribed Value of the Specified Shares on the date being the later of:
(a)    10 Business Days after the date on which all of the conditions described in clause 17.3(D)(i) have been satisfied by the Non-Defaulting Shareholder); and
(b)    10 Business Days after the date of determination of the Prescribed Value of the relevant Shares, and, in any event, must have completed in accordance with clause 18 (Completion of Transfers) within 12 months from the date of the Call Option Notice.
(E)    If, at any time prior to completion of the transfer of the Specified Shares, the relevant Event of Default is remedied to the reasonable satisfaction of the Non-Defaulting Shareholder (acting reasonably) then completion shall not occur and the rights of the

Non-Defaulting Shareholder to call the Specified Shares shall be terminated in respect of such Event of Default.
17.4    Cessation of rights
(A)    This clause 17.4 shall apply if the Non-Defaulting Shareholder has issued a Cessation of Rights Notice in accordance with clause 17.2(E)(ii) above. Any rights granted under this clause 17.4 to the Non-Defaulting Shareholder are additional to any rights the Non-Defaulting Shareholder has under clause 17.3 (Call option).
(B)    Following the issuance of the Cessation of Rights Notice, the Shareholders and Company agree that:
(i)    the Defaulting Shareholder will not have any rights to dividends or distributions under clauses 11 (Dividend Policy) or 13 (Target Leverage Ratio), any reserved matter rights under clause 4 (Reserved Matters) or Director nomination and appointment rights under clause 6 (Shareholder Appointments) until the Event of Default identified in the Default Notice is remedied to the satisfaction of the Non-Defaulting Shareholder (acting reasonably) or a transfer of the Specified Shares is completed pursuant to clause 17.3 (Call Option) (such period being the “Default Period”);
(ii)    during the Default Period, the Directors nominated and appointed upon request of the Defaulting Shareholder shall cease to count in the quorum for and to have voting rights in meetings of the Board, and resolutions of the Board shall be decided by a simple majority vote of all votes cast by the Directors present or represented by an Alternate (and entitled to count in the quorum of such meeting) including the vote of at least two of the Directors nominated and appointed upon request of the Non-Defaulting Shareholder (but excluding the votes of the Directors nominated and appointed upon request of the Defaulting Shareholder);
(iii)    the Defaulting Shareholder must pay to the Non-Defaulting Shareholder an amount equal to any dividends or distributions it received during the period from the date of the Default Notice to the end of the Default Period (less any Tax payable thereon (or Tax which would have been so payable but for the availability of any Relief) by the Defaulting Shareholder); and
(iv)    for the avoidance of doubt, during the Default Period, the Defaulting Shareholder must comply with its obligations under this agreement.
(C)    The rights of the Defaulting Shareholder shall be reinstated on the day immediately following the end of the Default Period.
17.5    Protection of legitimate interests
    Each of the parties agrees and acknowledges that:
(A)    the Shareholders have a common commercial objective and interest, being the successful promotion and development of the Company’s Group and the Business, and that this is dependent on, inter alia, the mutual trust, confidence and co-operation between the Shareholders, their respective Groups and between the Directors;

(B)    this clause 17 is a common provision in agreements of this nature and is reasonable and proportionate to protect the Shareholders’ legitimate interests described above; and
(C)    each of the Shareholders is a sophisticated commercial enterprise which has engaged legal and financial advisers to advise it in relation to this agreement.
17.6    Indemnity in respect of certain Events of Default
The Defaulting Shareholder shall indemnify each of the Non-Defaulting Shareholder and the Company on demand against each loss, liability and cost which the Non-Defaulting Shareholder or the Company incurs as a result of an Event of Default set out in clause 17.1(A)(i) or clause 17.1(A)(ii).
18.    COMPLETION OF TRANSFERS
18.1    Encumbrances and rights
(A)    Where the transfer of any Share takes place in accordance with this agreement, the Share shall be transferred free of encumbrances and with all rights attaching thereto.
(B)    Where the transfer of any Shareholder Loans takes place in accordance with this agreement, the Shareholder Loans shall be transferred at par together with all accrued but unpaid interest, free of encumbrances and with all rights attaching thereto.
18.2    Satisfaction of conditions
Where any Share or Shareholder Loan is to be transferred in accordance with this agreement, the Shareholders shall (and shall procure that the relevant members of their Group shall) cooperate with one another (acting reasonably) with a view to satisfying any conditions that the transfer of such Shares are subject to and otherwise use reasonable endeavours to fulfil or procure the fulfilment of any such conditions as soon as reasonably practicable.
18.3    Obligations at completion
In order to transfer Shares and/or Shareholder Loans under this agreement:
(A)    the purchaser shall:
(i)    pay the aggregate transfer price in cash in respect of the relevant Shares and/or Shareholder Loans to (i) the seller’s nominated account on the date of completion, or (ii) in such other manner as may be agreed by the seller and the purchaser before completion of the transfer of the Shares and/or Shareholder Loans; and/or
(ii)    settle the non-cash consideration on the date of completion or in such other manner as may be agreed by the seller and the purchaser before completion of the transfer of the Shares and/or Shareholder Loans;
(B)    the seller and the purchaser shall execute a sale and purchase agreement in respect of the Shares and/or Shareholder Loans (if required); and

(C)    the seller, the purchaser and the Company shall take all such other steps or decisions as are reasonably necessary to implement the transfer.
19.    IPO
19.1    IPO Notice
(A)    Either Shareholder (the “Initiating Shareholder”) may at any time following the third anniversary of the date of this agreement serve a written notice on the other Shareholder (the “Receiving Shareholder”) and the Company that it wishes to pursue an initial public offering (an "IPO") of the Company (an “IPO Notice”). Following service of an IPO Notice, each Shareholder shall use all reasonable endeavours to implement, and to procure that the Company shall implement, an IPO in accordance with this clause 19. Unless otherwise permitted by this agreement, an IPO Notice may not be served if an Exit Notice or a Group Sale Notice has been served and the process following from such notice has not lapsed or terminated, unless the Shareholders agree to undertake a dual track exit process, in which case the terms of this clause 19 shall apply.
(B)    Within 20 Business Days of receipt of the IPO Notice by the Receiving Shareholder and the Company, the Company, together with the Shareholders, shall interview investment banks of international repute to act as joint global coordinators and joint bookrunners for the IPO (the "Beauty Parade").
(C)    Within 30 Business Days of receipt of the IPO Notice by the Receiving Shareholder and the Company (or, if later, five Business Days after the final bank participating in the Beauty Parade has been interviewed), each Shareholder shall be entitled to nominate one investment bank from the Beauty Parade to act as a joint global coordinator and joint bookrunner for the IPO and, following such nominations, the Company and the Shareholders shall, acting jointly, appoint the nominated investment banks to act as joint global coordinators and joint bookrunners for the IPO (the “Joint Global Coordinators”).
(D)    The Company may appoint an independent investment bank to act as financial adviser to the Company in connection with the IPO (the "Financial Adviser"), subject to the identity of such investment bank being approved by both Shareholders. If the Shareholders are unable to agree, the appointment of the Financial Adviser shall be referred to the chief executive officer of each Shareholder's Ultimate Parent and those executives shall meet as soon as reasonably practicable (but in any event no later than 10 Business Days after the matter is referred to them) and use reasonable endeavours to resolve the appointment of the Financial Adviser. If there is no resolution between the chief executive officers, the Company shall not appoint a Financial Adviser.
(E)    In addition to the Joint Global Coordinators and the Financial Adviser, the Shareholders may, by mutual agreement, nominate any additional investment banks of international repute to act as bookrunners and lead managers and the Company and each Shareholder shall, acting jointly, appoint any such additional investment bank to act in that capacity as soon as reasonably practicable after such nomination.
(F)    The terms of appointment of the Joint Global Coordinators, the Financial Adviser and any other bookrunners and lead managers shall provide that, save as may otherwise be agreed by the Shareholders, the Company shall pay the fees, commissions and expenses of the Joint Global Coordinators, the Financial Adviser, any bookrunners and lead managers and any Company Advisers (as applicable) in connection with the IPO, other than any underwriting commission on the sale of any Shares in the IPO which shall be paid by the Shareholder(s) in proportion to the number of Shares sold pursuant to the IPO.
(G)    The Company shall, following consultation with the Initiating Shareholder and the Receiving Shareholder, appoint, at its own cost, external legal counsel, reporting accountants and other advisers as and when may reasonably be required in order to facilitate a successful IPO (including, but not limited to, advising on the appropriate existing entity in the Company's Group or a newly incorporated entity to be listed pursuant to the proposed IPO and the jurisdiction of incorporation and tax domicile of such entity) (together, the "Company Advisers").
(H)    Following the appointment of the Joint Global Coordinators, the Shareholders and the Company undertake to each other to work together in good faith with the Joint Global Coordinators in connection with the proposed IPO for the duration of the IPO process, including, but not limited to, working together with the Joint Global Coordinators in good faith so that the Joint Global Coordinators can make recommendations, subject always to the Pre-Agreed Parameters, as to (i) the Secondary IPO Venue (if required in accordance with clause 19.2(A)), (ii) the offer structure of the IPO, (iii) the equity story, (iv) optimal execution market windows, (v) capital structure and distribution policies, (vi) the governance structure of the IPO entity, and (vii) the price range and the offer size for an IPO (the "JGC Recommendations").
(I)    The Shareholders agree that any IPO shall be implemented in accordance with the priorities set out below (the “IPO Principles”), and the Joint Global Coordinators shall be instructed that, when making the JGC Recommendations, they must take into account the Pre-Agreed Parameters (as defined below) and the intention of the Shareholders to achieve a successful IPO in accordance with the IPO Principles as follows:
(i)    maximising the valuation per Share of the Shares to be sold in the IPO (as the first priority);
(ii)    ensuring a good after-market performance of the listed Shares post-IPO with good liquidity levels consistent with IPOs of a similar nature (as the second priority); and
(iii)    achieving a sale of the greatest possible number of Shares in the IPO (as the third priority), subject to any maximum number offered for sale by the Shareholders.
(J)    If the Joint Global Coordinators cannot agree on any JGC Recommendation in connection with the IPO, the Initiating Shareholder shall decide which of the Joint Global Coordinator's recommendations shall take precedence.
(K)    Without prejudice to the Initiating Shareholder’s obligation to serve an IPO Tag Notice in accordance with clause 19.1(L), the Receiving Shareholder may at any time following service of an IPO Notice up until the receipt of the IPO Tag Notice give written notice to the Initiating Shareholder and to the Company that it wishes to participate in the IPO on a joint basis with the Initiating Shareholder.
(L)    No later than 30 Business Days ahead of any "expected intention to float announcement" in the case of an IPO on the Preferred IPO Venue or equivalent stage of the process for an IPO on a Secondary IPO Venue, the Initiating Shareholder shall serve an “IPO Tag Notice” on the Receiving Shareholder, such notice to include details of the number of Shares proposed to be offered for sale by the Initiating Shareholder pursuant to the IPO, an indicative price range for the IPO, the number of Shares that the Joint Global Coordinators recommend can be sold in the IPO, the indicative price range for the IPO recommended by the Joint Global Coordinators and details of the offer structure of the IPO, the equity story, the optimal execution market window(s), capital structure and capital allocation policies and confirmation that the terms of the IPO will be in accordance with the Pre-Agreed Parameters. Following receipt of the IPO Tag Notice, the Receiving Shareholder shall have the option, exercisable until 10 Business Days before the proposed date of any "intention to float" announcement (or its equivalent in any jurisdiction) in connection with a possible IPO, by giving written notice to the Initiating Shareholder, to participate in the sale of its Shares pursuant to the IPO (the "IPO Option").
(M)    If the Receiving Shareholder exercises the IPO Option or gives notice under clause 19.1(K):
(i)    the number of shares that the Initiating Shareholder may offer for sale shall be reduced to such extent required to allow the Receiving Shareholder to be able to sell up to the number of Shares held by it equivalent to its Percentage Interest multiplied by the number of Shares to be offered for sale pursuant to the IPO as determined in accordance with clause 19.1(M)(iv);
(ii)    without prejudice to clause 19.2, the Shareholders and the Company shall proceed with the IPO and the Shareholders shall agree, taking into account the JGC Recommendations, the terms of the IPO, save that if the Shareholders are unable to agree on the terms of the IPO, the Initiating Shareholder shall decide the terms of the IPO;
(iii)    the Shareholders shall agree the price range per Share (or, if the Shareholders cannot agree, following an escalation to the chief executive officer of each Shareholder's Ultimate Parent, the final price range per Share shall be the price range decided by the Initiating Shareholder) and at the time of the publication of such price range per Share for the IPO (the "Published Price Range"), the Receiving Shareholder must confirm in writing to the Initiating Shareholder whether:
(a)    it accepts the Published Price Range, in which case the Receiving Shareholder shall be required to sell its agreed allocation of the Shares for sale pursuant to the IPO if the final price per Share for the IPO is equal to or greater than the lowest price within the Published Price Range; or
(b)    it rejects the Published Price Range, in which case the Receiving Shareholder shall not be permitted to offer any of the Shares held by it for sale pursuant to the IPO, but the Initiating Shareholder and the Company may still proceed with the IPO, as if the Receiving Shareholder had not elected to exercise the IPO Option or give notice under clause 19.1(K); and

(iv)    provided that the Receiving Shareholder has not rejected the Published Price Range in accordance with clause 19.1(M)(iii)(b), the Shareholders shall agree the final amount of Shares to be offered for sale and the final price per Share for the IPO with the Joint Global Coordinators (or failing agreement, the final amount of Shares to be offered and the final price per Share shall be those amounts and price decided by the Initiating Shareholder, provided that the final price per Share is within the Published Price Range. If the final amount of Shares to be offered for sale is lower than the number of Shares proposed to be offered for sale by the Initiating Shareholder pursuant to the IPO as set out in the IPO Tag Notice, the number of Shares that the Initiating Shareholder and Receiving Shareholder can offer for sale pursuant to the IPO shall be scaled down, pro-rata. If the final price per Share is below the Published Price Range, the Receiving Shareholder may withdraw from offering any of the Shares held by it for sale pursuant to the IPO, but the Initiating Shareholder and the Company may still proceed with the IPO on the terms decided by the Initiating Shareholder.
(N)    If the Receiving Shareholder does not elect to exercise the IPO Option or give notice under clause 19.1(K):
(i)    without prejudice to clause 19.2, the Initiating Shareholder and the Company may proceed with the IPO on the terms decided by the Initiating Shareholder; and
(ii)    the Initiating Shareholder shall agree the final amount of Shares to be offered for sale by the Initiating Shareholder, as well as the price range per Share and the final price per Share for the IPO with the Joint Global Coordinators.
(O)    An IPO must be completed within 15 months of the date of the IPO Notice, failing which (unless the Shareholders otherwise agree) the Shareholders and the Company shall procure that such process is terminated.
19.2    Pre-Agreed Parameters
(A)    Subject to clause 19.2(B), in respect of any IPO proposed pursuant to this clause 19, the Shareholders and the Company shall pursue such IPO on the Preferred IPO Venue, unless all of the Pre-Agreed Parameters cannot be satisfied if the IPO is on the Preferred IPO Venue and both Shareholders do not agree to amend the Pre-Agreed Parameters in order to achieve such IPO on the Preferred IPO Venue, in which case the Shareholders and the Company, shall pursue an IPO on:
(i)    if the Pre-Agreed Parameters can only be satisfied on one of the Secondary IPO Venues, that Secondary IPO Venue on which the Pre-Agreed Parameters can be satisfied on; or
(ii)    if the Pre-Agreed Parameters can be satisfied on both Secondary IPO Venues, the Secondary IPO Venue that is agreed by both Shareholders.
(B)    If the IPO Venue is not determined or agreed by the Shareholders in accordance with clause 19.2(A), the Initiating Shareholder shall decide on which of the Secondary IPO Venues the IPO should occur.

(C)    If the Pre-Agreed Parameters cannot be satisfied on the Preferred IPO Venue or on the Secondary IPO Venues, the Shareholders shall discuss in good faith any necessary amendments to the Pre-Agreed Parameters.
(D)    In respect of any IPO proposed pursuant to this clause 19, unless both Shareholders agree otherwise in writing:
(i)    the post-IPO distribution policy shall require the distribution of not less than 50 per cent. of the Company's Group's annual free cash flow;
(ii)    the post-IPO long-term leverage target ratio of net debt to EBITDA shall be between [     ]:[     ] and [     ]:[     ];
(iii)    such IPO shall not include any issue of new Shares to investors in the IPO;
(iv)    if the Liberty Global Shareholder and the Telefónica Shareholder continue to hold in aggregate shares representing more than 50 per cent. of the voting rights in the Company and each of the Liberty Global Shareholder and the Telefónica Shareholder continues to hold at least 20 per cent. of the Shares after the IPO, the Liberty Global Shareholder and the Telefónica Shareholder shall have the right to nominate, in aggregate, non-executive directors constituting the majority of the directors for appointment, with the number of such directors that each Shareholder may nominate to be proportionate to the number of shares held in the Company after the IPO (provided that the number of non-executive directors that may be appointed by the Shareholder with the smaller holding of Shares after the IPO is always rounded up to the next whole number);
(v)    if each of the Liberty Global Shareholder and the Telefónica Shareholder continues to hold at least 20 per cent. of the Shares after the IPO, the Shareholders shall agree to a mutual voting undertaking pursuant to which the Liberty Global Shareholder and the Telefónica Shareholder each agree to vote their respective Shares in favour of the appointment of the directors nominated by the other Shareholder in accordance with clause 19.2(D)(iv); and
(vi)    if the difference in the number of Shares held by each of the Liberty Global Shareholder and the Telefónica Shareholder from time to time after the IPO:
(a)    is less than or equal to five per cent. of the total voting rights in the Company at the relevant time, the Chairman shall continue to be appointed by one of the Shareholders for a two year term on a rotating basis (provided that if a Shareholder ceases to hold at least 20 per cent. of the voting rights in the Company, it shall no longer have the right to elect the Chairman and the Shareholder holding 20 per cent. or more of the voting rights in the Company shall have the sole right to appoint the Chairman); or
(b)    is more than five per cent. of the total voting rights in the Company at the relevant time, the Shareholder with the greater voting rights in the Company shall have the right to appoint the Chairman (provided that such Shareholder holds at least 20 per cent. of the voting rights in the Company at any given time),

(together, the "Pre-Agreed Parameters").
(E)    The Shareholders acknowledge and agree that the obligations of the parties under this clause 19 (other than this clause 19.2) shall not be in any way affected if the post-IPO governance structure of the Company is inconsistent with the Pre-Agreed Parameters and the Shareholders have agreed in writing to such inconsistency.
(F)    If a Shareholder will be required to consolidate the Company on its balance sheet for accounting purposes after the IPO (a "Consolidation Issue"), the Shareholders shall discuss in good faith any potential solutions which either Shareholder (acting reasonably) considers may avoid such Consolidation Issue (for the avoidance of doubt, the Shareholder that does not have the Consolidation Issue shall not be required to take any action or agree to any matter that has or would reasonably be expected to have an adverse effect on its economic or accounting position or its governance rights with respect to the Company), but the Shareholders agree that a Consolidation Issue shall not prevent an IPO from occurring or release the Shareholder with the Consolidation Issue from its obligations under this clause 19.
(G)    If and to the extent that the application of the governance principles set out in the Pre-Agreed Parameters on the relevant IPO Venue cause the Liberty Global Shareholder and the Telefónica Shareholder to be or to be deemed to be concert parties (or equivalent) with respect to the Company upon and following IPO, the Shareholders shall agree appropriate arrangements to comply with and mitigate the consequences of any regulations relating to that status.
19.3    Company obligations
(A)    Following the receipt of an IPO Notice, the Company undertakes to each of the Shareholders to use all reasonable efforts, take all such reasonable steps and do all such things as may be reasonably necessary or desirable to effect the IPO, as promptly as reasonably practicable, including the following:
(i)    take all steps required to facilitate and effect any pre-IPO reorganisation;
(ii)    provide all reasonable assistance and cooperation to its advisers appointed in connection with the IPO, the Shareholders (or either of them), the Joint Global Coordinators and their respective advisers;
(iii)    hire additional resources at its own cost to the extent required to effect the IPO;
(iv)    prepare any Listing Document on customary terms required in connection with the IPO and, subject to clause 19.3(A)(xi) below, have the same approved by a relevant national competent authority, securities regulator or exchange in accordance with applicable law or regulation;
(v)    prepare any Marketing Documents reasonably required in connection with the IPO to the standard required by the Joint Global Coordinators and as advised by the Company’s other advisers;
(vi)    participate in, and make documents, information and its books, records and employees available to its advisers, the Joint Global Coordinators and their respective advisers for due diligence generally in relation to the IPO;

(vii)    make available appropriate members of management of the Company (including the Executive Management) to its advisers, the Joint Global Coordinators and their respective advisers for due diligence generally in relation to the IPO and for assistance reasonably required in the selling and marketing effort including, but not limited to, participation in “road shows” to the extent customary;
(viii)    carry out customary due diligence in relation to the IPO and verification in relation to the Listing Documents and the Marketing Documents;
(ix)    use all reasonable endeavours to procure that its Directors, subject to each acting in accordance with their fiduciary duties and having received customary advice, accept responsibility for the contents of the Listing Documents and the Marketing Documents relating to the IPO in accordance with customary market practice and applicable law or regulation;
(x)    allow the Shareholders to review and comment on all Listing Documents and Marketing Documents relating to the IPO and accept any changes reasonably required thereto by either Shareholder;
(xi)    withhold from filing, posting or otherwise making public any Listing Documents or Marketing Documents relating to the IPO without the prior approval of the Initiating Shareholder, and the Receiving Shareholder if the Receiving Shareholder exercises the IPO Option or gives notice under clause 19.1(K), (in each case, such approval not to unreasonably withheld or delayed) unless otherwise required by applicable law or regulation;
(xii)    prepare such amendments and supplements to any Listing Documents or Marketing Documents relating to the IPO as may be necessary to comply with applicable law or regulation and with customary market practices and, subject to clause 19.3(A)(xi) above, have the same approved by a relevant national competent authority, securities regulator or exchange in accordance with applicable law or regulation;
(xiii)    where permitted to do so by applicable law or regulation, ‘passport’ any Listing Documents prepared in connection with the IPO to such jurisdictions as the Initiating Shareholder may reasonably request;
(xiv)    notify each Shareholder:
(a)    when any Listing Document prepared in connection with the IPO has been approved by a relevant national competent authority, securities regulator or exchange in accordance with applicable law or regulation; and
(b)    of any material correspondence relating to any Listing Document in respect of the IPO between the Company and any authority, regulator, stock exchange or similar body;
(xv)    execute any documents reasonably necessary to give effect to the IPO, including where required to do so a relationship agreement in accordance with applicable law or regulation and otherwise on customary market terms with each

Shareholder affording the Company such degree of independence as is consistent with market practice in relation to the exchange in question;
(xvi)    enter into such agreements with the Joint Global Coordinators and such other bookrunners and lead managers as may be appointed, including (without limitation) a sponsor’s agreement, and, if the IPO is to be underwritten, an underwriting agreement (and procure that the Directors enter into such underwriting agreement), in each case in form and substance reasonably satisfactory to the Initiating Shareholder, such agreements to include customary protections given to sponsors, underwriters, bookrunners and/or lead managers (as the case may be) by issuers and, where applicable, its directors in transactions of a similar nature to the IPO (including customary representations, warranties and covenants given in favour of, and indemnification of, such sponsors, underwriters, bookrunners and/or lead managers by the Company and, where applicable, its directors); and
(xvii)    adopt an appropriate remuneration and incentivisation scheme for the Executive Management that is in line with other listed companies, taking into account the applicable stock exchange and sector and any external third party advice.
19.4    Shareholder co-operation and fees
(A)    Following the delivery of an IPO Notice, each of the Shareholders undertakes to each other to do the following in a timely manner following a request from either Shareholder or the Company to do so:
(i)    vote all of its Shares in favour of all resolutions (or sign appropriate written resolutions or consents to short notice) necessary to implement the IPO (including, without limitation, to facilitate any pre-IPO reorganisation), provided that neither Shareholder shall be required to vote in favour of a resolution in respect of any pre-IPO corporate reorganisation step that is disproportionately detrimental to that Shareholder, but shall not vote against a resolution to pursue its own commercial interests over those of the Company and to comply with its obligations set out in this clause 19 in relation to such IPO;
(ii)    take all such other steps and actions and give any consents (including giving consent in respect of any Reserved Matters) reasonably desirable or necessary to implement the IPO (including, without limitation, to facilitate any pre-IPO reorganisation);
(iii)    do everything within its power to procure, to the maximum extent permitted by law, that any Directors nominated and appointed upon its request do everything within their power to achieve the listing of the Company pursuant to the IPO, including, but not limited to:
(a)    assisting with the preparation of and, subject to each acting in accordance with their fiduciary duties and having received customary advice, accepting responsibility for the contents of the Listing Documents and the Marketing Documents relating to the IPO in accordance with customary market practice and applicable law or regulation;

(b)    the giving of customary presentations to investors, financiers and their advisers; and
(c)    entering into any sponsor’s and/or underwriting agreement on customary terms in their capacity as directors of the Company, in accordance with the provisions of this clause 19;
(iv)    use all reasonable efforts and take such action as is reasonably necessary to achieve a successful IPO in accordance with the IPO Principles, including but not limited to:
(a)    assisting and cooperating with the appointment of the Joint Global Coordinators, bookrunners, lead managers and any other advisers in accordance with clause 19.1;
(b)    providing reasonable assistance and cooperation to the other Shareholder, the Company, the Joint Global Coordinators and their respective advisers;
(c)    assisting in the production, negotiation and execution of the Listing Documents, Marketing Documents and such other documentation or agreement as is required to effect the IPO;
(d)    issuing appropriate supporting marketing statements necessary or appropriate with a view to a successful IPO, subject to the advice of the Company’s advisers, including the Joint Global Coordinators;
(e)    agreeing to and cooperating with any process to repay or capitalise the Shareholder Loans;
(f)    agreeing to and cooperating with any reorganisation or restructuring of the Company’s Group which the Initiating Shareholder or the Company may consider reasonably necessary or desirable to effect the IPO;
(g)    giving customary representations, warranties and indemnities to the Joint Global Coordinators and any other bookrunners and/or lead managers that may be appointed in connection with the IPO in respect of itself and the Company’s Group, including, but not limited to, (i) capacity and authority to sell Shares in the IPO, (ii) legal and beneficial title to the Shares to be sold in the IPO, (iii) compliance with standard US securities law requirements, (iv) no stabilisation activity, (v) no market abuse, and (vi) sanctions, anti-corruption, anti-money laundering and anti-tax evasion;
(h)    entering into a relationship agreement in accordance with applicable law or regulation and otherwise on customary market terms with the Company affording the Company such degree of independence as is consistent with market practice in relation to the exchange in question;
(i)    entering into such lock-up, standstill and/or orderly marketing agreements on customary market terms in respect of any Shares they continue to hold following the IPO as may be advised by the Joint Global

Coordinators, provided that, in each case, such lock-up, standstill and/or orderly marketing agreement shall be in accordance with prevailing market practice in terms of scope and time period (provided that, in the case of any lock-up agreement, the lock-up period shall be at least 180 days); and
(j)    assisting the Company with the adoption of an appropriate remuneration and incentivisation scheme for the Executive Management that is in line with other listed companies, taking into account the applicable stock exchange and sector and any external third party advice.
(B)    The Liberty Global Shareholder and the Telefónica Shareholder shall use reasonable endeavours to agree that as part of the governance of the Company after the IPO, each Shareholder shall have the right to nominate non-executive directors for appointment, with the number of such directors that each of the Liberty Global Shareholder and the Telefónica Shareholder may nominate to be proportionate to the number of Shares held after the IPO from time to time (provided that the number of non-executive directors that may be appointed by the Shareholder with the smaller holding of Shares after the IPO is always rounded up to the next whole number).
(C)    Save as set out in this clause 19, the Company and the Shareholders agree that they will each bear their own respective costs incurred in connection with the IPO.
(D)    Each Shareholder shall act in good faith in complying with its obligations under this clause 19.
(E)    If, at any time prior to expiry of the 15 month period set out in clause 19.1(O), it becomes apparent to the Initiating Shareholder (acting reasonably) that the IPO process initiated pursuant to this clause 19 is likely to fail to complete, or if the Initiating Shareholder ceases to pursue the IPO for any reason, then the Initiating Shareholder shall give notice to the Receiving Shareholder. The Receiving Shareholder shall have ten Business Days to elect to continue with the IPO process in respect of its Shares. If the Receiving Shareholder does not make such election, the Shareholders shall as soon as practicable following the expiry of the ten Business Day period referred to above procure that such process is terminated. If the Receiving Shareholder elects to continue to pursue the IPO process pursuant to this clause 19.4(E), the Receiving Shareholder:
(i)    must complete the IPO within the 15 month period set out in clause 19.1(O), as it applied to the initial IPO process; and
(ii)    shall be considered the Initiating Shareholder for the purposes of this clause 19 and the other Shareholder shall be deemed the Receiving Shareholder, and both Shareholders must comply with the procedures set out in this clause 19 in respect of any IPO process pursued.
(F)    At any time after the date of the IPO Tag Notice the Receiving Shareholder may, acting reasonably, request periodic updates from the Initiating Shareholder and the Company on the status of the IPO process and the Initiating Shareholder and the Company shall, within five Business Days of such request, provide sufficient details of the current status of activities and the overall intended timeline to enable the Receiving Shareholder to confirm that the Initiating Shareholder and the Company are continuing to pursue the process diligently and in good faith.
19.5    Cooling off period
Following service of a valid IPO Tag Notice, no other IPO Notice, Exit Notice or Group Sale Notice may be served by either Shareholder, unless waived by both Shareholders in writing, for a period of nine months after the earlier of the following events: (a) all time periods referred to in this clause 19 have expired; or (b) the termination of the IPO in accordance with this clause 19.
19.6    General
If in connection with any IPO a pre-IPO reorganisation is proposed to be implemented in accordance with this clause 19 then, to the extent the context requires, references to:
(A)    "the Company" shall be construed as references to the company the shares of which will be offered to investors pursuant to the IPO; and
(B)    "the Shares" shall be construed as reference to the shares to be offered to investors pursuant to the IPO.
20.    EFFECT OF DEED OF ADHERENCE AND DEED OF NOVATION
(A)    The parties agree to extend the benefit of this agreement to any person who acquires Shares in accordance with this agreement and enters into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence), but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Adherence.
(B)    The parties agree to extend the benefit of this agreement to any person who acquires Shareholder Loans in accordance with this agreement and enters into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence) and a Deed of Novation in the form set out in Schedule 4 (Form of Deed of Novation), but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Adherence and a Deed of Novation.
21.    PRESCRIBED VALUE
The “Prescribed Value” of any Shares shall be determined as follows:
(A)    the Prescribed Value of any Shares shall be a percentage of the market value of the total issued share capital of the Company, such percentage being equal to the percentage of such total issued share capital represented by those Shares;
(B)    the market value of the total issued share capital of the Company shall be an amount determined on the basis of the fully distributed market value at which the Company’s Shares would trade on a regulated market (excluding any IPO discount);
(C)    the Prescribed Value shall be as agreed between the Liberty Global Shareholder and the Telefónica Shareholder or in the absence of agreement within 15 Business Days from the date of the Call Option Notice, as determined in accordance with the following procedure:

(i)    each Shareholder shall appoint an investment bank of international repute within 20 Business Days of the date of the Call Option Notice to act as appraiser under this procedure (the banks designated by the Liberty Global Shareholder and the Telefónica Shareholder being referred to herein as the “Liberty Global Banker” and the “Telefónica Banker”, respectively). Within five Business Days after the designation of the Liberty Global Banker or the Telefónica Banker, whichever is later, the Liberty Global Banker and the Telefónica Banker shall agree upon and jointly designate a third investment bank of international repute to be appointed by the Company and serve as an appraiser pursuant to this procedure and in the event that the Liberty Global Banker and the Telefónica Banker fail to agree on a third investment bank (the “Third Banker” and collectively with the Liberty Global Banker and the Telefónica Banker, the “Bankers”) within the five Business Day period, the Third Banker shall be an investment bank of international repute appointed by the Chairman of the British Bankers Association;
(ii)    on the date 30 Business Days from the date of designation of the Third Banker, the Liberty Global Banker, the Telefónica Banker and the Third Banker shall each deliver to the Company their determination of the Prescribed Value of the relevant Shares;
(iii)    the higher of the Prescribed Value determined by the Liberty Global Banker and the Telefónica Banker is the “Higher Number” and the lower Prescribed Value determined by the Liberty Global Banker and the Telefónica Banker is the “Lower Number”;
(iv)    if the Higher Number is not more than 110 per cent. of the Lower Number, the Prescribed Value will be the arithmetic average of such two numbers;
(v)    if the Higher Number is more than 110 per cent. of the Lower Number, the Prescribed Value will be:
(a)    the Higher Number, if the Prescribed Value determined by the Third Banker (“Third Number”) is greater than the Higher Number;
(b)    the Lower Number, if the Third Number is less than the Lower Number;
(c)    the arithmetic average of the Third Number and the other number (Higher Number or Lower Number) that is closer to the Third Number, if the Third Number falls within the range between (and including) the Lower Number and the Higher Number; or
(d)    the Third Number, if the Lower Number and the Higher Number are equally close to the Third Number;
(D)    the Shareholders agree to procure that the Company provide each Banker with such information within the Company’s possession that may be reasonably requested in writing by such Banker for purposes of its evaluation hereunder;
(E)    the Bankers are permitted to freely consult with the Company and the Shareholders in the course of conducting their evaluations;

(F)    the Bankers shall act as experts and not as arbitrators whose decision shall, save for manifest error, be final and binding; and
(G)    all Bankers’ fees shall be borne by the Shareholders, pro rata to their Percentage Interest.
22.    SHAREHOLDER UNDERTAKINGS
22.1    General
Each Shareholder undertakes with each other Shareholder that it will:
(A)    comply with each of the provisions of this agreement;
(B)    exercise its voting rights and other rights as a shareholder of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement; and
(C)    procure that any Director nominated and appointed upon its request from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement. If a Director nominated and appointed by a Shareholder is not exercising their voting rights and other powers and authorities in order to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement, the Shareholder that nominated and appointed such Director will, at the request of the other Shareholder, procure the resignation of the Director concerned.
22.2    Anti-corruption
(A)    Each Shareholder undertakes to the other Shareholder and the Company that it will not, and will (to the extent within its powers) procure that its Associated Persons will not, engage in any activity, practice or conduct in connection with its interest in the Company or the operation of the Business which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company, its Associated Persons or a Shareholder or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.
(B)    Each Shareholder undertakes to the other Shareholder and the Company that it will (to the extent within its powers) procure that the Company and its Associated Persons will not engage in any activity, practice or conduct which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.
(C)    If a Shareholder becomes aware that it has breached any of its undertakings in clause 22.2(A) or 22.2(B) it will, to the extent permitted by applicable law, immediately notify the other Shareholder and the Company and, at the request of the other Shareholder or the

Company, will use reasonable endeavours to immediately remedy such breach. In addition, at the reasonable request of the other Shareholder or the Company, each Shareholder will confirm in writing that it has complied with its undertakings under clauses 22.2(A) and 22.2(B) and will provide any information reasonably requested by that other party in support of such compliance.
(D)    To the extent permitted by law, each Shareholder will indemnify and hold harmless the other Shareholder and the Company and members of their respective Groups from and against any and all claims, damages, losses, penalties, costs (including but not limited to legal fees) and expenses arising from or related to, any breach by that Shareholder of its undertakings in clauses 22.2(A) and 22.2(B).
23.    UNDERTAKINGS BY THE COMPANY
23.1    General
To the extent to which it is able to do so by law, the Company undertakes with each of the Shareholders that it will comply with each of the provisions of this agreement. Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.
23.2    Anti-corruption
(A)    The Company undertakes to the Shareholders that it will not, and will procure that its Associated Persons will not, engage in any activity, practice or conduct which would give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to the Company or its Associated Persons from time to time, including without limitation, the Bribery Act 2010 and the US Foreign and Corrupt Practices Act 1977.
(B)    The Company undertakes to the Shareholders that it will ensure compliance by its Group with the anti-bribery and corruption policy adopted by the Company in accordance with clause 7.5 (Company policies) subject to clause 4 (Reserved Matters).
(C)    Any Shareholder who reasonably believes that the Company has not complied with its obligations in this clause 23.2 shall have the right to appoint an independent expert (at the cost of the Company) to investigate the matter and advise the Company on the actions required to remedy any non-compliance. The Company shall be required at its own cost to provide the independent expert with all necessary assistance to conduct the investigation and to implement any such actions.
24.    PROTECTIVE COVENANTS
24.1    Non-compete restriction
(A)    Subject to clauses 24.2, 24.3 and 24.4, each Shareholder undertakes with the other Shareholder and with the Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person, be engaged or be directly or indirectly interested in carrying on, for itself or by means of investments in other entities, any Restricted Business.

(B)    For the purposes of this agreement, “Restricted Business” means the business of providing any one or more of the following in the UK or to end users in the UK (in each case, whether as a network operator, mobile virtual network operator, reseller or other provider, and whether to retail, enterprise or wholesale customers):
(i)    fixed line telecommunications services;
(ii)    mobile or satellite telecommunications services;
(iii)    fixed line or mobile broadband telecommunications services;
(iv)    ‘Internet of Things’ services provided directly or indirectly to end customers;
(v)    smart home services (such as home security, voice assistant services, and including Wi-Fi services);
(vi)    Pay Television Services,
but shall not include:
(vii)    free to air broadcasting;
(viii)    live or non-live content creation, ownership, production and distribution whether in the form of television, film, digital or other content, and including, but not limited to, sports, music, gaming or educational content;
(ix)    channel production, ownership and licensing to distributors;
(x)    over the top (OTT) services (whether distributed to the consumer directly or indirectly) or direct to consumer services, in each case whether on a subscription or advertising business model or otherwise (including, but not limited to, advertising video on demand (AVOD) and subscription video on demand (SVOD));
(xi)    cloud or cybersecurity services distributed directly or indirectly to end customers;
(xii)    data centre services, including, but not limited to, colocation services, managed colocation services, hosting, cloud services and ancillary connectivity services;
(xiii)    leasing, acquiring, owning, commercialising or operating telecommunication towers in the UK;
(xiv)    satellite telecommunications services that are not offered in connection with Pay Television Services; or
(xv)    the supply of energy-related and other utility services (but excluding any smart metering services).
(C)    Subject to clause 24.1(D), the undertakings given by each Shareholder in clause 24.1(A) shall apply for the period while it remains a Shareholder and for a period of nine months thereafter.

(D)    Following completion of an IPO in accordance with clause 19 (IPO), the undertakings given by each Shareholder in clause 24.1(A) shall apply in respect of a Shareholder for so long as:
(i)    that Shareholder retains a direct or indirect interest in 20 per cent. or more of the issued share capital of the Company and maintains sole or joint control in respect of the Company for the purposes of the EU Merger Regulation; and
(ii)    the Liberty Global Shareholder and the Telefónica Shareholder, hold in aggregate a direct or indirect interest in more than 50 per cent. of the issued share capital of the Company.
(E)    If a Shareholder or any member of its Group proposes to engage in, or be interested in carrying on, one of the businesses listed in 24.1(B)(x) or 24.1(B)(xi) (the “Requesting Shareholder”), it may notify the Company of such proposal, following which the Shareholders and the Company shall discuss in good faith the details of such proposal to determine whether the Company wishes to engage in the relevant business on behalf of the relevant Shareholder or member of its Group, and if so, the terms and conditions of any such arrangement without any obligation for the Requesting Shareholder to accept the Company’s offer.
24.2    Liberty Global non-compete carve-outs
The undertakings in clause 24.1(A) shall not prohibit the Liberty Global Shareholder or any member of its Group from engaging in, carrying on or holding, directly or indirectly, any interest in the MXC Joint Venture until the date falling six months from the date on which the relevant member of the Liberty Global Shareholder's Group is permitted to pursue a sale of its interest in the MXC Joint Venture in accordance with the joint venture agreement in respect of the MXC Joint Venture and, up until the date on which the relevant member of the Liberty Global Shareholder's Group is permitted to pursue a sale of its interest in the MXC Joint Venture in accordance with the joint venture agreement, the Liberty Global Shareholder shall use reasonable endeavours to negotiate with its partner in the MXC Joint Venture to sell its interest in the MXC Joint Venture to the Company or a third party.
24.3    Telefónica non-compete carve-outs
The undertakings in clause 24.1(A) shall not prohibit the Telefónica Shareholder or any member of its Group from engaging in, carrying on or holding, directly or indirectly, any interest in the Internet of Things connectivity platform service provided by the Telefónica Kite Platform, provided that the Telefónica Shareholder first offers the UK aspect of any connectivity related business opportunities to the Company (or a member of the Company's Group) to pursue on its behalf in accordance with this clause 24.3. Where the business opportunity is so offered, the Telefónica Shareholder and the Company shall act in good faith to discuss and negotiate such opportunity (in accordance with the terms of this agreement). If no agreement on such business opportunity is reached then, provided that the Telefónica Shareholder has complied with its obligations in that respect under this clause 24.3, the Telefónica Shareholder shall be entitled, through the Telefónica Kite Platform, to pursue such opportunity and any such activities shall not be prohibited by the undertakings in clause 24.1(A).
24.4    Non-compete carve outs for both Shareholders
    The undertakings in clause 24.1(A) shall not:

(A)    prohibit either Shareholder or any member of its Group from:
(i)    owning equity securities, shares or similar interests in any company that represent less than 15 per cent. of the voting rights of the securities, shares or similar interests of that body corporate or owning any debt securities in any company, provided that the relevant Shareholder shall not be granted or receive any rights to nominate or appoint a director or other representative to the board of that body corporate;
(ii)    acquiring any interest in and subsequently carrying on or being engaged in any body corporate or business (an “Acquired Business”) where at the time of the acquisition the activities of the Acquired Business include a Competing Business that is a Qualifying Competing Business and:
(a)    the Shareholders agree, within six months of completion of the acquisition of the Qualifying Competing Business, on the terms on which the Qualifying Competing Business shall be purchased by the Company or its Group and such purchase is completed within 12 months of the date on which documentation implementing such sale and purchase is entered into; or
(b)    failing agreement between the Shareholders within the six month period referred to in clause 24.4(A)(ii)(a) (“Period A”) or failing completion of the sale and purchase within the 12 month period referred to in clause 24.4(A)(ii)(a) (“Period B”), the relevant Shareholder procures the sale of the Qualifying Competing Business to an unaffiliated third party or the orderly cessation of the Qualifying Competing Business, in either case within 12 months of the expiry of Period A or Period B (as applicable), and, for the avoidance of doubt, a Shareholder shall not be in breach of the undertakings in clause 24.1(A) in respect of the acquisition and subsequent carrying on or engagement in the Qualifying Competing Business:
(1)    for so long as that Shareholder seeks to agree the terms on which the Qualifying Competing Business shall be purchased by the Company or its Group in accordance with clause 24.4(A)(ii)(a);
(2)    during the period commencing on the date on which documentation implementing sale and purchase of the Qualifying Competing Business to the Company or its Group is entered into until completion of such sale and purchase; and
(3)    where the relevant Shareholder procures the sale of the Qualifying Competing Business to an unaffiliated third party or the orderly cessation of the Qualifying Competing Business, from the date of the expiry of Period A or Period B (as applicable) until the earlier of: (x) the date falling 12 months from the expiry of Period A or Period B; or (y) the date of the sale of the Qualifying Competing Business to an unaffiliated third party or the orderly cessation of the Qualifying Competing Business; or

(B)    apply to any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to any member of a Shareholder’s Group from locations in the UK.
24.5    Non-solicit
(A)    Subject to clauses 24.5(B), 24.5(C) and 24.5(D), each Shareholder undertakes with each other Shareholder and with the Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person, directly or indirectly solicit or entice away from the employment of the Company or any member of its Group, any member of the Executive Management or any employee reporting directly to a member of the Executive Management.
(B)    Subject to clause 24.5(C), the undertakings given by each Shareholder in clause 24.5(A) shall apply for the period while it remains a Shareholder and for a period of nine months thereafter, after which period such undertakings shall cease.
(C)    Following completion of an IPO in accordance with clause 19 (IPO), the undertakings given by each of the Liberty Global Shareholder and the Telefónica Shareholder in clause 24.5(A) shall apply for so long as:
(i)    that Shareholder retains a direct or indirect interest of 20 per cent. or more of the issued share capital of the Company and maintains sole or joint control in respect of the Company for the purposes of the EU Merger Regulation; and
(ii)    the Liberty Global Shareholder and the Telefónica Shareholder, hold in aggregate a direct or indirect interest of more than 50 per cent. of the issued share capital of the Company, after which period such undertakings shall cease.
(D)    The undertakings in clause 24.5(A) shall not prevent a Shareholder from considering and accepting an application made by an employee of the Company or any member of its Group:
(i)    in response to a recruitment advertisement published generally and not specifically directed at employees of the Company or any member of its Group; or
(ii)    who contacts that Shareholder on their own initiative and without any direct or indirect solicitation from that Shareholder or any member of its Group.
24.6    Separate undertakings
Each undertaking contained in this clause 24 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind each Shareholder.

25.    TAX MATTERS
Tax Returns
25.1    The Company shall prepare the Tax Returns of each Group Company for all Tax Return Periods beginning after the date of this agreement (the “Post-Completion Period”).
25.2    The Company shall submit each such Tax Return referred to in clause 25.1 in draft form to the Shareholders at least 30 Business Days before the last date on which the Tax Return may be filed with the applicable Tax Authority without incurring interest and penalties (taking into consideration any formal extension granted by the appropriate Tax Authority) and the Shareholders shall be given an opportunity to make comments thereon. The Company shall properly reflect in the relevant Tax Return all reasonable comments of Shareholders that are received a reasonable time prior to the submission of the Tax Return.
25.3    The Company shall procure that the Group Companies shall cause the completed Tax Returns mentioned in clause 25.2 to be signed and submitted to the appropriate Tax Authority on a timely basis and without amendment, PROVIDED THAT the Company shall not be obliged to procure that a Group Company takes any such action as is mentioned in this clause 25.3 in relation to any Tax Return that is not to the best of that Group Company's knowledge correct and complete.
25.4    The Company shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax Returns of Group Companies for all Post-Completion Periods, PROVIDED THAT where there is or is to be any correspondence with any Tax Authority in relation to such Tax Returns, the Company shall promptly send copies of all such correspondence received and copies of all draft replies to the Shareholders and shall give the Shareholders an opportunity to make comments thereon a reasonable time in advance of the submission of those replies to the relevant Tax Authority. The Company shall properly reflect in those replies all reasonable comments received a reasonable time prior to their submission.
25.5    The Shareholders shall co-operate in good faith to resolve any disagreements with respect to any comments provided on any Tax Return or draft correspondence referred to in clause 25.3 or 25.4.
25.6    The Company shall, and shall procure that the Group Companies post-Completion shall, with respect to the Group Companies:
(A)    not make any material change to the basis, accounting method, accounting period, policy, or practice relating to Tax or any change to any election relating to Tax made prior to Completion;
(B)    not make any change to the structure of the Company or its Group or take any other action that would adversely impact any Liberty Global Pre-Completion Reorganisation Tax Clearances or Telefónica Pre-Completion Reorganisation Tax Clearances (each as defined in the Contribution Agreement) in each case to the extent that the contents or requirements of such tax clearance have been disclosed to the Company and the Shareholders; and
(C)    not make any change to the structure of the Company and/or any member of the Company’s Group or take any other action or decision not to take action (including the entering into a merger, demerger, liquidation or reorganisation, the disposal of shares, the granting of option rights or pledges or other similar rights, or any other transfer of a beneficial interest in or voting rights with respect to shares) that could result in (a) the

Company and/or any member of the Company’s Group incurring a Tax de-grouping charge and/or (b) the withdrawal or claw-back of any Tax relief or exemptions claimed or relied on by any Group Company before Completion (including any such relief or exemption claimed or relied on in respect of any of the steps in the Liberty Global Pre-Completion Reorganisation or the Telefónica Pre-Completion Reorganisation), in each case unless (i) required by applicable law or regulation, (ii) provided for in the Tax Covenant or the Contribution Agreement, (iii) (and to the extent that) it would not materially impact the Tax (or financial) position of the Group Companies and the relevant Shareholder's Group, or (iv) in any other case, with the prior written consent of the Shareholders (which consent shall not be unreasonably withheld or delayed).
25.7    The Company shall not, and shall procure that each member of the Company's Group shall not, make any change before Completion to the structure or status (for Tax purposes) of the Company or any member of its Group without the prior written consent of the Shareholders (which consent shall not be unreasonably withheld or delayed).
Tax Co-Operation
25.8    The Shareholders and the Company shall co-operate with, and offer reasonable assistance to, each other in connection with any Tax audit, enquiry or investigation carried out by any Tax Authority into the Tax affairs of the Company or any Group Company for all Post-Completion Periods.
25.9    The Company shall, and shall procure that each Group Company shall:
(A)    provide, in a timely fashion and at the expense of the person requesting it, all information and assistance reasonably requested by any Shareholder that is necessary to enable it, or any member of the requesting party’s Group, to complete any Tax Returns and to comply with any Tax reporting requirements or Tax audits, enquiries or investigations; and
(B)    provide, in a timely fashion and at the expense of the person requesting it, all information and assistance reasonably requested by any Shareholder to determine the Tax consequences of any transaction it (or a member of its Group) undertakes or proposes to undertake and to manage as appropriate the Tax consequences of any such transaction.
25.10    The provisions of clauses 25.8 and 25.9 above are subject to the provisions of the Tax Covenant and, in the case of any conflict, the provisions of the Tax Covenant shall prevail.
25.11    Unless the Shareholders agree otherwise or a Requisite Approval is obtained, the Shareholders and the Company shall use their reasonable endeavours to ensure that the Company and each Group Company (other than Telefónica Europe People Services Limited, Virgin Media Inc., Virgin Media Finance Holdings, Inc., Virgin Media Bristol LLC and Virgin Media Group LLC) are resident for Tax purposes solely in the UK.
25.12    Each Shareholder agrees that it shall promptly provide to the other Shareholder any information about the companies or other entities in its Group (from time to time) that is (a) reasonably requested by the other Shareholder and (b) reasonably required by the other Shareholder or by any member of the other Shareholder's Group in order for it to comply with its Tax compliance obligations provided that a Shareholder shall not be required to provide information which the

Shareholder (acting reasonably) determines is confidential in nature or which is commercially sensitive.
Post-Completion TP provisions
25.13    Clauses 25.14 to 25.15 (inclusive) apply to all such provisions to which transfer pricing rules apply or may apply in relation to transactions between any of the Group Companies, on the one hand, and any member of the Liberty Global Shareholder’s Group or the Telefónica Shareholder’s Group (as the case may be), on the other hand, for all accounting periods commencing on or after Completion and any post-Completion parts of any accounting periods which are current at Completion (the “Post-Completion TP Provisions”).
25.14    In any case in which, for the purposes of applicable transfer pricing rules, a member of the Liberty Global Shareholder’s Group or the Telefónica Shareholder’s Group is the person on whom a potential advantage in relation to Tax is conferred by a Post-Completion TP Provision such that its profits and losses in respect of the Post-Completion TP Provision fall to be adjusted for Tax purposes in an accounting period commencing on or after the date of this agreement, or in the post-Completion portion of an accounting period which is current at Completion, so as to result in an increase in its liability to Tax (ignoring any available Reliefs) (the “advantaged person” and such increase in its liability to Tax being the "increased Tax of the advantaged person") and that provision is made or imposed as between that person and a Group Company (being, in its capacity as the other party to the provision, the “disadvantaged person”):
(A)    the Company shall, where required by notice from the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Transferred Group) or the Telefónica Shareholder (in the case of any provision involving a member of the Telefónica Transferred Group) and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim to the relevant Tax Authority in such form as the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) may reasonably require to have its profits and losses calculated for applicable Tax purposes as if, instead of the actual provision, the arm’s-length provision had been made or imposed and to account for Tax accordingly; and
(B)    the Company shall procure that the disadvantaged person shall pay to the advantaged person a sum equal to the lower of (i) the amount of any Tax of the disadvantaged person which is actually saved or reduced as a result of the claim referred to in clause 25.14(A) and (ii) the amount of the increased Tax of the advantaged person and to be made in cleared funds on the date on which the Tax which is saved or reduced would otherwise have been payable (and for this purpose no earlier than the date on which the Company reasonably determines that the treatment of the relevant Tax affairs by the relevant Tax Authority is final).
25.15    In any case involving a Post-Completion TP Provision in which a member of the Liberty Global Shareholder’s Group or the Telefónica Shareholder’s Group is the disadvantaged person and a Group Company is the advantaged person in an accounting period commencing on or after Completion or in the post-Completion portion of an accounting period which is current at Completion:
(A)    the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Shareholder’s Group) or the Telefónica Shareholder (in the case of any provision involving a member of the Telefónica Shareholder’s Group) shall, where required by notice from the Company and provided such claim can legally and validly be made, procure that the disadvantaged person shall make a claim to the relevant Tax Authority in such form as the Company may reasonably require to have its profits and losses calculated for applicable Tax purposes as if, instead of the actual provisions, the arm’s-length provision had been made or imposed and to account for Tax accordingly; and
(B)    the Liberty Global Shareholder (in the case of any provision involving a member of the Liberty Global Shareholder’s Group) or the Telefónica Shareholder (in the case of any provision involving a member of the Telefónica Shareholder’s Group) shall procure that the disadvantaged person shall pay to the advantaged person a sum equal to the lower of (i) the amount of any Tax of the disadvantaged person which is actually saved or reduced as a result of the claim referred to in clause 25.15(A) and (ii) the amount of the increased Tax of the advantaged person and to be made in cleared funds on the date on which the Tax which is saved or reduced would otherwise have been payable (and for this purpose no earlier than the date on which the Liberty Global Shareholder or the Telefónica Shareholder, as applicable, reasonably determines that the treatment of the relevant Tax affairs by the relevant Tax Authority is final).
Secondary tax liabilities
25.16    Subject to the provisions of clause 25.20, the Liberty Global Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to:
(A)    any payment of Tax for which the Company or any Group Company is liable that would not have arisen but for the failure of any member of the Liberty Global Shareholder’s Group (for the avoidance of doubt, excluding any Group Company) to discharge that Tax; and
(B)    any outofpocket costs or expenses reasonably and properly incurred by the Company or any Group Company solely and directly in connection with any payment of Tax as is referred to in clause 25.16(A) or in connection with any action reasonably and properly taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 25.16.
25.17    Subject to the provisions of clause 25.20, the Telefónica Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to:
(A)    any payment of Tax for which the Company or any Group Company is liable that would not have arisen but for the failure of any member of the Telefónica Shareholder’s Group (for the avoidance of doubt, excluding any Group Company) to discharge that Tax; and
(B)    any outofpocket costs or expenses reasonably and properly incurred by the Company or any Group Company solely and directly in connection with any payment of Tax as is referred to in clause 25.17(A) or in connection with any action reasonably and properly taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 25.17.
25.18    Subject to the provisions of clause 25.20, the Company covenants with the Liberty Global Shareholder to pay to the Liberty Global Shareholder an amount equal (on an after-Tax basis) to:

(A)    any payment of Tax for which the Liberty Global Shareholder or any member of its Group is liable that would not have arisen but for the failure of the Company or any Group Company to discharge that Tax; and
(B)    any outofpocket costs or expenses reasonably and properly incurred by the Liberty Global Shareholder or any member of its Group solely and directly in connection with any payment of Tax as is referred to in clause 25.18(A) or in connection with any action reasonably and properly taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 25.18.
25.19    Subject to the provisions of clause 25.20, the Company covenants with the Telefónica Shareholder to pay to the Telefónica Shareholder an amount equal (on an after-Tax basis) to:
(A)    any payment of Tax for which the Telefónica Shareholder or any member of its Group is liable that would not have arisen but for the failure of the Company or any Group Company to discharge that Tax; and
(B)    any outofpocket costs or expenses reasonably and properly incurred by the Telefónica Shareholder or any member of its Group solely and directly in connection with any payment of Tax as is referred to in clause 25.19(A) or in connection with any action reasonably and properly taken in avoiding, resisting or settling any such payment of Tax or in connection with successfully taking or defending any action under this clause 25.19.
25.20    The covenants contained in clauses 25.16 and 25.17 shall not extend to any liability otherwise falling therein to the extent that:
(A)    the liability is interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) has made a payment of an amount in respect of that liability to Tax under clauses 25.16 and 25.17 (as the case may be);
(B)    the liability is paid or discharged by a person other than the Company or any Group Company (except where the Company or any Group Company is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Company or any Group Company; or
(C)    a claim in respect of the liability can be made against the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) under clause 1.1 of the Tax Covenant or could have been made but for the application of any of the exclusions in clauses 2.1(a) or 2.1(b) of the Tax Covenant, and the covenants contains in clauses 25.18 and 25.19 shall not extend to any liability otherwise falling therein to the extent that:
(D)    the liability is interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Company (as the case may be) has made a payment of an amount in respect of that liability to Tax under clauses 25.18 and 25.19 (as the case may be);
(E)    a claim in respect of the liability for Tax which has failed to be discharged can be made against the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) under clause 1.1 of the Tax Covenant;

(F)    in the case of 25.18, the liability is paid or discharged by a person other than the Liberty Global Shareholder or any member of its Group (except where the Liberty Global Shareholder or any member of its Group is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Liberty Global Shareholder or any member of its Group; or
(G)    in the case of 25.19, the liability is paid or discharged by a person other than the Telefónica Shareholder or any member of its Group (except where the Telefónica Shareholder or any member of its Group is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to the Telefónica Shareholder or any member of its Group.
25.21    If the Company or any Group Company receives any Secondary Liability Claim, the Company shall give notice in writing, or procure that notice in writing is given, to the Liberty Global Shareholder and the Telefónica Shareholder as soon as is reasonably practicable. If the Liberty Global Shareholder (in the case of a Secondary Liability Claim for which it may be liable) or the Telefónica Shareholder (in the case of a Secondary Liability Claim for which it may be liable) indemnifies the Company and any Group Company to the Company’s reasonable satisfaction against any liabilities, costs, damages, Tax, losses or expenses which may be incurred thereby, the Company shall, and shall procure that any relevant Group Company shall, take such reasonable action as the Liberty Global Shareholder (in the case of a Secondary Liability Claim for which it may be liable) or the Telefónica Shareholder (in the case of a Secondary Liability Claim for which it may be liable) may by written notice request to dispute, resist or compromise such Secondary Liability Claim.
25.22    If the Liberty Global Shareholder or the Telefónica Shareholder (or any member of their respective Groups) (as the case may be) receives any Secondary Liability Claim, the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) shall give notice in writing, or procure that notice in writing is given, to the Company as soon as is reasonably practicable.
25.23    For the purposes of clauses 25.16 to 25.22, any person shall be deemed to be liable for a payment of Tax, and to make that payment of Tax, if it would be liable for a payment of Tax but for the use or setting off against profits or against a liability to pay Tax of any Relief, and such deemed payment of Tax shall be deemed to be due on the earliest possible date on which that Tax could have been due (ignoring for this purpose any application to postpone payment of, appeal against or amendment of any assessment or other notification of that Tax) but for the use or setting off of the Relief concerned.
Structure and timing of indemnity payments
25.24    A payment to be made by the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) under clause 25.16 or 25.17 shall be made (i) within ten Business Days from the date on which notice setting out the amount due is received by the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) from the Company or any Group Company or, if later, (ii) on the date which is two Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties, and a payment to be made by the Company under clause 25.18 or 25.19 shall be made (i) within ten Business Days from the date on which notice setting out the amount due is received by the Company from the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) or, if later, (ii) on the date which is two Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties, and in each case the Liberty

Global Shareholder, the Telefónica Shareholder and the Company shall co-operate with each other in good faith to ensure that such payment is made in a Tax efficient manner.
US tax elections
25.25    The Company shall, and shall procure that the Group Companies shall:
(A)    make or enter into on a timely basis such US Tax Elections relating to the Company and/or any Group Company as the Liberty Global Shareholder may request in writing from time to time, provided (i) that the Liberty Global Shareholder has notified the Telefónica Shareholder and the Company in writing of such request no fewer than twenty (20) Business Days prior to the date on which the Liberty Global Shareholder requests such US Tax Election to be executed; (ii) that the Liberty Global Shareholder has provided the Telefónica Shareholder with advice reasonably satisfactory to the Telefónica Shareholder that such US Tax Elections will not have any materially adverse financial or Tax consequences for any Group Company; (iii) that if the Telefónica Shareholder considers (acting reasonably and in good faith) that such US Tax Election will give rise to material adverse financial or Tax consequences for the Telefónica Shareholder or any of its Affiliates or for any Group Company, and notifies the Liberty Global Shareholder that this is the case (such notification to contain reasonable details of the nature and, if practicable, quantum of the identified adverse financial or Tax consequences), the US Tax Election shall not be made or entered into without the prior consent of the Telefónica Shareholder (not to be unreasonably withheld or delayed); and (iv) the Company shall promptly notify the Liberty Global Shareholder whenever a new entity (which is or becomes a Group Company) is incorporated, established, formed or acquired by the Company or a Group Company; and
(B)    otherwise than pursuant to clause 25.25(A) above, not make or enter into, change, amend or withdraw any US Tax Election relating to the Company and/or any Group Company nor take any position for US tax purposes that is contrary to the position adopted by the Liberty Global Shareholder or its Affiliates without the prior written consent of the Liberty Global Shareholder (acting in its sole discretion), and for the purpose of this clause 25.25 "US Tax Election" means any tax election, accounting method, filing, claim or notice for US Tax purposes (whether federal, state or local), including without limitation classification of entities for US tax purposes. For the avoidance of doubt, the provisions of clause 25.25(A) above shall not apply to any US Tax Elections which the Company or any other Group Company decides to make or procure in the absence of a request in writing from the Liberty Global Shareholder under that clause.
Consortium Relief
25.26    Consortium Relief: Surrenders by the Company or a Group Company
(A)    In respect of each accounting period of the Company or any Group Company, each Shareholder shall, in relation to that accounting period, be entitled to require (subject to clause 25.26(C)(i)) that, to the extent permitted by law, the Company surrenders (or procures that a Group Company surrenders) Eligible Losses and allows (or procures that the relevant Group Company allows) that Shareholder and/or any members of its Group to make a claim for group relief in relation to those Eligible Losses.

(B)    Notice of any requirement (setting out the total amount of Eligible Losses required to be surrendered, which company or companies will make the surrenders of Eligible Losses, which company or companies will make claims for group relief and in what amounts those claims will be) pursuant to clause 25.26(A) shall be given to all other Shareholders and the Company in writing at least twenty (20) Business Days before the first anniversary of the filing date for the corporation tax return of the Company or the relevant Group Company for the accounting period for which the surrender is required.
(C)    The following provisions shall apply in respect of any such surrender of Eligible Losses and claim for group relief required pursuant to clause 25.26(A):
(i)    without prejudice to clause 25.32, nothing in this clause 25.26 shall require the Company to arrange its Tax affairs (or the Tax affairs of any Group Company) in such a manner that would give rise to more or fewer Eligible Losses (ignoring any claim for group relief pursuant to this clause 25.26) than it otherwise would have;
(ii)    the Shareholders and the Company shall (and shall procure that each relevant Group Company shall), and each Shareholder shall procure that each relevant member of its Group shall, give their consent and take such other action as may reasonably be required to ensure that such surrender (and the associated claims) are effectively made within any relevant time limits;
(iii)    save to the extent that clause 25.26(C)(iv) applies, the relevant Shareholder shall, or shall procure that the relevant member of its Group shall, make a payment to the Company (or to the surrendering Group Company) on the later of:
(a)    the date on which corporation tax would otherwise have been payable by the relevant Shareholder or member of its Group but for the surrender; and
(b)    the fifth Business Day after the receipt of a valid notice under clause 25.26(B);
(iv)    to the extent that any of the Tax saved by the relevant Shareholder or member of its Group by virtue of the surrender has already been paid as at the date on which the Shareholder or member of its Group would, but for this clause 25.26(C)(iv), have been required to make a payment under clause 25.26(C)(iii), and the surrender gives rise to a credit in respect of, or a repayment of, such Tax, the relevant Shareholder shall, or shall procure that the relevant member of its Group shall, make a payment to the Company (or to the surrendering Group Company) on the fifth Business Day after the Shareholder or member of its Group reduces an actual payment of Tax or receives an actual repayment of Tax which, in either case, is attributable to that credit or repayment; and
(v)    the aggregate amount of the payment referred to in clause 25.26(C)(iii) and clause 25.26(C)(iv) to the Company (or to the surrendering Group Company) shall be an amount equal to the total amount of Eligible Losses surrendered multiplied by the corporation tax rate in force for the Claim Period in respect of which the surrender is made (expressed as a decimal).

(D)    If and to the extent that it is determined that Eligible Losses purported to be surrendered pursuant to clause 25.26(A) are not permitted by law to be surrendered or group relief in relation thereto is not permitted by law to be claimed, then the amount of the payments referred to in clause 25.26(C)(iii) and clause 25.26(C)(iv) to the Company (or to the surrendering Group Company) shall be adjusted so that the aggregate amount of those payments is the amount which would have been paid had it been known that such Eligible Losses were not permitted by law to be surrendered or group relief in relation thereto was not permitted by law to be claimed, and the Shareholders and the Company shall make (or, where the claimant company is a member of a Shareholder's Group and not a Shareholder, that Shareholder shall procure that such member of its Group makes) (or, where the surrendering company is a Group Company and not the Company, the Company shall procure that such Group Company makes) any appropriate payments required to achieve that position.
25.27    Consortium Relief: Surrenders to a Group Company
(A)    In respect of each accounting period of a Shareholder or any member of its Group, each Shareholder shall be entitled to surrender (or procure that a member of its Group surrenders) Eligible Losses and require (subject to clause 25.27(C)(i)) that the Company makes (or procures that a Group Company makes) a claim for group relief in relation thereto to the extent permitted by law.
(B)    Notice of any claim for group relief which is required by a Shareholder (setting out the total amount of Eligible Losses to be surrendered, which company or companies will surrender such Eligible Losses, which company or companies will make claims for group relief and in what amounts the Company or relevant Group Company is required to make the claim) pursuant to clause 25.27(A) shall be given to all other Shareholders and the Company in writing at least twenty (20) Business Days before the first anniversary of the filing date for the corporation tax return of the Company or the relevant Group Company for the accounting period for which the claim for group relief is required.
(C)    The following provisions shall apply in respect of any such surrender of Eligible Losses and claim for group relief required pursuant to clause 25.27(A):
(i)    without prejudice to clause 25.32, nothing in this clause 25.27 shall require the Company to arrange its Tax affairs (or the Tax affairs of any Group Company) in such a manner that would give rise to more or less total profits for it (ignoring any claim for group relief pursuant to this clause 25.27) than it otherwise would have;
(ii)    the Shareholders and the Company shall (and shall procure that each relevant Group Company shall), and each Shareholder shall procure that each relevant member of its Group shall, give their consent and take such other action as may reasonably be required to ensure that such surrender (and the associated claims) are effectively made within any relevant time limits;
(iii)    save to the extent that clause 25.27(C)(iv) applies, the Company shall, or shall procure that the relevant Group Company shall, make a payment to the Shareholder or the member of its Group making the surrender on the later of:
(a)    the date on which corporation tax would otherwise have been payable by the Company or the relevant Group Company but for the surrender; and

(b)    the fifth Business Day after the receipt of a valid notice under clause 25.27(B);
(iv)    to the extent that any of the Tax saved by the Company or the relevant Group Company by virtue of the surrender has already been paid as at the date on which the Company or the relevant Group Company would, but for this clause 25.27(C)(iv), have been required to make a payment under clause 25.27(C)(iii), and the surrender gives rise to a credit in respect of, or a repayment of, such Tax, the Company shall, or shall procure that the relevant Group Company shall, make a payment on the fifth Business Day after the Company or the relevant Group Company reduces an actual payment of Tax or receives an actual repayment of Tax which, in either case, is attributable to that credit or repayment; and
(v)    the aggregate amount of the payments referred to in clause 25.27(C)(iii) and clause 25.27(C)(iv) to the Shareholder (or the member of its Group) making the surrender shall be an amount equal to the total amount of Eligible Losses surrendered by the Shareholder (or the member of its Group) making the surrender in relation to which the Company or relevant Group Company makes the group relief claim multiplied by the corporation tax rate in force for the Claim Period in respect of which the surrender is made (expressed as a decimal).
(D)    If HMRC does not accept, whether in whole or in part, any surrenders to a Group Company to which this clause 25.27 applies, then the relevant Shareholder may (after giving the other Shareholder reasonable advance notice) take, and direct the Group Company to take, such action as may be reasonable with a view to establishing to the satisfaction of HMRC that such surrender of Eligible Losses has been validly surrendered and claimed. The relevant Group Company shall keep the relevant Shareholder informed as to the content of all relevant correspondence and discussions with HMRC.
(E)    If and to the extent that it is determined that Eligible Losses purported to be surrendered pursuant to clause 25.27(A) are not permitted by law to be surrendered or group relief in relation thereto is not permitted by law to be claimed, then the aggregate amount of the payments referred to in clause 25.27(C)(iii) and clause 25.27(C)(iv) to the Shareholder (or the member of its Group) making the surrender shall be adjusted so that the aggregate amount of those payments is the amount which would have been paid had it been known that such Eligible Losses were not permitted by law to be surrendered or group relief in relation thereto was not permitted by law to be claimed, and the Shareholders and the Company shall make (or, where the surrendering company is a member of a Shareholder's Group and not a Shareholder, that Shareholder shall procure that such member of its Group makes) (or, where the claimant company is a Group Company other than the Company, the Company shall procure that such Group Company makes) any appropriate payments required to achieve that position.
25.28    In clauses 25.26 to 25.28 (Consortium Relief):
(A)    where an accounting period of a company falls partly within one financial year and partly within another financial year, the corporation tax rate in force for that accounting period shall be taken to be the average of the corporation tax rates in force in such financial years applied on a time basis according to the respective lengths of the parts of the accounting period which fall in such financial years; and

(B)    references to the "corporation tax rate" are references to the rate of corporation tax on profits of companies (other than "ring fence profits" within the meaning of Part 8 of CTA 2010).
25.29    Corporate Interest Restriction
(A)    Each Shareholder agrees that they share the intention that the Group Companies will form a "worldwide group" of which the Company is the "ultimate parent" (such terms defined for the purposes of this clause as they are for the purposes of section 473 TIOPA).
(B)    If at any time after Completion the Group Companies are treated as being part of the "worldwide group" with any Shareholder, then each such Shareholder will procure to the maximum extent possible that no allocation of any disallowance of a deduction for interest expense is made to any Group Company for the purposes of Part 10 and Schedule 7A TIOPA in an amount in excess of the amount of the disallowance that would have arisen to the Group Companies were they a "worldwide group" of which the Company is the "ultimate parent".
25.30    Anti-Hybrid Rules
If at any time after Completion an additional amount of Tax arises to a Group Company as a result of the application of Part 6A TIOPA that would not have arisen but for (i) such Group Company being "related" (as defined in section 259NC TIOPA) with a Shareholder or a member of the Shareholder's Group or (ii) such Group Company being in the same "control group" (as defined in section 259NB TIOPA) as a Shareholder or a member of the Shareholder's Group, then the relevant Shareholder will indemnify the Group Company for such additional amount of Tax suffered (and the Shareholders and the Company shall co-operate with each other in good faith to ensure that any such indemnifying payment is made in a Tax efficient manner).
General
25.31    Each Shareholder shall procure that, other than with the other Shareholder's consent and other than as contemplated in this agreement:
(A)    no step shall be taken to include any Group company in any Tax group or consolidation group or any group payment arrangements (other than with any other Group Company); and
(B)    no claim or election shall be submitted or made which has the effect or could have the effect of any Group Company being subject to Tax on any income, profits or gains made by any member of a Shareholder's Group.
25.32    The Shareholders and the Company acknowledge and agree that they shall cooperate reasonably and in good faith with a view to procuring that the holding and financing structure of the Group Companies is, to the extent practicable and having regard to all relevant legal, financial, regulatory and accounting considerations, including the need for future commercial flexibility, configured in a manner which optimises its overall Tax efficiency for the Group Companies and each of the Shareholders (and their respective Groups), and does not result in a material disadvantage for either Shareholder.

Contingent subscription obligation in respect of potential reorganisation tax liabilities
25.33    If the Company or Newco Holdco 5 incurs a liability to Tax in respect of which the Liberty Global Shareholder would have been liable to make a payment to the Company under (i) clause 1.1(c) of the Liberty Global Tax Covenant or (ii) clause 1.1(b) of the Liberty Global Tax Covenant in respect of a Deemed Tax Liability falling within paragraph (b) of the definition of Deemed Tax Liability contained therein in circumstances where the Actual Tax Liability referred to in that paragraph (b) is one that would otherwise have given rise to a liability under clause 1.1(c) or clause 1.1(e) where the relevant cost or expense relates to a matter giving rise to a liability under clause 1.1(c) (in each case taking into account all the provisions of the Liberty Global Tax Covenant and not only clauses 1.1(b) and 1.1(c)) if the definition of "Liberty Global Target Group Company" in the Contribution Agreement had read:
"means any member of the Liberty Global Target Group, Newco Holdco 5 or the Purchaser;"
(any such liability to Tax being a "Reorganisation Tax Liability"), then clause 25.36 shall apply (subject to clause 25.37).
25.34    For the avoidance of doubt:
(A)    the Liberty Global Shareholder shall have in respect of a Reorganisation Tax Liability all the rights afforded to it under the Liberty Global Tax Covenant in respect of a Tax Liability of a Liberty Global Target Group Company; and
(B)    a reference in the Liberty Global Tax Covenant to an amount payable under the Liberty Global Tax Covenant shall include an amount payable by the Liberty Global Shareholder under clause 25.36 below.
25.35    In clauses 25.36 to 25.37 below:
"Deferred Shares" means deferred shares of £1.00 each in the capital of the Company which:
(A)    carry no voting rights; and
(B)    carry no further rights to participate in the profits or assets of the Company, save that each Deferred Share shall (i) carry the right to a cumulative dividend of 0.01% of its nominal value of £1.00 which is payable on 31 March in each year; and (ii) upon winding-up or liquidation of the Company, carry a right to repayment of its paid up nominal value of £1.00.
"Liberty Global DS Subscription Amount" means the amount which the Liberty Global Shareholder would have been liable to pay to the Company under clause 1.1(b) or clause 1.1(c) of the Liberty Global Tax Covenant (disregarding clauses 14.2 and 14.3, of the Liberty Global Tax Covenant) in respect of a Reorganisation Tax Liability (as defined in clause 25.33 above) if the definition of "Liberty Global Target Group Company" in the Contribution Agreement were drafted as set out in clause 25.33 above.
If either (a) the payment of the subscription price equal to the Liberty Global DS Subscription Amount referred to in clause 25.36(A) or (b) the payment of the amount equal to the Liberty Global DS Subscription Amount payable pursuant to clause 25.37(B) is subject to any deduction or withholding for or on account of Tax that is required by law, then the amount so payable shall be increased by such amount as will ensure that the net sum received by the Company is equal to the full sum that it would have received in the absence of the requirement to make any deduction or withholding.
If either (a) the subscription price equal to the Liberty Global DS Subscription Amount referred to in clause 25.36(A); or (b) the amount equal to the Liberty Global DS Subscription Amount payable pursuant to clause 25.37(B) is subject to Tax in the hands of the Company, then the amount of the Liberty Global DS Subscription Amount shall be increased by such amount as will ensure that the net sum received by the Company pursuant to clause 25.36(A) or clause 25.37(B) (as applicable) will equal the full sum that the Company would have received had the sum so payable not been subject to Tax in its hands
25.36    Subject to clause 25.37, where this clause applies:
(A)    the Liberty Global Shareholder shall subscribe for, and the Company shall issue to it, one Deferred Share for a subscription price equal to the Liberty Global DS Subscription Amount;
(B)    the Telefónica Shareholder shall subscribe for, and the Company shall issue to it, one Deferred Share for a subscription price of £1.00; and
(C)    in order to facilitate the subscriptions described in sub-clauses 25.36(A) and 25.36(B) above, the Shareholders shall procure that the Company will (if necessary) amend its articles of association to provide for the class of Deferred Shares (having the rights and characteristics described in the definition of that term in clause 25.35 above) and take any other action as is necessary to effect the valid issue of Deferred Shares under this clause.
25.37    The Shareholders hereby agree, and the Liberty Global Shareholder hereby acknowledges and undertakes to the Telefónica Shareholder, that if clause 25.36 would (but for this clause 25.37) apply, but either Shareholder considers (acting reasonably and in good faith) that the subscriptions described in sub-clauses 25.36(A) and 25.36(B) above (or either of them) would give rise to material adverse financial, legal, regulatory or Tax consequences for that Shareholder or any of its Affiliates or for any Group Company, and notifies the other Shareholder that this is the case (such notification to contain reasonable details of the nature and, if relevant and practicable, quantum of the identified adverse financial, legal, regulatory or Tax consequences), then:
(A)    clause 25.36 shall not apply;
(B)    the Liberty Global Shareholder shall be under an obligation to pay to the Company an amount equal to the Liberty Global DS Subscription Amount; and
(C)    the Shareholders and the Company shall co-operate with each other in good faith to identify and agree a method by which the Liberty Global Shareholder can make the payment to the Company described in sub-clause 25.37(B) above in a Tax efficient manner.
25.38    If a payment by the Liberty Global Shareholder under clause 25.36 above (or under any alternative method determined in accordance with clause 25.37 above) would, if it were a payment made under the Liberty Global Tax Covenant, give rise to a payment to be made to the Liberty Global Shareholder under the provisions of the Liberty Global Tax Covenant, the Company shall pay such amount to the Liberty Global Shareholder, and the Shareholders and

the Company shall co-operate with each other in good faith to identify and agree a method by which the Company can make the payment to the Liberty Global Shareholder in a Tax efficient manner.
25.39    The provisions of clause 11 of the Liberty Global Tax Covenant shall apply to the preparation and submission of all notices, claims, consents, elections, returns and computations, the preparation and submission of all correspondence relating to such notices, claims, consents, elections, returns and computations and the negotiation and agreement of all matters relevant to the tax position of the Company and Newco Holdco 5 in respect of the Liberty Global Pre-Completion Reorganisation as they apply to Pre-Completion Conduct Matters (as defined in the Liberty Global Tax Covenant).
Definitions
25.40    In this clause 25:
(A)    any term used in this clause 25 but not otherwise defined in this agreement shall take its meaning from the equivalent definition in the Tax Covenant;
(B)    "accounting period" is, in the case of a company within the charge to corporation tax, to be read in accordance with Chapter 2 of Part 2 CTA 2009 and, in the case of a company not within the charge to corporation tax, to be read as a reference to the financial year of the relevant company for accounting purposes;
(C)    "Claim Period" means an accounting period (or the portion of an accounting period) of the Company or the relevant Group Company (as the context requires) for which a surrender or claim is to be made pursuant to this clause 25;
(D)    "corporation tax" means the Tax charged by virtue of section 2 CTA 2009;
(E)    "CTA 2009" means the Corporation Tax Act 2009;
(F)    "CTA 2010" means the Corporation Tax Act 2010;
(G)    "Eligible Losses" means any losses and other amounts available for surrender under Part 5 or Part 5A of CTA 2010;
(H)    "filing date" has the meaning ascribed to it in paragraph 14 of Schedule 18 to the Finance Act 1998;
(I)    “Group Company” means any member of the Company’s Group;
(J)    "group relief" has the meaning ascribed to it in Part 5 and Part 5A of CTA 2010;
(K)    "HMRC" means Her Majesty's Revenue & Customs;
(L)    “Relief” means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment of Tax; and
(M)    “Secondary Liability Claim” means any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority or any self-assessment made by a Group Company or any other person from which it appears that (A) the Company or any Group Company may be required to make an actual payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief, in each case, which may give rise to a claim against the Liberty Global Shareholder or the Telefónica Shareholder (as the case may be) under clause 25.16 or 25.17 or (B) the Liberty Global Shareholder or the Telefónica Shareholder or any member of their respective Groups (as the case may be) may be required to make an actual payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief, in each case, which may give rise to a claim against the Company under clause 25.18 or 25.19.
26.    CONFIDENTIALITY
26.1    Confidential information
Each party shall treat as confidential any and all information (whether available orally, in writing or in electronic format) received or obtained as a result of negotiating and entering into this agreement (including by executing a Deed of Adherence or Deed of Novation) or, in the case of a Shareholder, through its interest in the Company (including through any Directors nominated and appointed upon the request of such Shareholder or pursuant to clause 9 (Access to Information and Accounts)) and which relates to:
(A)    the provisions of this agreement (except clause 14 (Restrictions on dealing with Shares), clause 15 (Permitted Transfers), clause 16 (Transfer of Shares for Convenience), clause 18 (Completion of Transfers), and clause 19 (IPO));
(B)    the negotiations relating to this agreement;
(C)    any potential claim under this agreement or any document referred to in this agreement;
(D)    any member of the Company’s Group or its business, assets, customers or affairs;
(E)    in the case of the Company, any Shareholder or their respective Groups, or the business, assets, customers or affairs of any such person;
(F)    in the case of the Telefónica Shareholder and the Telefónica Guarantor, the Liberty Global Shareholder and its Group, or the business, assets, customers or affairs of any such person; or
(G)    in the case of the Liberty Global Shareholder and the Liberty Global Guarantor, the Telefónica Shareholder and its Group, or the business, assets, customers or affairs of any such person,
(all such information being “Confidential Information”).
26.2    Use of Confidential Information
Each party shall, and each Shareholder shall procure that the Directors nominated and appointed upon its request and any Observers appointed by it shall:
(A)    maintain such Confidential Information in strict confidence and not disclose any such Confidential Information to any person other than:

(i)    in the case of a Shareholder, a Director nominated and appointed upon its request, or any of such Shareholder’s directors or employees (or any of the directors or employees of any member of its Group) whose duties include the management, monitoring or reporting of the business of the Company and who needs to know such information in order to discharge his duties;
(ii)    in the case of the Liberty Global Shareholder, the Liberty Global Guarantor;
(iii)    in the case of the Telefónica Shareholder, the Telefónica Guarantor;
(iv)    a bona fide potential transferee of Shares in accordance with this agreement under clause 16 (Transfer of Shares for Convenience) or in connection with a Permitted Group Sale Disposal, provided that such person has a duty to keep such information confidential on terms that are customary for a transaction of the type in contemplation;
(v)    the Joint Global Coordinators where clause 19 (IPO) applies provided they have a duty to keep such information confidential;
(vi)    to its professional advisers, auditors, financial advisers, ratings agencies, insurers and bankers provided they have a duty to keep such information confidential;
(vii)    to the extent the disclosure of such Confidential Information is expressly consented to in writing by each of the Shareholders prior to such disclosure being made (or, if the information only relates to one Shareholder or its Group, which is expressly consented to in writing by such Shareholder); or
(viii)    in the case of a Shareholder, to an investor in the Ultimate Parent of that Shareholder to the extent that such disclosure relates to information relating to the Company which is not (in the reasonable opinion of that Shareholder) commercially sensitive and is made in the ordinary course of investor relation activities only (and that Shareholder shall use reasonable endeavours to consult with the other Shareholder on the nature and extent of the disclosure in advance).
(B)    save where disclosure is expressly permitted under clause 26.2(A), not use any such Confidential Information other than for the purpose of conducting the Business or managing, monitoring or reporting its investment in the Company; and
(C)    procure that any person to whom such Confidential Information is disclosed by it (except where such disclosure was permitted under clause 26.3) complies with the restrictions set out in this clause 26 as if such person were a party to this agreement.
26.3    Permitted disclosure
Notwithstanding the previous provisions of this clause 26 (but without prejudice to the provisions of clause 27 (Announcements)), any party may disclose any Confidential Information:
(A)    to the extent required by law, or for the purpose of any judicial proceedings arising out of this agreement;

(B)    to a Tax Authority in connection with the Tax affairs of the Company or either Shareholder, any member of the respective Shareholder’s Group or any Group Company;
(C)    to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the Prudential Regulation Authority, the Madrid Stock Exchange, the Comisión Nacional del Mercado de Valores the SEC or NASDAQ, whether or not the requirement for information has the force of law;
(D)    to the extent required for the purpose of any arbitration pursuant to clause 40 (Arbitration);
(E)    if required to enable the disclosing party to enforce its rights under this agreement (or any document referred to in this agreement) or for the purpose of any judicial proceedings in connection with this agreement (or any document referred to in this agreement);
(F)    to the extent the information disclosed was lawfully in the possession of the disclosing party or any of its representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held; and
(G)    to the extent the information has come into the public domain through no fault of that party or any person to whom it has disclosed Confidential Information in accordance with clause 26.2(A).
26.4    Duration of obligations
The restrictions contained in this clause 26 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) for a period of three years from termination of this agreement with respect to that party in accordance with clause 29 (Termination).
27.    ANNOUNCEMENTS
27.1    Restriction on announcements
Subject to clause 27.2, a party may not make general or public announcement, press release or communication with news media and/or investors (together, a “public announcement”) containing Confidential Information unless it has provided the other parties with a copy of the public announcement prior to making such public announcement or other communication.
27.2    Permitted announcements
Notwithstanding clause 27.1, any party may make a public announcement or other communication:
(A)    to investors, analysts and other market participants in the ordinary course of its business or any other ordinary course investor relations activity concerning the Company’s Group or its business, assets or affairs;
(B)    if required by:

(i)    law; or
(ii)    any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Madrid Stock Exchange, the Comisión Nacional del Mercado de Valores, the SEC and NASDAQ whether or not the requirement has the force of law, in which case the disclosing party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement (and if the disclosing party is unable to consult with the other parties before making such an announcement it shall inform the other parties of the circumstances, timing, content and manner of making the announcement immediately after the announcement is made);
(C)    if required to enable the disclosing party to enforce its rights under this agreement (or any document referred to in this agreement) or for the purpose of any judicial proceedings in connection with this agreement (or any document referred to in this agreement); or
(D)    containing Confidential Information if the disclosing party is permitted to disclose such Confidential Information in accordance with clause 26.3(F) (Permitted disclosure) or 26.3(G) (Permitted disclosure).
27.3    Disclosure of financial reporting statements by the Company
Notwithstanding clause 27.2, if the Company or any other member of the Company's Group is to make any public disclosure of financial information relating to the Company or any other member of the Company's Group including, but not limited to, any "earnings release" or pursuant to the terms of its then existing financing arrangements, the Company shall procure that:
(A)    a draft of any such public disclosure is provided to each Shareholder at least seven Business Days before the disclosure is proposed to be made to enable each Shareholder reasonable opportunity to review and approve the draft disclosure; and
(B)    the draft disclosure is amended to incorporate all amendments as are reasonably required by each Shareholder to enable that Shareholder's Ultimate Parent to comply with its regulatory reporting obligations.
27.4    Duration of restrictions
The restrictions contained in this clause 27 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) for a period of three years from termination of this agreement with respect to that Shareholder in accordance with clause 29 (Termination).
28.    PARENT COMPANY GUARANTEES
(A)    In consideration for the mutual rights and obligations of the parties under this agreement:
(i)    the Liberty Global Guarantor hereby unconditionally and irrevocably guarantees to the Telefónica Shareholder the due and punctual performance by the Liberty Global Shareholder of all obligations of the Liberty Global Shareholder under or pursuant to this agreement, including (without limitation) the due and punctual payment of all monies payable by the Liberty Global Shareholder, and agrees to indemnify the Telefónica Shareholder against all liabilities, losses, proceedings, claims, damages, costs or expenses that it may suffer as a result of any failure or delay by the Liberty Global Shareholder to punctually discharge and/or perform any of the obligations of the Liberty Global Shareholder. The liability of the Liberty Global Guarantor under this agreement or any other document referred to in it shall not be released or diminished by any variation of the terms of this agreement (whether or not agreed by the Liberty Global Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance; and
(ii)    the Telefónica Guarantor hereby unconditionally and irrevocably guarantees to the Liberty Global Shareholder the due and punctual performance by the Telefónica Shareholder of all obligations of the Telefónica Shareholder under or pursuant to this agreement, including (without limitation) the due and punctual payment of all monies payable by the Telefónica Shareholder, and agrees to indemnify the Liberty Global Shareholder against all liabilities, losses, proceedings, claims, damages, costs or expenses that it may suffer as a result of any failure or delay by the Telefónica Shareholder to punctually discharge and/or perform any of the obligations of the Telefónica Shareholder. The liability of the Telefónica Guarantor under this agreement or any other document referred to in it shall not be released or diminished by any variation of the terms of this agreement (whether or not agreed by the Telefónica Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.
(B)    If and whenever a Shareholder (a “Breaching Shareholder”) defaults for any reason whatsoever in the performance of any of its obligations under or pursuant to this agreement, the relevant Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Breaching Shareholder’s obligation in regard to which such default has been made in the manner prescribed by this agreement and so that the same benefits shall be conferred on the other Shareholder (the “Non-Breaching Shareholder”) as would have been received if such obligation had been duly performed and satisfied by the Breaching Shareholder.
(C)    With respect to each Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the relevant Breaching Shareholder shall have been performed or satisfied. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the relevant Non-Breaching Shareholder may now or after the date of this agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the relevant Breaching Shareholder under or in connection with this agreement.
(D)    As a separate and independent stipulation, each Guarantor agrees that any obligation of the relevant Breaching Shareholder which may not be enforceable against or recoverable from the relevant Breaching Shareholder by reason of any legal limitation, disability or incapacity on or of the relevant Breaching Shareholder or any fact or circumstance (other than any limitation imposed by this agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

29.    TERMINATION
29.1    This agreement shall terminate immediately (except for those provisions in clause 24 (Protective Covenants), clause 26 (Confidentiality) and clause 27 (Announcements) (in each case subject to the provisions of those clauses) and without prejudice to any rights, liabilities or remedies arising under this agreement prior to such termination to which clause 40 (Arbitration) will continue to apply):
(A)    if any Shares are listed on, or dealings in any Shares commence on, a regulated market following an IPO in accordance with clause 19 (IPO);
(B)    if only one Shareholder (together with members of its Group) remains holding Shares; or
(C)    in respect of the rights and obligations of any Shareholder if it and all members of its Group cease to hold any Shares and Shareholder Loans and each person to whom Shares and Shareholder Loans have been transferred by that Shareholder and members of its Group has entered into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence) and Deed of Novation in the form set out in Schedule 4 (Deed of Novation).
30.    LANGUAGE
30.1    Proceedings
Meetings of the Shareholders, the Board and any committee of the Board shall be conducted in English. Notices (including accompanying papers) and minutes of such meetings shall be prepared in English.
30.2    Documents
Each other document in connection with this agreement shall be in English or accompanied by an English translation. The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document, notice or other communication given or delivered to it pursuant to this clause 30.2.
31.    ASSIGNMENT
This agreement shall be binding on and enure for the benefit of each party’s successors in title. No party shall assign (or declare any trust in favour of a third party over) all or any part of the benefit of, or its rights or benefits under, this agreement.
32.    ENTIRE AGREEMENT
32.1    Whole and only agreement
This agreement constitutes the whole and only agreement between the parties relating to the subject matter of this agreement.

32.2    No reliance on pre-contractual statements
Except in the case of fraud, wilful misrepresentation or wilful concealment, each party acknowledges that in entering into this agreement it is not relying upon any Pre-contractual Statement which is not repeated in this agreement.
32.3    Exclusion of other rights of action
Except in the case of fraud, wilful misrepresentation or wilful concealment, no party shall have any right of action against any other party to this agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in this agreement.
32.4    Meaning of Pre-contractual Statement
For the purposes of this clause, “Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to this agreement becoming legally binding.
32.5    Variation
(A)    This agreement may only be varied in writing signed by each of the parties.
(B)    Each Shareholder acknowledges that if the Shareholders’ respective Percentage Interests are no longer equal, amendments to this agreement may be required to reflect such imbalance between the Shareholders’ interests in the Company.
32.6    Conflict with Articles of Association
In the event of any ambiguity or discrepancy between the provisions of this agreement and the Articles of Association, the provisions of this agreement shall prevail as between the Shareholders, but not so as to amend the Articles of Association, for so long as this agreement remains in force. Each of the Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles of Association.
33.    NOTICES
33.1    Notices to be in writing
A notice under this agreement shall only be effective if it is in writing and in English. For a notice sent by e-mail to be effective, it must also be confirmed by delivering a physical hard copy of the notice by registered mail or courier whereby notice shall be deemed to be duly given by the relevant e-mail and not the physical hard copy.

33.2    Addresses
Notices under this agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address	E-mail address
Liberty Global Shareholder and the Liberty Global Guarantor	[ ] (General Counsel) Liberty Global plc, 1550 Wewatta Street, Denver, CO 80202, United States	[ ]@libertyglobal.com

CC: [ ] (Deputy General Counsel)	Liberty Global plc, Griffin House, 161 Hammersmith Road, London, W6 8BS, United Kingdom	[ ]@libertyglobal.com

Telefónica Shareholder and the Telefónica Guarantor	Telefónica, S.A. For the attention of: General Counsel Distrito Telefónica - Ed. Central – 1ª planta C/Ronda de la Comunicación s/n 28050, Madrid, Spain	[ ]@telefonica.com

CC: [ ] (Group Vice General Counsel & Chief Legal Officer)	Group Vice General Counsel & Chief Legal Officer Distrito Telefónica - Ed. Central – 3ª planta c/ Ronda de la Comunicación s/n 28050, Madrid, Spain	[ ]@telefonica.com

The Company	Its registered office from time to time For the attention of: General Counsel	[ ]@virginmediao2.co.uk
provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 33.
33.3    Receipt of Notices
(A)    Any notice given under this agreement shall, in the absence of earlier receipt and subject to clause 33.3(B), be deemed to have been duly given as follows:
(i)    if delivered personally, on delivery;
(ii)    if sent by first class inland post, two clear Business Days after the date of posting;
(iii)    if sent by airmail, six clear Business Days after the date of posting; and
(iv)    if sent by e-mail, when sent.

(B)    Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
33.4    Service of proceedings
The provisions of this clause 33 shall not apply in relation to the service of any arbitration proceedings pursuant to clause 40 (Arbitration).
34.    REMEDIES AND WAIVERS
34.1    Delay or omission
No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:
(A)    affect that right, power or remedy;
(B)    operate as a waiver of it; or
(C)    operate as an affirmation of this agreement.
34.2    Single or partial exercise
The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.
34.3    Cumulative rights
The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
34.4    Damages not an adequate remedy
Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable relief may in appropriate circumstances be available.
34.5    No third party rights
(A)    Except as set out in clause 34.5(B), the parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.
(B)    Subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 each member of the Company’s Group and each member of each Shareholder’s Group may enforce and rely on: (i) clause 22.2(D) (Anti-corruption); and (ii) clause 25.30 (Tax Matters).

34.6    Invalidity
If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)    the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or
(B)    the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.
35.    NO PARTNERSHIP OR FIDUCIARY RELATIONSHIP
The parties acknowledge and agree that:
(A)    nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party as being the agent of any other party for any purpose; and
(B)    no fiduciary relationship or fiduciary duties shall exist between the parties arising out of or in connection with this agreement.
36.    COSTS AND EXPENSES
Except as otherwise stated in this agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement.
37.    COUNTERPARTS
This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument. Delivery of a counterpart of this agreement by e-mail attachment shall be an effective mode of delivery.
38.    CHOICE OF GOVERNING LAW
This agreement and any Dispute are to be governed by, construed and determined in accordance with English law.
39.    DISPUTE RESOLUTION
Any Shareholder Dispute Matter or any dispute, claim, difference or controversy arising out of, relating to or having any connection with this agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a “Dispute”) shall be resolved in accordance with clause 40 (Arbitration).

40.    ARBITRATION
40.1    If:
(A)    any Dispute (other than a Shareholder Dispute Matter) arises, the chief executive officer of each Shareholder’s Ultimate Parent will, within 20 Business Days of receipt of a written request from one party to the other, meet in a good faith effort to resolve the Dispute; or
(B)    any Shareholder Dispute Matter arises:
(i)    the Shareholder that is not involved in the Shareholder Dispute Matter shall give a Shareholder Dispute Matter Notice to the other Shareholder and the Company before any proceedings in respect of the Shareholder Dispute Matter are initiated by either (i) the Company or the relevant member of its Group, or (ii) the Shareholder Dispute Party; and
(ii)    the chief executive officer of each Shareholder’s Ultimate Parent will, within 20 Business Days of receipt of the Shareholder Dispute Matter Notice, meet in a good faith effort to resolve the Shareholder Dispute Matter.
40.2    If (a) the meeting referred to in clause 40.1 does not take place within the prescribed time period or (b) there is no resolution of the Dispute agreed in writing at the meeting referred to in clause 40.1, either party to the Dispute (a "Party" and together the "Parties") may require that the Dispute be resolved in accordance with the provisions of clauses 40.3 to 40.8, provided that the right to issue proceedings is not prejudiced by a delay
40.3    All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with the Rules. The Rules are incorporated by reference into this clause 40 and capitalised terms used in this clause 40 which are not otherwise defined in this agreement have the meaning given to them in the Rules.
40.4    Nothing in this clause 40 shall prevent any party, before an arbitration has commenced under this clause 40 or any time thereafter, from applying for conservatory and interim relief measures, including, but not limited to, temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction. The parties hereby agree to opt-out of the Emergency Arbitrator Provisions under Article 29 of the Rules; such Emergency Arbitrator Provisions shall not apply to any disputes arising out of, in connection with or relating to this agreement.
40.5    The seat or legal place of arbitration shall be London.
40.6    The language of the arbitration shall be English.
40.7    The parties agree that in so far as any provision contained in the Rules is incompatible with applicable English law, that provision or relevant part of that provision is to be excluded.
40.8    The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by the other Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party (i) by law, legal duty or any requirement of a securities exchange or regulatory or governmental body to which that Party is subject, (ii) to protect or pursue a legal right or (iii) to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
41.    AGENT FOR SERVICE OF PROCESS
41.1    The Telefónica Guarantor irrevocably appoints and shall maintain Telefónica Digital Limited of 20 Air Street, London W1B 5AN United Kingdom (or such other address as notified by the Telefónica Guarantor to the parties from time to time) as its agent in England for service of process and any other documents in proceedings in connection with this agreement.
41.2    Any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant party if delivered to its appointed agent at its address for the time being (as specified in clause 41.1 or, if applicable, the Deed of Adherence or Deed of Novation relating to such party).
41.3    Each party required to maintain an agent in accordance with clause 41.1 agrees not to revoke the authority of its agent and if for any reason it does so or its agent ceases to act in such capacity, it shall promptly appoint another agent with an address in England and notify each other party of the agent’s details. If a relevant party fails to appoint another agent within 14 calendar days of it being required to do so under this clause 41.3, any other party may, at the defaulting party’s expense, appoint one on behalf of the defaulting party.
IN WITNESS of which this agreement has been executed and delivered as a deed on the date which first appears on page 1 of this agreement.

Schedule 1
The Company

Company name:	VMED O2 UK Limited
Registered number:	12580944
Registered office:	Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS
Date and place of incorporation:	30 April 2020, England
Directors:	[ ]
Secretary:	[ ]
Financial year end:	31 December
Auditors:	KPMG

Schedule 2
Form of Deed of Adherence
THIS DEED is made on [                        ]
by [                            ], a company incorporated [in / under the laws of] [          ] under registered number [        ], whose [registered / principal] office is at [              ] (the “New Party”).
WHEREAS:
(A)    By a [transfer/novation] dated [                            ], [                           ] [transferred/novated] to the New Party [[               ] Shares of [ ] each in the capital of [VMED O2 UK Limited]]/[the whole of its rights and obligations under an intercompany loan agreement dated [] between [] and VMED O2 UK Limited (the “Company”).
(B)    This Deed is entered into in compliance with the terms of clause 15.2 (Requirements for making a Permitted Transfer) of an agreement dated 1 June 2021 made between (1) Liberty Global Europe 2 Limited, (2) Liberty Global plc, (3) Telefonica O2 Holdings Limited, (4) Telefónica, S.A. and (5) the Company as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders' Agreement”).
THIS DEED WITNESSES as follows:
1    The New Party undertakes to adhere to and be bound by the provisions of the Shareholders' Agreement, and to perform the obligations imposed by the Shareholders' Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Party were a party to the Shareholders' Agreement and named therein as [the Liberty Global / Telefónica Shareholder][a Shareholder][a Shareholder for the purposes of clauses 15.1, 15.2 and 15.6].
2    This Deed is made for the benefit of (a) the original parties to the Shareholders' Agreement and (b) any other person or persons who after the date of the Shareholders' Agreement (and whether or not prior to or after the date of this Deed) adheres to the Shareholders' Agreement (each referred to in clause 6 below as a “party”).
3    The address and email address of the New Party for the purposes of clause 33 (Notices) of the Shareholders' Agreement are as follows:

Party and title of individual	Address	Email address
[Its registered office from time to time]
4    [The New Party’s agent for service of process for the purposes of clause 41.1 (Agent for service of process) of the Shareholders' Agreement shall be [], whose address is [].]
5    Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

6    The courts of England are to have jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any proceeding, suit or action arising out of or in connection with this Deed (“Proceedings”) or the negotiation, existence, validity or enforceability of this Deed may be brought in the courts of England. Each party agrees that this jurisdiction agreement is for the benefit of each other party and that each party is therefore to retain the right to bring Proceedings in the courts of any other competent jurisdiction. This clause shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time. Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and any other court in which Proceedings may be brought in accordance with this clause.
IN WITNESS of which this Deed has been executed and delivered by the New Party on the date which first appears above.

[Appropriate execution clauses to be inserted]

Schedule 4
Form of Deed of Novation
THIS DEED is made on []
BETWEEN
(1)    [ORIGINAL PARTY], whose registered office is at [] (the “Original Party”);
(2)    [NEW PARTY], whose registered office is at [] (the “New Party”); and
(3)    VMED O2 UK LIMITED, whose registered office is at [] (the “Company”).
WHEREAS:
(A)    This Deed is entered into in compliance with the terms of clause 15.2 (Requirements for making a Permitted Transfer) of an agreement dated 1 June 2021 made between (1) Liberty Global Europe 2 Limited, (2) Liberty Global plc, (3) Telefonica O2 Holdings Limited, (4) Telefónica, S.A. and (5) the Company as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders' Agreement”).
(B)    The Original Party and the Company are party to an intercompany loan agreement dated [] (the “Loan Agreement”) which is a Shareholder Loan as defined in the Shareholders' Agreement.
(C)    The Original Party has agreed to transfer by way of novation the whole of its rights and obligations under the Loan Agreement and the New Party has agreed to accept the transfer of the same, pursuant to the terms of this Deed.
IT IS AGREED as follows:
1.    Definitions and Interpretation
1.1    Defined terms used in this Deed have the meaning given to such terms in the Loan Agreement unless otherwise defined.
1.2    In this Deed, unless otherwise specified:
(A)    references to Clauses are to clauses, sub-clauses and paragraphs of this Deed;
(B)    words importing the singular shall include the plural, and vice versa;
(C)    headings to clauses are for convenience only and do not affect the interpretation of this Deed.
2.    Novation
2.1    Assumption of obligations by the New Party

On the date of this Deed, the Original Party hereby transfers by novation all of its rights, obligations and liabilities under the Loan Agreement to the New Party. The New Party undertakes to the Company that it will, on and with effect from the date of this Deed, assume and discharge all the obligations of the Original Party under the Loan Agreement arising on or after the date of this Deed and otherwise to be bound by, observe and perform all the terms and conditions of the Loan Agreement as if it had been a party to the Loan Agreement in lieu of the Original Party. From the date of this Deed, references to the Original Party in the Loan Agreement will be deemed to be references to the New Party.
2.2    Release of the Original Party
With effect from the date of this Deed, the Company releases and discharges the Original Party from performance of its obligations under the Loan Agreement on or after the date of this Deed and from all liabilities, claims and demands of any kind arising under or in connection with the Loan Agreement on or after the date of this Deed.
2.3    Acceptance of obligations of the New Party
As from the date of this Deed, the Company hereby confirms its consent to the novation made by this deed and accepts the undertaking by the New Party set out in Clause 2.1 to perform the obligations under the Loan Agreement as if it were a party to the Loan Agreement in lieu of the Original Party as of the date of this Deed.
2.4    Rights granted to the New Party by the Company
The Company undertakes to the New Party that it will on and with effect from the date of this Deed:
(A)    observe and perform all the terms and conditions of the Loan Agreement as if the New Party had been a party to the Loan Agreement in place of the Original Party and the obligations of the Company had been owed to the New Party in lieu of the Original Party; and
(B)    be liable to the New Party for any breaches of the Loan Agreement on its part.
3.    Costs and Expenses
Each party to this Deed shall pay all costs and expenses (including legal costs and expenses) incurred by it in connection with the negotiation, preparation and execution of this Deed.
4.    Representations
Each party represents to the other parties hereto that it is duly authorised to execute, deliver and perform its obligations under this Deed.

5.    Contracts (Rights of Third Parties) Act 1999
The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.
6.    Further Assurance
Each party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably consider necessary for giving full effect to this Deed and securing to each of the parties the full benefit of the rights, powers and remedies conferred upon each of the parties in this Deed.
7.    Counterparts
7.1    This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
7.2    Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.
8.    Governing Law
This Deed shall be governed by and construed in accordance with the laws of England and Wales and each of the parties irrevocably submits for all purposes of or in connection with this Deed to the exclusive jurisdiction of the Courts of England.
IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the date first stated at the beginning of this Deed.
[Appropriate execution clauses to be inserted]

Schedule 5
Framework Services Agreements Governance
1.    Definitions
In this Schedule:
Bilateral FSA Committee has the meaning given in the relevant Framework Services Agreement;
Framework Services Agreement means each of the Liberty Global Services Agreement, Liberty Global RTSA, Telefónica Services Agreement and Telefónica RTSA, as the context requires;
FSA Dispute means, in relation to each Framework Services Agreement, a Dispute (as defined in that Framework Services Agreement) escalated to the Tri-Party FSA Committee (as defined below) pursuant to that Framework Services Agreement by the relevant Bilateral FSA Committee;
FSA Reserved Matters has the meaning given in the relevant Framework Services Agreement;
Non-Service Provider Shareholder means, in relation to each of the Liberty Global Services Agreement and the Telefónica Services Agreement, the Shareholder that is not the Service Provider Shareholder; and
Service Provider Shareholder means: (a) in the case of the Liberty Global Services Agreement, the Liberty Global Shareholder; and (b) in the case of the TelefónicaServices Agreement, the Telefónica Shareholder.
2.    Dispute and FSA Reserved Matter resolution
2.1    The Liberty Global Shareholder, the Telefónica Shareholder and the Company shall establish a joint governance committee to (i) consider the matters identified in paragraph 2.5 as may arise under any of the Framework Services Agreements, and (ii) resolve certain disputes where these have been escalated pursuant to any of the Framework Services Agreements (the Tri-Party FSA Committee).
2.2    On or around the date of this agreement, the Liberty Global Shareholder, the Telefónica Shareholder and the Company shall each be entitled to appoint three representatives to the Tri-Party FSA Committee (constituting a total of nine representatives).
2.3    Each of the Liberty Global Shareholder, the Telefónica Shareholder and the Company may:
(A)    on reasonable prior written notice to each of the others, replace any of their respective representatives on the Tri-Party FSA Committee with a suitable replacement as they see fit; and
(B)    on agreement between the Liberty Global Shareholder and the Telefónica Shareholder, invite other functional representatives to attend Tri-Party FSA Committee meetings as required.

2.4    The Tri-Party FSA Committee shall meet at least every two months during the first six (6) months of the Term (with frequency thereafter being agreed in writing by the Tri-Party FSA Committee) and at such other times as the Bilateral FSA Committee under any Framework Services Agreement may reasonably request in order to address the matters described in paragraph 2.5.
2.5    In relation to each Framework Services Agreement, for so long as a member of (i) in the case of the Liberty Global Services Agreement and Telefónica Services Agreement, the relevant Service Provider Group (as defined in that Framework Services Agreement), or (ii) in the case of the Liberty Global RTSA and Telefónica RTSA, the relevant Service Recipient Group (as defined in that Framework Services Agreement), remains a party to this agreement, the Tri-Party FSA Committee will have the following responsibilities in respect of that Framework Services Agreement:
(A)    managing and attempting to resolve FSA Disputes escalated from the relevant Bilateral FSA Committee under that Framework Services Agreement; and
(B)    reviewing and deciding upon whether or not to approve any FSA Reserved Matter referred to it from the relevant Bilateral FSA Committee under that Framework Services Agreement.
2.6    Decisions and resolutions of the Tri-Party FSA Committee may only be made by the unanimous approval of the Liberty Global Shareholder’s and the Telefónica Shareholder’s representatives. The Company’s representatives shall attend and contribute to meetings of the Tri-Party FSA Committee, but shall not be entitled to vote on its decisions or resolutions.
2.7    If the Liberty Global Shareholder’s and the Telefónica Shareholder’s representatives do not reach consensus in relation to any FSA Reserved Matter or in respect of any FSA Dispute escalated to the Tri-Party FSA Committee pursuant to a Framework Services Agreement, the representatives of the Liberty Global Shareholder and the Telefónica Shareholder may, by their mutual agreement, determine the most appropriate course of action in order to resolve the FSA Dispute or agree whether or not to approve the relevant FSA Reserved Matter.
2.8    If the Tri-Party FSA Committee does not resolve any FSA Dispute or reach agreement on whether or not to approve any FSA Reserved Matter, as the case may be, within 10 Business Days (or such longer period as the Tri-Party FSA Committee may agree in writing) of the FSA Dispute or FSA Reserved Matter being considered at a meeting of the Tri-Party FSA Committee (and the representatives of the Liberty Global Shareholder and the Telefónica Shareholder have not agreed an alternative course of action in respect of the particular FSA Dispute or FSA Reserved Matter, as the case may be):
(A)    in respect of a FSA Dispute, such FSA Dispute shall be deemed to be a Shareholder Dispute Matter for the purposes of this agreement; or
(B)    in respect of a FSA Reserved Matter, such FSA Reserved Matter may be referred by any member of the Tri-Party FSA Committee to the chief executive officer of each Shareholder’s Ultimate Parent, in which case paragraph 2.9 shall apply.

2.9    If a FSA Reserved Matter is escalated by any member of the Tri-Party FSA Committee to the chief executive officer of each Shareholder’s Ultimate Parent in accordance with paragraph 2.8(B), then:
(A)    the chief executive officer of each Shareholder’s Ultimate Parent will discuss and attempt in good faith to agree whether or not to approve the relevant FSA Reserved Matter (or to take an alternative course of action in respect of the relevant Reserved Matter); and
(B)    subject to paragraph 3, if the chief executive officers of the Shareholders’ Ultimate Parents do not agree whether or not to approve the relevant FSA Reserved Matter (or to take an alternative course of action in respect of the relevant Reserved Matter) within 10 Business Days of it being escalated to them, that FSA Reserved Matter shall not be approved and may not be proposed again until at least six months after the above procedure has expired unless both Shareholders agree otherwise.
2.10    In relation to a FSA Reserved Matter that constitutes deciding upon whether or not to approve a Requested Integration Change (as defined in the Change Management Procedure of the Liberty Global Services Agreement or TelefónicaServices Agreement, as the case may be), each Shareholder’s representatives on the Tri-Party FSA Committee (and the chief executive officer of each Shareholder’s Ultimate Parent, if applicable) may, at their sole discretion, have regard to maintaining the balance of the relative economic benefits for each of the Company and the Shareholders in relation to the Liberty Global Services Agreement and Telefónica Services Agreement.
3.    Expert determination for specific matters
3.1    In this paragraph 3, in relation to each of the Liberty Global Services Agreement and Telefónica Services Agreement, each of the terms Exclusive Service, Exclusive Service Change, Expansion Charges, Expansion Charges Test, New Charges, New, New Charges Test and Proposed Exclusive Service Expansion shall have the meaning given to it in that Framework Services Agreement.
3.2    In relation to any FSA Reserved Matter that is escalated to the chief executive officer of each Shareholder’s Ultimate Parent in accordance with paragraph 2.8(B), where that FSA Reserved Matter arises under the Liberty Global Services Agreement or Telefónica Services Agreement and comprises considering whether or not to approve:
(A)    the Expansion Charges payable in relation to a Proposed Exclusive Service Expansion; or
(B)    the New Charges payable in relation to a New Exclusive Service or Exclusive Service Change,
if the chief executive officers of the Shareholders’ Ultimate Parents do not reach agreement within 10 Business Days of the matter being escalated to them, either Shareholder may, on written notice to the Company and the other Shareholder, instruct the Company to refer the matter to an independent third party (the Expert) to determine whether:

(i)    in the case of a Proposed Exclusive Service Expansion, the Expansion Charges for that Proposed Exclusive Service Expansion comply with the Expansion Charges Test under the relevant Framework Services Agreement; or
(ii)    in the case of a New Exclusive Service or Exclusive Service Change, if the New Charges comply with the New Charges Test under the relevant Framework Services Agreement, and in each case, if the Expert determines that they do not, to make a determination of the Expansion Charges or New Charges, as the case may be, that the Expert determines would meet the Expansion Charges Test or New Charges Test, as applicable (the Expert Determined Charges).
3.3    If the Company refers any matter to an Expert pursuant to paragraph 3.2:
(A)    the Expert shall act on the following basis:
(i)    on their appointment, the Expert shall confirm their neutrality, independence and the absence of conflicts in determining the matter;
(ii)    the Expert may be an individual, partnership, association or body corporate and shall be generally recognised as an expert in finance and accounting;
(iii)    the Expert shall act as an expert and not as an arbitrator;
(iv)    the Expert's determination shall (in the absence of manifest error) be final and binding on the parties and not subject to appeal; and
(v)    the Expert shall decide the procedure to be followed in the determination in accordance with this Agreement; and
(B)    the costs of the determination, including the fees and expenses of the Expert (but excluding the parties' own costs which shall be borne by the party incurring those costs), shall be borne by the relevant Non-Service Provider Shareholder, unless the Expert Determined Charges are 10% lower than the Expansion Charges or New Charges, as applicable, in which case the costs of the determination shall be borne by the Service Provider Shareholder.

SIGNATORIES
EXECUTED as a deed by                 )
LIBERTY GLOBAL EUROPE 2 LIMITED        )
acting by its director                    ) /s/ [ ]
[ ]            ,                ) Authorised Signatory, Director
in the presence of:

Witness's Signature     /s/ [ ]

Name:    [ ]
Address: [ ]
Signature Page to the Shareholders' Agreement

EXECUTED as a deed by             )
TELEFONICA O2 HOLDINGS            )
LIMITED acting by                ) /s/ [ ]
                        ) Authorised Signatory, Director
)
                        )
                        ) /s/ [ ]
                        ) Authorised Signatory, Director / Secretary

Signature Page to the Shareholders' Agreement

EXECUTED as a deed by             )
VMED O2 UK LIMITED                )
acting by its attorney / director            ) /s/ [ ]
[ ]            ,            ) Authorised Signatory
in the presence of:

Witness's Signature     /s/ [ ]

Name:    [ ]
Address: [ ]

EXECUTED as a deed by             )
LIBERTY GLOBAL PLC            )
acting by its attorney / director            ) /s/ [ ]
[ ]            ,            ) Authorised Signatory
in the presence of:

Witness's Signature     /s/ [ ]

Name:    [ ]
Address: [ ]

Signature Page to the Shareholders' Agreement

EXECUTED as a deed by             )
TELEFÓNICA, S.A.                 )
acting by [ ]             ,        ) /s/ [ ]
an Authorised Signatory                ) Authorised Signatory
in the presence of:

Witness's Signature     /s/ [ ]

Name:    [ ]
Address: [ ]

Signature Page to the Shareholders' Agreement